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        As filed with the Securities and Exchange Commission on February 23, 2004

        Registration No. 333-110211

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3
TO
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EURAMAX INTERNATIONAL, INC.
EURAMAX INTERNATIONAL HOLDINGS B.V.
(Exact name of Registrants as specified in their charter)

EURAMAX INTERNATIONAL, INC.
Delaware	3444	58-2502320
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5445 Triangle Pkwy Suite 350
Norcross, GA 30092
(770) 449-7066

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

EURAMAX INTERNATIONAL HOLDINGS B.V.
The Netherlands	None	None
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Euramax International, Inc.
5445 Triangle Pkwy Suite 350
Norcross, GA 30092
(770) 449-7066

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants Below

R. Scott Vansant
Euramax International, Inc.
5445 Triangle Pkwy Suite 350
Norcross, GA 30092
(770) 449-7066

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig L. Godshall, Esq.
Geraldine A. Sinatra, Esq.
Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
(215) 994-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Amerimax Building Products, Inc.	Delaware	3444	75-2670496
Amerimax Coated Products, Inc.	Delaware	3479	75-2670499
Amerimax Diversified Products, Inc.	Delaware	3089	02-0605436
Amerimax Fabricated Products, Inc.	Delaware	3444	58-2260346
Amerimax Finance Company, Inc.	Delaware	6719	52-2237169
Amerimax Home Products, Inc.	Delaware	3444	23-2860729
Amerimax Laminated Products, Inc.	Indiana	3089	35-1709648
Amerimax Richmond Company	Indiana	6719	35-1995557
Amerimax UK, Inc.	Delaware	6719	52-1994016
Berger Bros Company	Pennsylvania	3444	23-0403055
Berger Financial Corp.	Delaware	6719	23-2810864
Berger Holdings, Ltd.	Pennsylvania	3444	23-2160077
Copper Craft, Inc.	Texas	3444	75-2426339
Fabral Holdings, Inc.	Delaware	6719	34-1787702
Fabral, Inc.	Delaware	3444	34-1786720
Walker Metal Products, Inc.	Georgia	3444	58-1374624

 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2004

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Euramax International, Inc.
Euramax International Holdings B.V.
OFFER TO EXCHANGE
$200,000,000 8 1/2% Senior Subordinated Notes Due 2011 for all outstanding
8 1/2% Senior Subordinated Notes Due 2011

The exchange offer will expire at 5:00 p.m.,
New York City time on                        , 2004, unless extended.

Terms of the exchange offer:

  •
  We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations" on page 127 for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

        Euramax International, Inc. and Euramax International Holdings B.V. are co-issuers and co-obligors of the old notes and will be co-issuers and co-obligors of the new notes when they are issued. The new notes will be each of the issuers' senior subordinated unsecured obligations. The new notes will be guaranteed on a senior subordinated unsecured basis by all of Euramax International's domestic subsidiaries. The new notes will be subordinated in right of payment with any of the issuers' and the guarantors' existing and future senior debt and equal to all of the issuers' and the guarantors' senior subordinated debt. As of September 26, 2003, we had no borrowings outstanding under our senior secured credit facility and $110.0 million available to be borrowed under the revolving facility of our senior secured credit facility. On October 31, 2003, we borrowed $35.0 million under the term loan facility of our senior secured credit facility, which we amended and restated on October 9, 2003. This borrowing did not reduce the amount available to be borrowed under the revolving credit facility. In addition, if we complete the anticipated stock repurchase described in this prospectus, we expect the amount of debt outstanding under our senior secured credit facility to increase materially. Such stock repurchase is expected to be approximately $67.9 million.

        See "Risk Factors" beginning on page 11 for a discussion of risks that should be considered by holders prior to tendering their old notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004.

        You should rely only on the information contained in this document and any supplement to which we have referred you. See "Available Information." We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for the resale of new notes received in exchange for outstanding old notes where those outstanding old notes were acquired as a result of market-making or other trading activities. See "Plan of Distribution."

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, including without limitation the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

ii

SUMMARY

        The following summary highlights certain significant aspects of our business and this exchange offering, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. Euramax International, Inc., a corporation formed under the laws of Delaware, is a holding company whose assets consist primarily of the stock of its direct subsidiaries. Prior to the reorganization completed in December 1999, the holding company was Euramax International Limited (formerly known as Euramax International plc), a company organized under the laws of England and Wales. See "Business—Important Transactions—The Reorganization." Euramax International Holdings B.V., a corporation formed under the laws of The Netherlands, is a wholly owned direct subsidiary of Euramax International, Inc., whose assets currently consist primarily of a receivable due from an affiliate. We expect that Euramax International Holdings B.V. will acquire an equity interest in certain of our existing subsidiaries. Unless the context otherwise requires, the terms "Euramax," "we," "our" and "us," as used in this prospectus refer, for all periods following the reorganization, to Euramax International, Inc. and Euramax International Holdings B.V., the "issuers" of the new notes, and their subsidiaries collectively, and, for all periods prior to the reorganization, to Euramax International Limited plc and its subsidiaries. "Euramax International" and "the Company" refers to the parent company only, which is Euramax International, Inc. You should carefully consider the information set forth under the heading "Risk Factors."

THE EXCHANGE OFFER

        On August 6, 2003, we issued and sold $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes Due 2011, referred to as the old notes. In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $200.0 million aggregate principal amount of our new 8 1/2% Senior Subordinated Notes Due 2011, referred to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings "The Exchange Offer" and "The New Notes" in this summary for further information regarding the exchange offer and the new notes.

EURAMAX

Overview

        We are an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States, as well as in the United Kingdom, The Netherlands and France. Our manufacturing and distribution network consists of 43 strategically located facilities, of which 37 are located in the United States and six are located in Europe. We sell our products principally to two markets, the building and construction market and the transportation market. Our core products include specialty coated coils, aluminum recreational vehicle (or RV) sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, roofing accessories, soffit and fascia systems, and vinyl replacement windows. Our customers include original equipment manufacturers, or OEMs, such as RV manufacturers, commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers. Our net sales and earnings from operations for the twelve months ended September 26, 2003 were $698.3 million and $49.8 million, respectively.

        We have over 50 years of metal fabrication experience. We are a national supplier in several of our key U.S. product lines and we believe we are the only national supplier with in-house coil coating capabilities that supplies aluminum sidewalls to RV manufacturers and steel siding to manufactured housing customers. We believe this gives us certain advantages over regional suppliers who do not have in-house manufacturing capabilities or national distribution networks. In addition, extensive in-house manufacturing capabilities coupled with product offerings made from alternate raw materials enable us to react to changing customer preferences.

        We generate a significant portion of our sales in markets where our products have a leading market share, including the RV market and the home center market. Together, sales to these two markets accounted for approximately 46% of our 2002 net sales. We believe that in 2002 we sold at least 74% of the aluminum sidewalls used in the production of towable RVs in the United States and Europe combined. We also believe that in 2002 we sold at least 85% of all Do-It-Yourself metal raincarrying products sold to U.S. home centers.

Business Strategy

        Our strategy is to expand our leadership position as a producer of aluminum and steel products and to further diversify our product offerings, customers and geographic regions. Since our formation as an independent company in 1996, our ability to consistently generate free cash flow has enabled us to pay down significant amounts of debt, while allowing us to pursue a strategy of improving our operations, profitability and prospects for future growth. Under this strategy, we are pursuing organic growth through product development and the addition of new territories and new customers. In addition, since September 1996, we have completed eight acquisitions which have enabled us to offer complementary products and expand our geographic coverage. We have also sold two businesses that did not serve our business strategy. We expect to continue identifying and acquiring businesses as part of executing our strategy.

Refinancing and Related Transactions

        In connection with the offering of the old notes, we purchased, pursuant to a tender offer, $112,883,000 principal amount of the 11.25% notes due 2006, or the 11.25% notes, issued by certain of our subsidiaries validly tendered and not withdrawn. On October 1, 2003 we redeemed all of the remaining outstanding 11.25% notes at 101.875% of their face amount plus accrued and unpaid interest thereon.

        On October 9, 2003, we amended and restated our senior secured credit facility with our lenders. As amended and restated, our senior secured credit facility includes a $110.0 million revolving credit facility and a $35.0 million term loan. See "Description of Certain Indebtedness."

        On November 18, 2003, we acquired approximately 93% of the outstanding stock of Berger Holdings, Ltd. for $3.90 per share. On November 25, 2003, Berger Holdings became a wholly-owned subsidiary through a merger of our acquisition subsidiary with Berger Holdings. We anticipate that the total purchase price will be approximately $36.8 million upon the payment in full of all of the consideration to the former stockholders of Berger Holdings. Berger manufactures roof drainage products specializing in copper as well as residential and commercial snow guards.

        We expect on or before April 30, 2004 to repurchase 169,680.62 shares of our common stock from Court Square Capital Limited for a purchase price of $400 per share, totaling approximately $67.9 million. Such anticipated transaction is subject to restrictions contained in agreements governing our existing or future indebtedness. This stock repurchase is permitted under the terms of our senior secured credit facility and the indenture governing the old notes and the new notes, subject to compliance with a cash flow ratio test and certain covenants in our senior secured credit facility. The source of funds for the stock repurchase will be borrowings under our revolving credit facility with the balance to be derived from cash on hand. See "Description of the New Notes" and "Description of Certain Indebtedness."

Equity Sponsors

        Citigroup Venture Capital Equity Partners, L.P., which owns a majority of our common stock, is a private equity fund managed by an affiliate of Citigroup Venture Capital Ltd. Citigroup Venture Capital Ltd. is also an original equity investor in our company and, through an affiliate, maintains an indirect equity interest. Citigroup Venture Capital is one of the industry's oldest private equity firms, established in 1968 and currently managing funds in excess of $6 billion. We refer to Citigroup Venture Capital Equity Partners, L.P. in this prospectus as "CVCEP." CVCEP and its affiliates have developed significant industry expertise in several sectors, including building products, value-added industrial manufacturing and distribution, business services, automotive supply, and technology.

        Euramax International, Inc. is a Delaware corporation and Euramax International Holdings B.V. is a corporation formed under the laws of The Netherlands. Our principal executive offices are located at 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092 and our telephone number at that address is (770) 449-7066. Our website address is www.euramax.com. The information on our website is not part of this prospectus.

The Exchange Offer

Notes Offered	$200,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes Due 2011. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.
The Exchange Offer
We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreement.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. No Letter of Transmittal is required if tender is by book-entry and an agent's message is transmitted. See "The Exchange Offer—Procedures for Tendering Old Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent	JPMorgan Chase Bank is serving as the exchange agent in connection with the exchange offer.
Federal Income Tax Considerations	The exchange of old notes pursuant to the exchange offer will not be a taxable event for federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

        Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

        —  the new notes are acquired in the ordinary course of the holders' business;

        —  the holders have no arrangement with any person to participate in a distribution of the new notes; and

        —  neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. See "Plan of Distribution." In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the new notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the law of The Netherlands in connection with the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes."

        The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTALSM) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTALSM market. Following completion of the exchange offer, the new notes will not be eligible for PORTALSM trading.

The New Notes

        The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuers	Euramax International, Inc. and Euramax International Holdings B.V., as joint and several obligors.
Securities Offered	$200,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2011.
Maturity Date	August 15, 2011
Redemption by the Issuers	At any time prior to August 15, 2007, the issuers may redeem some or all of the new notes at a redemption price equal to the principal amount thereof plus a make-whole premium, together with accrued and unpaid interest.
The issuers may redeem the new notes, in whole or part, at any time on or after August 15, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.
In addition, prior to August 15, 2006, the issuers may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of qualified equity offerings at a redemption price equal to 108.5% of the principal amount, plus accrued and unpaid interest.
In the event of changes affecting withholding taxes applicable to payments on the new notes as described herein, the issuers may redeem the new notes in whole, and not in part, at 100% of their principal amount plus accrued and unpaid interest.
Change of Control	If Euramax International experiences a change of control, the issuers may be required to offer to purchase all of the new notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.
Interest Rate and Payment Dates	The new notes will accrue interest from the date of their issuance at the rate of 8.5% per year. Interest on the new notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2004.
Ranking; Guarantees	The new notes will be each of the issuers' senior subordinated unsecured obligations. The new notes will be guaranteed on a senior subordinated unsecured basis jointly and severally by all of Euramax International's domestic subsidiaries. The obligations of each guarantor under its guarantee are limited to the maximum amount that will not result in the guarantee constituting a fraudulent conveyance. Guarantors will be released from their guarantees upon certain events, such as defeasance of the new notes or the sale or disposition of the guarantor in accordance with the indenture.

The new notes will be subordinated in right of payment with any of the issuers' and the guarantors' existing and future senior debt and equal to all of the issuers' and the guarantors' senior subordinated debt.
We can borrow up to $145.0 million under our senior secured credit facility, all of which would be senior in right of payment to the indebtedness represented by the notes. As of September 26, 2003, there were no borrowings outstanding under our senior secured credit facility, with $110.0 million available to be borrowed. Our senior secured credit facility was amended and restated on October 9, 2003, at which time a $35.0 million term loan was added. On October 31, 2003, we borrowed $35.0 million under the term loan portion of our senior secured credit facility. We used the proceeds of this loan to fund a portion of the acquisition of Berger. In addition, we expect to borrow all or substantially all of the funds necessary to fund the anticipated stock repurchase under our revolving credit facility, with the balance to be derived from cash on hand.
The indenture permits us to incur at least $175.0 million in indebtedness that could be senior to the indebtedness under the notes. This consists of $150.0 million of credit facility debt, which would be senior to the indebtedness under the notes to the extent incurred. We and our restricted subsidiaries may also incur in the aggregate an additional $25.0 million under the indenture at any time. This indebtedness may be senior to or equal in right of payment with the notes. To the extent it is incurred by non-guarantor subsidiaries, even if not senior by its terms, it may be effectively senior to the indebtedness under the notes. We can also incur additional indebtedness that could be senior indebtedness to the extent that, after incurring such debt, we would have a Consolidated Cash Flow Ratio (as defined in the indenture) of greater than 2.0 to 1.0. See "Description of Certain Indebtedness" and "Description of the New Notes."
As of September 26, 2003, our non-guarantor subsidiaries had approximately $175.8 million of liabilities, other than liabilities under our senior secured credit facility. The new notes will be effectively subordinated to the liabilities of the non-guarantor subsidiaries and the secured indebtedness of the issuers and the guarantors. See "Description of the New Notes—Subordination of Notes" and "Risk Factors—Risks Relating to the New Notes—Claims of creditors of non-guarantor subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over you." The issuers and the guarantors own approximately 58% of our total consolidated assets at September 26, 2003 and generated approximately 66% of our net sales for the nine month period ended September 26, 2003.

Restrictive Covenants	The indenture governing the old notes and the new notes contains covenants that limit our ability and the ability of our subsidiaries to, among other things:
— incur indebtedness;
— make certain restricted payments;
— pay certain dividends, make certain distributions, make loans and transfer property;
— incur liens;
— sell assets;
— issue or sell capital stock;
— enter into transactions with affiliates; and
— consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes" in this prospectus.
Mandatory Redemption	None.

        For a discussion of certain risks that should be considered in connection with an investment in the new notes, see "Risk Factors."

Summary Historical and Pro Forma Consolidated Financial Data

        The following summary historical consolidated financial data for fiscal years 2000, 2001 and 2002 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of September 27, 2002 and September 26, 2003 and for the nine months ended September 27, 2002, five months ended May 23, 2003 and four months ended September 26, 2003 have been derived from our unaudited condensed consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data. The pro forma consolidated statements of earnings data have been derived from the unaudited condensed consolidated statement of earnings for the predecessor five months ended May 23, 2003 and successor four months ended September 26, 2003 and the audited consolidated statement of earnings for the year ended December 27, 2002, included elsewhere in this prospectus. The pro forma consolidated balance sheet data have been derived from our unaudited condensed consolidated balance sheet as of September 26, 2003 included elsewhere in this prospectus. The summary historical financial data are divided into predecessor and successor periods as a result of the 2003 Stock Transaction (as described below), which required the application of the purchase method of accounting under accounting principles generally accepted in the United States.

        The pro forma consolidated financial data gives effect to the transactions and assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes. The summary consolidated historical and unaudited pro forma consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        2003 Stock Transaction:    On June 12, 2003 CVCEP and certain of its affiliates acquired from our former stockholders CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey) L.P. (which we refer to collectively as "CVC Europe"), BNP Paribas and certain members of our management, 265,762.48 shares, or 54%, or our common stock. See "Related Party Transactions—2003 Stock Transaction." CVCEP is an affiliate of Citigroup Venture Capital Ltd., which we refer to as "CVC", which owned about 34.5% of our common stock at the time of the 2003 Stock Transaction. After the completion of this transaction CVCEP and CVC collectively owned approximately 88.5% of our issued and outstanding shares. CVC has subsequently transferred its shares to Court Square Capital Limited, or Court Square, which, like CVC is an indirect wholly-owned subsidiary of Citigroup Inc. This substantial change in ownership arising from CVCEP's acquisition of our stock, together with our subsequent issuance of senior subordinated notes, required the application of the purchase method of accounting, pursuant to which the purchase price paid for the equity in excess of the book value of such equity was required to be allocated to our assets and liabilities based upon a percentage of their fair values proportional to the percentage of the ownership change. See Note 2 to our quarterly condensed consolidated financial statements.

        Anticipated Stock Repurchase:    We expect on or before April 30, 2004 to repurchase all of our outstanding common stock held by Court Square, or 169,680.62 shares for a purchase price of $400 per share, the same price per share paid in the 2003 Stock Transaction, for an aggregate repurchase price of approximately $67.9 million. Once the anticipated stock repurchase is completed, Court Square will not own any shares of our common stock, and CVCEP will own approximately 81% of our outstanding common stock.

        You should read the information set forth below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes, and the unaudited pro forma condensed consolidated financial data and the related notes included elsewhere in this prospectus.

	Predecessor						Predecessor				Successor
	Year ended December 29, 2000	Year ended December 28, 2001	Year ended December 27, 2002		Pro Forma(1) Year ended December 27, 2002		Nine Months ended September 27, 2002		Five months ended May 23, 2003		Four Months ended September 26, 2003		Pro Forma(1) Nine months ended September 26, 2003
	(Thousands of U.S. Dollars, except for ratios)
Statement of Earnings Data:
Net sales	$599,479	$593,117	$639,149		$639,149		$479,811		$260,615		$278,311		$538,926
Costs and expenses:
Cost of goods sold	494,330	477,870	508,254		508,254		377,949		208,420		224,064		432,484
Selling and general	54,475	59,230	63,593		64,808		47,019		26,153		26,582		52,963
Depreciation and amortization	16,569	17,555	13,968	(2)	15,561	(2)	9,840	(2)	6,276	(2)	5,988	(2)	12,928	(2)

	565,374	554,655	585,815		588,623		434,808		240,849		256,634		498,375

Earnings from operations	34,105	38,462	53,334		50,526		45,003		19,766		21,677		40,551
Interest expense	(26,376)	(25,727)	(23,034)		(25,246)		(17,347)		(9,294)		(7,443)		(18,658)
Interest income	506	469	286		286		201		168		186		354
Other income (expense)	763	(2,953)	703		703		726		506		(587)		(81)

Earnings before income taxes	8,998	10,251	31,289		26,269		28,583		11,146		13,833		22,166
Provision for income taxes	5,671	5,521	11,432		9,600		11,115		4,254		5,074		8,279

Net earnings	$3,327	$4,730	$19,857		$16,669		$17,468		$6,892		$8,759		$13,887

Other Data:
Capital expenditures	$9,706	$8,321	$8,263		$8,263		$4,583		$4,944		$2,919		$7,863
Ratio of earnings to fixed charges (3)	1.32x	1.37x	2.24x		1.96x		—		2.08x		2.65x		2.07x
Balance Sheet Data (end of period):
Working capital	$79,314	$70,049	$90,480				$95,357				$125,169		$102,637
Total assets	413,059	384,251	416,440				437,956				562,835		539,027
Total long-term debt, including current maturities	235,528	207,724	196,972				205,431				222,451		267,872
Total shareholders' equity	$63,781	$61,494	$86,219				$82,038				$157,095	(4)	$89,110	(4)

(1)
Gives pro forma effect to the transactions and assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if they had occurred on December 29, 2001 (the first day of the fiscal year 2002), with respect to the Statement of Earnings Data, and on September 26, 2003 with respect to the Balance Sheet Data.
(2)
The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective December 29, 2001. Under SFAS No. 142 goodwill and indefinite lived intangible assets are no longer amortized. Accordingly, there is no goodwill amortization included in the year ended December 27, 2002, the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002.
(3)
Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and the estimated interest component of rent expense.
(4)
On June 12, 2002, CVCEP and its affiliates acquired from our former stockholders and certain members of our management 54% of our common stock. This resulted in the application of the purchase method of accounting. As a result our stockholders' equity increased by $52.4 million.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to exchange your old notes in the exchange offer. The risks described below are not the only risks facing our companies. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our companies and your investment. If any of these risks or uncertainties actually occurs, our business, financial condition and operating results could be materially adversely affected.

Risks Relating to the New Notes

We may not be able to generate sufficient cash flow to satisfy our significant debt service obligations.

        Our ability to meet our debt service obligations will require a significant amount of cash. As of September 26, 2003, on a pro forma basis, our current annual debt service payment obligations were $17.0 million, including interest and scheduled maturities of principal. This does not take into account the $35.0 million term loan under our senior secured credit facility that we drew on October 31, 2003, in addition to the interest we may occur from borrowings under our revolving credit facility. Our ability to generate cash to meet these and other obligations will depend on many factors that may be beyond our control, including general economic, financial and regulatory conditions. If we cannot generate enough cash flow in the future, we may need to refinance all or a portion of our debt, including the new notes, sell assets or obtain additional financing. We may not be able to accomplish any such refinancing, asset sale or additional financing.

The new notes and the related guarantees are subordinated to our senior debt and your rights to receive payments are subject to the prior payment in full of our senior debt.

        The new notes and related guarantees given by our domestic subsidiaries are contractually subordinated to all of our existing and future senior debt (as defined in the indenture for the old notes and the new notes), including all obligations under our senior secured credit facility. In the event of a circumstance in which the contractual subordination provisions apply, holders of the new notes will not be entitled to receive, and will have an obligation to pay over to holders of senior debt, any payments they may receive in respect of the new notes, including any payments received in respect of any claims (as defined in the indenture). As of September 26, 2003, there were no borrowings outstanding under our senior secured credit facility, and $110.0 million and $35.0 million would have been available to be borrowed under the revolving portion and the term loan portion, respectively, of our senior secured credit facility, assuming the amendment and restatement had been completed as of that date.

The new notes will not be secured by our assets, and holders of the new notes will not be entitled to seize our assets if we fail to pay principal or interest on the notes.

        The new notes will not be secured debt. Substantially all of our assets serve as collateral under our senior secured credit facility. In addition, we may incur additional secured debt. If we do not pay or otherwise default on our secured debt, the holders of the secured debt may seize our assets and use the proceeds to pay off the secured debt. Because the new notes will not be secured by any of our assets, it is possible that there would be no assets remaining to pay the new notes or that there would only be enough assets remaining to pay a portion of the new notes.

Claims of creditors of non-guarantor subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over you.

        None of our existing or future foreign subsidiaries will guarantee the new notes. Claims of creditors of any subsidiaries that do not guarantee the new notes, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you, even if the obligations of those subsidiaries do not constitute senior indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us, and holders of the new notes will be adversely affected as a result. As of September 26, 2003, our non-guarantor subsidiaries had approximately $175.8 million of liabilities, other than liabilities under our senior secured credit facility. The issuers and the guarantors owned approximately 58% of our total consolidated assets at September 26, 2003 and generated approximately 66% of our net sales for the nine month period ended September 26, 2003.

The note guarantees may be unenforceable due to fraudulent conveyance statutes.

        Under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, a court could find that a guarantee is unenforceable or that claims under the guarantee may be subordinated to all other debts of that guarantor if the guarantee would constitute a fraudulent conveyance under applicable law. If a court were to void the note guarantees, you would not have a claim against the guarantors. A court could also void any payments the guarantors made to you and require that you return the payments to the guarantors.

        Based upon financial and other information currently available, we do not believe that the note guarantees will constitute fraudulent conveyances because we believe that the note guarantees are being incurred for proper purposes and that each guarantor is solvent, will have sufficient capital for its business and will be able to pay its debts as they mature. However, there is uncertainty regarding the standards a court would apply in determining whether the note guarantees are voidable under U.S. bankruptcy law or would constitute a fraudulent conveyance, and a court may not agree with our conclusions about the guarantors.

The issuers may not have sufficient funds to repay the new notes upon a change of control.

        If Euramax International experiences certain changes of control, you will have the right to require the issuers to purchase your new notes at a purchase price equal to 101% of the principal amount of your new notes, plus accrued and unpaid interest. In such circumstances, we may also be required to repay our outstanding indebtedness under our senior secured credit facility or obtain a waiver of that obligation. We may not have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of our obligations under our senior secured credit facility, the new notes or other indebtedness in the event of a change of control. It would also be necessary for the issuers to obtain the consent of the lenders under our senior secured credit facility to permit the issuers to repurchase the new notes. If we cannot repay our debts or obtain the needed consents, the issuers may be unable to purchase the new notes. This would be an event of default under the indenture.

The term "all or substantially all" in the context of a change of control has no clearly established meaning under the relevant law and is subject to judicial interpretation such that it may not be certain that a change of control has occurred or will occur.

        Upon the occurrence of a transaction that constitutes a change of control under the indenture governing the new notes, we will be required to repurchase all outstanding new notes. One of the ways a change of control can occur is upon a sale of all or substantially all of our assets. With respect to the sale of assets referred to in the definition of change of control in the indenture governing the note, the meaning of the phrase "all or substantially all" as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

        There is no existing trading market for the new notes, and a market for the new notes may not develop. If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

        Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

Your right to require us to redeem the new notes is limited.

        The holders of new notes have limited rights to require us to purchase or redeem the new notes in the event of a takeover, recapitalization or similar restructuring. Consequently, the change of control provisions of the indenture do not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in the event of default under the indenture. Accordingly, the change of control provisions are likely to be of limited usefulness in such situations.

Consequence of Failure to Tender—Failure to tender your old notes for new notes could limit your ability to resell the old notes.

        The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Trading Market for Old Notes—The issuance of the new notes may adversely affect the market for the old notes.

        To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

Euramax International Holdings B.V. is organized in The Netherlands, and therefore it may be difficult for U.S. investors to effect service of process or to enforce judgments against Euramax International Holdings B.V.

        Euramax International Holdings B.V. is a company organized in The Netherlands and its managing director (statutair bestuurder), Euramax European Holdings B.V., is resident outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon Euramax International Holdings B.V. or its managing director (statutair bestuurder) or to enforce in U.S. courts judgments obtained against Euramax International Holdings B.V. or its managing director, including judgments of U.S. courts predicated under U.S. securities laws. There is no treaty in effect between the United States and The Netherlands providing for the enforcement of judgments obtained in U.S. courts, and judgments of U.S. courts cannot be directly enforced in The Netherlands. In order to obtain a judgment that can be enforced in the Netherlands against Euramax International Holdings B.V., the dispute will have to be re-litigated before the competent court in The Netherlands. This court will have discretion to attach such weight to the judgment of the U.S. court as it deems appropriate. Although Euramax International Holdings B.V. has submitted to the jurisdiction of New York, The Netherlands courts may not give conclusive effect to a final and enforceable judgment of such court without re-examination or re-litigation of the substantive matters adjudicated upon. See "Description of the New Notes—Enforceability of Judgments in The Netherlands."

Risks Relating to Our Business

Our substantial indebtedness could adversely affect our financial condition and prevent us from making principal and interest payments on the new notes.

        As of September 26, 2003, there were no borrowings outstanding under our senior secured credit facility, with $110.0 million available to be borrowed under our facility. However, our senior secured credit facility was amended and restated on October 9, 2003, at which time a $35.0 million term loan was added. On October 31, 2003, we borrowed $35.0 million under the term loan portion of our amended and restated senior secured credit facility. In addition, we expect to borrow all or substantially all of the funds necessary to fund the anticipated stock repurchase of 169,680.62 shares of our common stock from Court Square Capital Limited for a purchase price of $400 per share, under the revolving portion of our credit facility, with the balance to be derived from cash on hand. This stock repurchase transaction is subject to restrictions contained in the indenture governing the old notes and the new notes and our senior secured credit facility. See "Description of the New Notes" and "Description of Certain Indebtedness." Our highly leveraged financial position poses substantial risks to holders of the new notes, including the risks that:

        —  a substantial portion of our cash flow from operations will be dedicated to the payment of interest on the new notes and the payment of principal and interest under our senior secured credit facility;

        —  our highly leveraged financial position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; and

        —  our highly leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

        Our future cash flow may not be sufficient to meet our obligations and commitments. In addition, all borrowings under our senior secured credit facility will become due prior to the new notes. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. In addition, the terms of our existing or future debt agreements, including our senior secured credit facility and the new notes offered hereby, may prohibit us from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of the New Notes."

Despite current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt, which could exacerbate the risks associated with our substantial leverage.

        We may be able to incur additional debt in the future, including debt that is senior to or equal in right of payment to the new notes. In particular, we expect to borrow all or substantially all of the funds necessary to fund the anticipated stock repurchase under our senior secured credit facility, with the balance to be derived from cash on hand. Although the indenture governing the old notes and the new notes and our senior secured credit facility contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. We can borrow up to $145.0 million under our senior secured credit facility, all of which would rank senior to the old and the new notes. The indenture permits us to incur at least $175.0 million in indebtedness that could be senior to the indebtedness under the notes. This consists of $150.0 million of credit facility debt, which would be senior to the indebtedness under the notes to the extent incurred. We and our restricted subsidiaries may also incur in the aggregate an additional $25.0 million under the indenture at any time. This indebtedness may be senior to or equal in right of payment with the notes. To the extent it is incurred by non-guarantor subsidiaries, even if not senior by its terms, it may be effectively senior to the indebtedness under the notes. We can also incur additional indebtedness that could be senior indebtedness to the extent that, after incurring such debt, we would have a Consolidated Cash Flow Ratio (as defined in the indenture) of greater than 2.0 to 1.0. As of September 26, 2003, on a pro forma basis, our Consolidated Cash Flow Ratio was approximately 2.8 to 1.0. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the old notes and the new notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Adding new debt to current debt levels could intensify the related risks that we and our subsidiaries now face. See "Capitalization" and "Description of Certain Indebtedness."

Our acquisition strategy may not be successful and may adversely affect our earnings from operations.

        We have engaged in and continue to engage in evaluations of and discussions with potential acquisition candidates. These acquisitions may be financed by incurring additional indebtedness, which could be material. Such additional indebtedness may increase our leverage ratios substantially or adversely impact our ratings from any ratings agencies. We have completed the acquisition of Berger Holdings, and we expect that our leverage ratio will increase as a result. In addition, our failure to integrate any acquired businesses successfully may adversely affect our earnings from operations. Any such transactions would be subject to negotiations of definitive agreements, satisfactory financing arrangements (including compliance with the limitations on issuance of indebtedness in the indenture governing the old notes and the new notes and in our senior secured credit facility) and applicable governmental approvals and consents. We may not complete any additional acquisitions and any acquired entities or assets may not enhance our results of operations.

Demand for many of our products is cyclical.

        Demand for many of our products is cyclical in nature. Changes in general economic conditions can affect market demand for our products. Sales to the building and construction markets are driven by trends in commercial and residential construction, housing starts, residential repair and remodelings. Transportation market sales are also cyclical in nature and typically follow the trends in the automotive, truck and recreational vehicle manufacturing industries. Historically, lower demand has led to lower margins, lower production levels, or both.

We depend upon aluminum and price fluctuations or supply disruption could harm our results.

        Our primary raw material is aluminum coil. We sold approximately $363.3 million of aluminum products in 2002. Because changes in aluminum prices are generally passed through to our customers, increases or decreases in aluminum prices generally cause corresponding increases and decreases in reported net sales, causing fluctuations in reported revenues that are unrelated to the level of business activity. However, if we are unable to pass through aluminum price changes to our customers in the future, we could be materially adversely affected. Any major disruption in the supply and/or change in price of aluminum could have a material adverse effect on our business and financial condition. Further, we are subject to the short-term commodity risk of carrying aluminum in our inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend upon steel, and price fluctuations or supply disruption could harm our results.

        We sold approximately $160.3 million of steel products in 2002. We purchase a majority of our steel raw materials from domestic steel producers. As with aluminum, changes in steel prices are generally passed through to our customers, and increases or decreases in steel prices generally cause corresponding increases and decreases in reported net sales, causing fluctuations in reported revenues that are unrelated to the level of business activity. However, if we are unable to pass through steel price changes to our customers in the future, we could be materially adversely affected. Any disruption in the supply and/or change in price of steel could have a material adverse effect on our business and financial condition.

        We have no long-term contracts with any supplier of steel. While we expect that there will be an adequate supply to meet our demand for steel raw materials, there may not be an adequate supply. Therefore, we are subject to the risk of lost revenue in the event that we cannot obtain quantities of steel necessary to meet customer demand.

Euramax International is a holding company and therefore its ability to make payments on the new notes depends on its ability to receive dividends from its subsidiaries.

        Substantially all of Euramax International's properties are owned by, and substantially all of its operations are conducted through its subsidiaries. As a result, Euramax International depends on dividends and other payments from its subsidiaries to satisfy its financial obligations and make payments to its investors. The ability of its subsidiaries to pay dividends and make other payments to the issuers is subject to contractual and legal restrictions and, in the case of some of its foreign subsidiaries, repatriation limitations. In the event that Euramax International is unable to receive sufficient funds from its subsidiaries to make required payments to holders of the new notes, holders will have to look to the guarantors for payment. Euramax International Holdings B.V. does not conduct operations and we do not expect it to have any assets other than intercompany receivables and stock of certain subsidiaries.

Indebtedness under our senior secured credit facility is subject to floating interest rates, which may cause our interest expense to increase.

        Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. A 1% increase in market interest rates would result in an annual increase in our interest expense and a decrease in our earnings before income taxes, of approximately $0.4 million. Any borrowings under the revolving portion of our senior secured credit facility would be subject to similar fluctuations. See "Description of Certain Indebtedness."

Our senior secured credit facility and the indenture for the old notes and the new notes contain covenant restrictions that limit our flexibility in operating our business and our ability to repay our indebtedness.

        Our senior secured credit facility and the indenture relating to the new notes contain a number of restrictive covenants that impose significant restrictions on us. Compliance with these restrictive covenants limit our flexibility in operating our business. Failure to comply with these covenants could give rise to an event of default. These covenants restrict, among other things, our ability to:

        —  incur indebtedness;

        —  make certain restricted payments;

        —  pay certain dividends, make certain distributions, make loans and transfer property;

        —  incur liens;

        —  sell assets;

        —  issue or sell capital stock;

        —  enter into transactions with affiliates; and

        —  consolidate, merge or sell all or substantially all of our assets.

        Our senior secured credit facility also contains financial covenants. If we default on any of these covenants, the lenders could cause all amounts outstanding under our senior secured credit facility and the new notes to be due and payable immediately, and the lenders under our senior secured credit facility could proceed against any collateral securing that indebtedness. Our assets or cash flow may not be sufficient to repay in full the borrowings under our senior secured credit facility or the new notes, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. We currently pledge, and expect to continue to pledge, a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility or the holders of the new notes accelerate the repayment of borrowings, we may not have sufficient assets to repay our indebtedness, including the new notes.

We are subject to risk of currency exchange rate fluctuations which may adversely affect our results of operations and our ability to make principal and interest payments on the new notes.

        In 2002, approximately 31% of our net sales were made outside the United States. The U.S. Dollar value of our non-U.S. sales varies with currency exchange rate fluctuations. Changes in currency exchange rates could have an adverse effect on our results of operations and our ability to meet interest and principal obligations on the new notes. Utilizing currency and interest rate swaps, we have historically converted portions of US dollar obligations serviced by foreign operations into an equivalent obligation denominated in local currencies. We expect to continue this practice to hedge against adverse exchange rate fluctuations that would limit our ability to meet interest and principal obligations on the portion of the new notes to be serviced by foreign operations. We do not employ activities or enter into transactions that are intended to hedge the impact of exchange rate fluctuations on our results of operations.

We are subject to strict environmental regulations that may lead to significant, unforeseen expenses.

        Our U.S. and European facilities are subject to the requirements of federal, state, local and European environmental and occupational health and safety laws and regulations. We may not be, at all times, in compliance with all such requirements. We have made and will continue to make capital expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any offsite disposal location used by us, or if contamination from prior activities is discovered at any of our properties, we may be held liable for cleanup costs, natural resource damages and associated transaction costs. The amount of such liability could be material. We have been named a party potentially responsible for the costs of investigating and remediating nine waste disposal sites, pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1990, and one of our leased facilities is located on an NPL which is the responsibility of, and is being cleaned up by, an unrelated third party. See "Our Business—Environmental, Health and Safety Matters."

We depend on our management and key personnel, the loss of which could materially harm us.

        Our success and our ability to implement our business strategy depends upon the continued contributions of key management, engineering, sales and marketing, finance and manufacturing personnel. The loss of the services of certain of these executives could have a material adverse effect on our results of operations and prospects. We currently do not maintain any "key man" insurance on any members of our management or other key employees. We may not be able to retain such key personnel or to attract additional qualified personnel.

We operate in highly competitive markets and may not be able to compete effectively.

        The markets in which we compete are highly competitive. In the United States, competition comes from both large and small publicly held and privately held companies. In Europe, our competitors include three to four integrated companies in the specialty coil coating business. Other smaller companies compete with us in the building and construction, RV and transportation markets in Europe, both on a regional basis and some on a pan-European basis. We may not be able to compete effectively in any of our markets in the future.

We could face potential product liability or warranty claims relating to products we manufacture or distribute, and we may not have sufficient insurance coverage or funds available to cover all potential claims.

        We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effect. We currently maintain product liability insurance coverage, but we may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and may divert management or other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or business prospects. We may also experience increased costs of warranty claims if our products are manufactured or designed defectively.

We are controlled by our principal stockholders whose interests may conflict with the interests of the holders of the new notes.

        CVCEP beneficially owns approximately 54% of our common stock. Court Square Capital Limited, or Court Square, is an affiliate under common control with CVCEP and owns an additional 34.5% of our common stock as of the date hereof. Once the anticipated stock repurchase is completed, Court

Square will not own any shares of our common stock and CVCEP's percentage of stock ownership will be approximately 81%. Collectively, CVCEP and Court Square control the affairs and policies of our company, and CVCEP will continue to control the affairs and policies of our company immediately following the anticipated stock repurchase. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of the holders of the new notes. These stockholders may also have an interest in pursuing acquisitions, divestitures or other transactions, including a merger or a sale of all or substantially all of our assets, that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the new notes. Similarly, they may prefer to increase our indebtedness to fund acquisitions or capital expenditures at a time when holders of our debt instruments would prefer us not to increase our debt levels. They may also prefer that excess cash flow or borrowings under our credit facility be used to pay dividends or repurchase some of our outstanding stock. See "Ownership of Capital Stock."

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness, other than the expenses of the exchange offer, which we have agreed to bear. No underwriter is being used in connection with the exchange offer.

        We used the net proceeds from the sale of the old notes to repay a portion of our then existing indebtedness, including the purchase, pursuant to a tender offer, of $112.9 million principal amount of the $135.0 million 11.25% notes on August 6, 2003 and the subsequent redemption of the remaining outstanding $22.1 million of the 11.25% notes on October 1, 2003. The remainder of the net proceeds was used to repay approximately $47.4 million of indebtedness outstanding under our senior secured credit facility and for fees and expenses. Our senior secured credit facility accrued interest in fiscal year 2002 at an average annual interest rate of 5.12% per year.

CAPITALIZATION

        The following table sets forth our capitalization as of September 26, 2003 on an actual basis and as adjusted to give effect to the pro forma adjustments described in the Pro Forma Condensed Consolidated Financial Data (Unaudited), including the application of the proceeds of the offering of the old notes, the consummation of the exchange offer and the anticipated repurchase of 169,680.62 shares of our outstanding common stock. This table does not give effect to the $35.0 million that we borrowed on October 31, 2003 under the term loan portion of our amended and restated senior secured credit facility. This table should be read in conjunction with our "Selected Historical Consolidated Financial Data," our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Actual	As Adjusted
(Millions of U.S. Dollars)
Cash and cash equivalents	$37.0	$13.2
Revolving credit facility	—	67.9

Total senior debt	—	67.9
Existing 11.25% Senior Subordinated Notes due 2006(1)	22.5	—
Old Notes	200.0	—
New Notes offered	—	200.0

Total debt	222.5	267.9
Stockholders' equity	157.1	89.1

Total capitalization	$379.6	$357.0

(1)
In the Tender Offer, $112,883,000 in principal amount of 11.25% senior subordinated notes were tendered to and purchased by us and subsequently canceled on August 29, 2003. We redeemed the remaining outstanding $22,117,000 principal amount of 11.25% senior subordinated notes on October 1, 2003 in accordance with the terms of the indenture governing the 11.25% senior subordinated notes.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

        The following unaudited pro forma condensed consolidated financial data are based on our consolidated financial statements included elsewhere in this prospectus, adjusted to give effect to:

        —  the impact on the statement of earnings of the acquisition on June 12, 2003 by CVCEP and its affiliates from our former stockholders CVC Europe, BNP Paribas and certain members of our management, of 265,762.48 shares of common stock, or 54% of our common stock as of June 12, 2003. This acquisition required the application of the purchase method of accounting under accounting principles generally accepted in the United States, which resulted in a new basis of accounting for the assets acquired and liabilities assumed. We refer to this transaction as our 2003 Stock Transaction. See "Related Party Transactions—2003 Stock Transaction;"

        —  the impact on the statement of earnings of the receipt of proceeds from the issuance of $200,000,000 in aggregate principal amount of the old notes on August 6, 2003;

        —  the impact on the statement of earnings of the consummation of the Tender Offer in which we repurchased $112,883,000 in aggregate principal amount of the outstanding 11.25% notes on August 8, 2003;

        —  the redemption of $22,117,000 in aggregate principal amount of the 11.25% notes on October 1, 2003 at 101.875% of par;

        —  the impact on the statement of earnings of the paydown of our revolving credit facility with the net proceeds from the issuance of the old notes;

        —  the anticipated repurchase of 169,680.62 shares of common stock from Court Square Capital Limited for approximately $67.9 million;

        —  the consummation of an advisory agreement with CVC Management LLC; and

        —  the issuance of restricted stock.

        We refer to the foregoing events as the "Transactions."

        The unaudited pro forma condensed consolidated statements of earnings are derived from our condensed consolidated statement of earnings for the predecessor five months ended May 23, 2003 and successor four months ended September 26, 2003 and our consolidated statement of earnings for the year ended December 27, 2002, included elsewhere in this prospectus, and assume that the Transactions were consummated as of December 29, 2001 (the first day of the fiscal year adjusted). The historical condensed consolidated statement of earnings for the nine months ended September 26, 2003 has been separated into predecessor and successor periods as a result of the 2003 Stock Transaction, which required the application of the purchase method of accounting under accounting principles generally accepted in the United States. See "Related Party Transactions—2003 Stock Transaction." Our unaudited pro forma condensed consolidated balance sheet is derived from the unaudited consolidated balance sheet as of September 26, 2003 included elsewhere in this prospectus, and assumes the Transactions were consummated on September 26, 2003. Our unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, included elsewhere in this prospectus.

        Our unaudited pro forma condensed consolidated financial data do not purport to be indicative of the results that would actually have been obtained if the Transactions had occurred on the dates indicated or of the results that may be obtained in the future. Our unaudited pro forma condensed consolidated financial data are presented for comparative purposes only. Our pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that our management believes are reasonable.

        Per share data has not been presented since our shares are closely held.

Pro Forma Condensed Consolidated Statement Of Earnings

(Unaudited)
(Thousands of U.S. Dollars)

	Year ended December 27, 2002
	Historical	Pro Forma Adjustments(h)		Pro Forma
Net sales	$639,149	$—		$639,149
Costs and expenses:
Cost of goods sold	508,254	—		508,254
Selling and general	63,593	(219	)(b)	64,808
		668 766	(e) (f)
Depreciation and amortization	13,968	1,426	(c)	15,561
		167	(d)

	585,815	2,808		588,623

Earnings (loss) from operations	53,334	(2,808)		50,526
Interest expense, net	(22,748)	(2,212)	(a)	(24,960)
Other income, net	703	—		703

Earnings (loss) before income taxes	31,289	(5,020)		26,269
Provision (benefit) for income taxes	11,432	(1,832	)(g)	9,600

Net earnings (loss)	$19,857	$(3,188)		$16,669

See Accompanying Notes to Pro Forma Condensed Consolidated Statements of Earnings.

Pro Forma Condensed Consolidated Statement of Earnings

(Unaudited)
(Thousands of U.S. Dollars)

	Predecessor	Successor	Nine months ended September 26, 2003
	Five months ended May 23, 2003	Four months ended September 26, 2003	Combined	Pro Forma Adjustments(h)		Pro Forma
Net sales	$260,615	$278,311	$538,926	$—		$538,926
Costs and expenses:
Cost of goods sold	208,420	224,064	432,484	—		432,484
Selling and general	26,153	26,582	52,735	(91	)(b)	52,963
				319	(f)
Depreciation and amortization	6,276	5,988	12,264	594	(c)	12,928
				70	(d)

	240,849	256,634	497,483	892		498,375

Earnings (loss) from operations	19,766	21,677	41,443	(892)		40,551
Interest expense, net	(9,126)	(7,257)	(16,383)	(1,921)	(a)	(18,304)
Other income (expense), net	506	(587)	(81)			(81)

Earnings (loss) before income taxes	11,146	13,833	24,979	(2,813)		22,166
Provision (benefit) for income taxes	4,254	5,074	9,328	(1,049	)(g)	8,279

Net earnings (loss)	$6,892	$8,759	$15,651	$(1,764)		$13,887

See Accompanying Notes to Pro Forma Condensed Consolidated Statements of Earnings.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings
(Thousands Of U.S. Dollars)

        The Pro Forma Condensed Consolidated Statements of Earnings (Unaudited) reflect the Transactions as if they had occurred on December 29, 2001 (the first day of the fiscal year reported), as follows:

(a)
Net decrease (increase) in interest expense resulting from the pro forma refinancing of Euramax International, as follows:

	Year ended December 27, 2002	Nine months ended September 26, 2003
Debt:
Secured credit facility at average rate of 4.47%	$4,104	$3,146
Senior subordinated notes due 2011 at 8.50%	17,000	12,750

	21,104	15,896
Other interest expense including swaps	2,244	1,326

Cash interest expense	23,348	17,222
Amortization of deferred financing costs:
Secured credit facility	804	615
Senior subordinated notes due 2011	1,094	820

Pro forma interest expense	25,246	18,657
Elimination of historical interest expense	23,034	16,736

Decrease (increase) in interest expense, net	$(2,212)	$(1,921)

A 1/8% increase in our variable interest rate on the senior credit facility would result in an increase in interest expense of $30 and $24 in the year ended December 27 2002 and nine months ended September 26, 2003, respectively.

(b)	Net decrease in periodic pension expense related to unrecognized losses	$(219)	$(91)
(c)	Additional depreciation on step-up in basis of property, plant and equipment	$1,426	$594
(d)	Amortization of patent over 15 year life	$167	$70
(e)	Management advisory fee due to CVC Management LLC	$668	$—
(f)	Amortization of restricted stock awards	$766	$319
(g)	Net decrease in provision for income taxes as a result of all above items at an assumed effective tax rate of 36.5% and 37.3% for 2002 and 2003, respectively.	$(1,832)	$(1,049)
(h)	Non-recurring charges for the following are not included in the pro forma results:
	Premium paid on retirement of 11.25% notes, net of taxes at assumed effective tax rate of 36.5% and 37.3% for 2002 and 2003, respectively	$939	$—
	Write-off of deferred financing costs on 11.25% notes, net of taxes at assumed effective tax rate of 36.5% and 37.3% for 2002 and 2003, respectively	$412	$—

Pro Forma Condensed Consolidated Balance Sheets

(Unaudited)
(Thousands of U.S. Dollars)

	As of September 26, 2003
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and equivalents	$37,019	$(23,776	)(b)	$13,243
Accounts receivable, net	125,067	—		125,067
Inventories	88,505	—		88,505
Other current assets	7,913	—		7,913

Total current assets	258,504	—		234,728
Property, plant and equipment, net	127,532	—		127,532
Goodwill, net	158,468	—		158,468
Deferred income taxes	4,809	67	(c)	4,876
Other assets	13,522	(99	)(a)	13,423

	$562,835	$(23,808)		$539,027

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$714	$—		$714
Accounts payable	85,401	—		85,401
Accrued expenses and other current liabilities	47,220	(1,244	)(b)	45,976

Total current liabilities	133,335	(1,244)		132,091
Long-term debt, less current maturities
Revolving credit facility	—	67,872	(d)	67,872
The existing 11.25% senior subordinated notes due 2006	22,451	(22,451	)(b)	—
8.5% Senior subordinated notes due 2011	200,000	—		200,000
Deferred income taxes	21,941	—		21,941
Other liabilities	28,013	—		28,013

Total liabilities	405,740	44,177		449,917

Total shareholders' equity	157,095	(99	)(a)	89,110
		(81	)(b)
		67	(c)
		(67,872)	(d)

	$562,835	$(23,808)		$539,027

See Accompanying Notes to Pro Forma Condensed Consolidated Balance Sheets.

Notes to Pro Forma Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars)

        The Pro Forma Condensed Consolidated Balance Sheet (Unaudited) reflects the Transactions as if they had occurred on September 26, 2003, as follows:

		September 26, 2003
(a)	Reflects the write-off of remaining deferred financing fees related to the 11.25% notes	$(99)
(b)	Reflects the extinguishment of 11.25% notes as follows:
	Book value of 11.25% notes	$22,451
	Payment of accrued interest	1,244
	Loss on redemption of 11.25% notes	81

		$23,776

(c)	Net increase in deferred tax asset as a result of adjustments in (a) and (b), above:
	Reflects the write-off of deferred financing fees related to the 11.25% notes	$99
	Loss on redemption of 11.25% notes	81

		$180
	Effective tax rate	37.3%

	Deferred tax asset	$67

(d)	Reflects the repurchase of 169,680.62 shares of our outstanding common stock from Court Square	$67,872

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data as of each fiscal year end and for each fiscal year in the five year period ended December 27, 2002 were derived from our audited consolidated financial statements. The financial statements for the three years ended December 27, 2002 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the two years ended December 31, 1999 have been audited by other independent auditors. The financial statements as of December 28, 2001 and December 27, 2002 and for each of the three years ended December 27, 2002 are included elsewhere in this prospectus. The selected financial data for the nine months ended September 27, 2002, five months ended May 23, 2003 and four months ended September 26, 2003 were derived from our unaudited financial statements, which in the opinion of our management, include all adjustments necessary for a fair presentation in accordance with accounting principals generally accepted in the United States. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Predecessor
															Successor
											Nine months ended September 27, 2002
	Year ended December 25, 1998		Year ended December 31, 1999		Year ended December 29, 2000		Year ended December 28, 2001		Year ended December 27, 2002				Five months ended May 23, 2003		Four months ended September 26, 2003
	(Thousands of U.S. Dollars, except for ratios)
Statement of Earnings Data:
Net sales	$616,219		$596,759		$599,479		$593,117		$639,149		$479,811		$260,615		$278,311
Costs and expenses:
Cost of goods and sold	507,752		479,730		494,330		477,870		508,254		377,949		208,420		224,064
Selling and general	49,881		57,986		54,475		59,230		63,593		47,019		26,153		26,582
Depreciation and amortization	12,326		13,728		16,569		17,555		13,968	(3)	9,840	(3)	6,276	(3)	5,988	(3)

	569,959		551,444		565,374		554,655		585,815		434,808		240,849		256,634

Earnings from operations	46,260		45,315		34,105		38,462		53,334		45,003		19,766		21,677
Interest expense	(24,204)		(22,369)		(26,376)		(25,727)		(23,034)		(17,347)		(9,294)		(7,443)
Interest income	557		563		506		469		286		201		168		186
Other income (expense), net	524		(933)		763		(2,953)		703		726		506		(587)

Earnings before income taxes	23,137		22,576		8,998		10,251		31,289		28,583		11,146		13,833
Provision for income taxes	10,253		11,017		5,671		5,521		11,432		11,115		4,254		5,074

Net earnings	12,884		11,559		3,327		4,730		19,857		17,468		6,892		8,759
Dividends on redeemable preference shares	5,957		6,381		—		—		—		—		—		—

Net earnings available for shareholders	$6,927		$5,178		$3,327		$4,730		$19,857		$17,468		$6,892		$8,759

Other Data:
Capital expenditures	$12,352		$13,358		$9,706		$8,321		$8,263		$4,583		$4,944		2,919
Ratio of earnings to fixed charges(1)	1.88	x	1.92	x	1.32	x	1.37	x	2.24	x	—		2.08	x	2.65	x
Balance Sheet Data (end of period):
Working capital	$88,558		$90,570		$79,314		$70,049		$90,480		$95,357				$125,169
Total assets	388,649		399,659		413,059		384,251		416,440		437,956				562,835
Total long-term debt, including current maturities	217,678		221,279		235,528		207,724		196,972		205,431				222,451
Redeemable preference shares	46,339		—	(2)	—		—		—		—				—
Total shareholders' equity	9,665		65,068	(2)	63,781		61,494		86,219		82,038				157,095	(4)

(1)
Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and the estimated interest component of rent expense.

(2)
In December 1999, in connection with the Reorganization, the 1,000,000 ordinary shares and 34,000,000 redeemable preference shares, including accrued cumulative dividends, of Euramax International Limited were canceled. Concurrent with that cancellation, the Company issued 500,019.92 shares of common stock to the former Euramax International Limited shareholders.

(3)
The Company adopted SFAS No. 142, "Goodwill and Other Intangibles," effective December 29, 2001. Under SFAS No. 142, goodwill and indefinite lived assets are no longer amortized. Accordingly, there is no goodwill amortization included in the year ended December 27, 2002, the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002.

(4)
On June 12, 2002, CVCEP and its affiliates acquired from our former stockholders and certain members of our management 54% of our common stock. This resulted in the application of the purchase method of accounting. As a result, our stockholders' equity increased by $52.4 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

Overview

        Euramax is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products, with facilities located in all major regions of the United States (or U.S.), as well as in the United Kingdom (or U.K.), The Netherlands and France. Our manufacturing and distribution network consists of 38 strategically located facilities, of which 32 are located in the U.S. and six are located in Europe. We sell our products principally to two markets, the building and construction market and the transportation market. Our core products include specialty coated coils, aluminum recreational vehicle (or RV) sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, soffit and fascia systems, and vinyl replacement windows. In addition, we sell an extensive line of accessory products, including roofing and siding hardware, trim parts and roof drainage accessories. Gross margins earned on our accessory products are typically higher than gross margins earned on core product lines. However, net sales trends for core products and accessories to such core products have been very highly correlated within specific markets during the nine months ended September 26, 2003 and in the three year period ended December 27, 2003. Accordingly, changes in gross margins during such periods have not been the result of a shift in product sales between core products and accessory products. Our customers include original equipment manufacturers (or OEMs) such as RV, commercial panel and transportation industry manufacturers; rural contractors; home centers; manufactured housing producers; distributors; industrial and architectural contractors; and home improvement contractors.

        Our results of operations for the nine months ended September 26, 2003 have been separated into the predecessor period and successor period as a result of the application of purchase accounting in connection with the 2003 Stock Transaction described in Note 2 to our quarterly condensed consolidated financial statements. The discussion of the results of operations below combines the predecessor five months ended May 23, 2003 and the successor four months ended September 26, 2003 for comparison to the predecessor nine months ended September 27, 2002 for purposes of discussing net sales and cost of goods sold. All other items are separated into the predecessor and successor periods for discussion purposes.

        In connection with the 2003 Stock Transaction and subsequent issuance of senior subordinated notes (see Notes 2 and 5 to our quarterly condensed consolidated financial statements), accounting principles generally accepted in the U.S. required that the purchase price paid in excess of the book value of our equity acquired be allocated to our assets and liabilities based upon estimates of their fair values. This application of purchase accounting resulted in increasing the value of inventory at the time of the 2003 Stock Transaction by $4.0 million. This inventory was sold in June 2003 and accordingly $4.0 million was recorded as cost of goods sold. This amount does not reflect costs incurred or amounts paid by us to prepare inventory for sale and accordingly had no affect on our cash flows from operations.

        Financial results for the five months ended May 23, 2003 and the four months ended September 26, 2003, compared to the same periods in 2002, reflect higher sales volume in 2003 of raincarrying products to home centers and distributors, and vinyl windows and lattice/awning products to home improvement contractors. In the U.S., higher material costs, partially offset by higher selling prices, in addition to lower sales to RV manufacturers, resulted in lower operating margins. European results reflect improved demand from new product development, strong demand from customers in the

U.K. for bath enclosures and shower doors and the start-up of a program in the U.K. to sell residential doors direct to home centers. Additionally, higher operating margins within the European Roll Coating segment resulted from efficiency gains at the Corby, England paintline. The strengthening of the Euro and Pound Sterling against the U.S. Dollar had a positive impact on net sales and earnings from operations in the five months ended May 23, 2003 and the four months ended September 26, 2003.

        Financial results for the year ended December 27, 2002, compared to the year ended December 28, 2001, reflect strong demand in the United States from recreational vehicle manufacturers and rural contractors, in addition to higher sales volume of raincarrying products through the distributor channel and vinyl windows to home improvement contractors. Results also reflect higher operating margins in the U.S., primarily due to higher sales volume and lower material costs, partially offset by lower selling prices. European results reflect strong demand from U.K. caravan manufacturers for fabricated doors and windows, higher volume of fabricated products to the European transportation industry resulting from new product development and strong demand from customers in the U.K. for bath enclosures and shower doors. Additionally, the strengthening of the Euro and the Pound Sterling against the U.S. Dollar had a positive impact on net sales and earnings from operations. These conditions contributed to an increase in earnings from operations for the year ended December 27, 2002 to $53.3 million, from $38.5 million for the year ended December 28, 2001. As a result of the increase in profitability in 2002, we recorded expenses totaling $2.2 million relating to our long-term incentive plan which rewards participants for an increase in the theoretical equity value (as defined in the 1999 Phantom Stock Plan) of Euramax International between January 1, 1998 and December 31, 2003. We had not recognized any expense related to the long-term incentive plan prior to 2002 as the value of a phantom share was less than the value on the date of grant prior to fiscal year 2002. See "Management—Phantom Stock Plan" and Note 12 to our 2002 consolidated financial statements for a description of the long-term incentive plan.

Risk Management

        We are exposed to market risk from changes in interest rates, exchange rates (primarily the Euro and the Pound Sterling) and commodity prices. From time to time, we enter into contracts for the purchase of aluminum and steel at market values in an attempt to assure a margin on specific customer orders. Historically, we have not engaged in extensive hedging activities intended to manage long-term risks relating to movements in market prices of steel and aluminum raw materials. However, from time to time, we may establish a maximum purchase price for varying quantities of future aluminum purchase requirements through the purchase of call options. Additionally, as part of a risk-management strategy to reduce the impact of exchange rate fluctuations and/or interest rate fluctuations, we have historically entered into currency agreements and interest rate agreements with major banking institutions. See "—Quantitative and Qualitative Disclosures About Market Risk."

        Approximately 57% of our 2002 net sales were derived from sales of aluminum products. Compared to the cost of other raw materials we use, the cost of aluminum is subject to a high degree of volatility caused by, among other items, the relationship of world aluminum supply to world aluminum demand. However, as a fabricator, we are less exposed to fluctuations in aluminum prices. Historically, prices at which we sell aluminum products tend to fluctuate with corresponding changes in the prices paid to suppliers for aluminum raw materials. Supplier price increases, of normal amount and frequency, can generally be passed to customers within two to four months. Conversely, as aluminum prices decline, corresponding price reductions are typically passed on to customers within the same time frame. Accordingly, our net sales and margins on aluminum products may fluctuate with little or no change in the volume of aluminum shipments.

        We continually scrutinize aluminum costs and adjust our purchasing, inventory and sales programs accordingly. As noted above, from time to time, we enter into contracts for the purchase of aluminum and steel at market values in an attempt to assure a margin on specific customer orders. At times, high aluminum prices have led customers to use alternative products, including steel, vinyl and fiberglass. We believe that our ability to supply certain products manufactured from these alternatives provide us with a competitive advantage over competitors who do not offer these choices.

Results of Operations

        The following table sets forth the Company's Statements of Earnings Data expressed as a percentage of net sales:

	Year ended				Five months ended May 23, 2003
				Nine months ended September 27, 2002		Four months ended September 26, 2003(1)
	December 29, 2000	December 28, 2001	December 27, 2002
Statement of Earnings Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of goods sold	82.4%	80.6%	79.5%	78.8%	80.0%	80.5%
Selling and general	9.1%	10.0%	9.9%	9.8%	10.0%	9.6%
Depreciation and amortization	2.8%	2.9%	2.2%	2.0%	2.4%	2.2%

Earnings from operations	5.7%	6.5%	8.4%	9.4%	7.6%	7.7%
Interest expense, net	4.3%	4.3%	3.6%	(3.6)%	(3.5)%	(2.6)%
Other (income) expense, net	(0.1)%	0.5%	(0.1)%	0.1%	0.2%	(0.2)%

Earnings before income taxes	1.5%	1.7%	4.9%	5.9%	4.3%	4.9%
Provision for income taxes	0.9%	0.9%	1.8%	2.3%	1.6%	1.8%

Net earnings	0.6%	0.8%	3.1%	3.6%	2.7%	3.1%

(1)
In connection with the 2003 Stock Transaction (see Note 2 to our quarterly condensed consolidated financial statements) and subsequent issuance of senior subordinated notes (see Note 5 to our quarterly condensed consolidated financial statements), accounting principles generally accepted in the U.S. required that the purchase price paid in excess of the book value of the equity acquired be allocated to the assets and liabilities of the Company based upon their fair values. This application of purchase accounting resulted in increasing the value of inventory at the time of the 2003 Stock Transaction by $4.0 million. This inventory was sold in June 2003 and accordingly $4.0 million was recorded as cost of goods sold. This amount does not reflect costs incurred or amounts paid by the Company to prepare inventory for sale and accordingly had no affect on the cash flows from operations of the Company.

        Five months ended May 23, 2003 and four months ended September 26, 2003 compared to the nine months ended September 27, 2002.    The following table sets forth the net sales and earnings from operations data by segment for the five months ended May 23, 2003, four months ended September 26, 2003 and nine months ended September 27, 2002.

	Net Sales			Earnings from Operations
	Five months ended May 23, 2003	Four months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003(1)	Nine months ended September 27, 2002
U.S. Fabrication	$161,050	$193,416	$336,266	$8,657	$16,300	$31,902
European Roll Coating	59,652	51,663	93,294	7,577	3,535	8,619
European Fabrication	39,912	33,233	50,251	3,532	1,842	4,482

Total	$260,614	$278,312	$479,811	$19,766	$21,677	$45,003

(1)
In connection with the 2003 Stock Transaction (see Note 2 to our quarterly condensed consolidated financial statements) and subsequent issuance of senior subordinated notes (see Note 5 to our quarterly condensed consolidated financial statements), accounting principles generally accepted in the U.S. required that the purchase price paid in excess of the book value of the equity acquired be allocated to the assets and liabilities of the Company based upon their fair values. This application of purchase accounting resulted in increasing the value of inventory at the time of the 2003 Stock Transaction by $4.0 million. This inventory was sold in June 2003 and accordingly $4.0 million was recorded as cost of goods sold. This amount does not reflect costs incurred or amounts paid by the Company to prepare inventory for sale and accordingly had no affect on the cash flows from operations of the Company.

        Net Sales.    For the nine months ended September 26, 2003, net sales were $538.9 million compared to $479.8 million for the nine months ended September 27, 2002, an increase of $59.1 million or 12.3%. Net sales in the U.S. Fabrication segment increased 5.4% to $354.5 million for the nine months ended September 26, 2003, from $336.3 million for the nine months ended September 27, 2002. This increase in net sales in the U.S. Fabrication segment primarily resulted from higher sales volumes to home centers, distributors, industrial and architectural contractors, rural contractors and home improvement contractors, partially offset by lower sales to RV manufacturers. For the nine months ended September 26, 2003, compared to the nine months ended September 27, 2002, sales of rain-carrying products to home centers, distributors and home improvement contractors increased $12.7 million; sales of fabricated metal roofing and siding to industrial and architectural contractors and rural contractors increased $6.1 million; and sales of vinyl windows and lattice/awning products to home improvement contractors increased $5.7 million. Partially offsetting these increases was a decrease in sales to RV manufacturers of $8.0 million.

        Net sales in Europe increased 28.5% to $184.5 million for the nine months ended September 26, 2003, from $143.5 million for the nine months ended September 27, 2002. This increase in Europe includes an increase in the European Roll Coating segment of $18.0 million or 19.3% and an increase in the European Fabrication segment of $22.9 million or 45.6%. Approximately $15.6 million and $9.3 million of the increase in the European Roll Coating segment and the European Fabrication segment, respectively, was due to the strengthening of the British Pound and Euro against the U.S. Dollar. The balance of the increase in the European Roll Coating segment primarily resulted from higher sales volumes to European RV manufacturers, partially offset by lower sales volumes of painted aluminum and steel coil to OEMs (excluding RV manufacturers). For the nine months ended September 26, 2003, compared to the nine months ended September 27, 2002, excluding currency impact, sales of painted aluminum coil to European RV manufacturers increased $1.8 million. Partially offsetting this increase was a decrease in sales of painted aluminum and steel coil to OEMs (excluding RV manufacturers) of $1.3 million. The balance of the increase in the European Fabrication segment primarily resulted from higher sales volumes to the European transportation industry, European RV manufacturers and U.K. home centers. For the nine months ended September 26, 2003, compared to the nine months ended September 27, 2002, excluding currency impact, sales from France to the

European transportation industry increased $7.4 million; sales of doors and windows to European RV manufacturers increased $1.2 million; sales of residential doors to home centers in the U.K. increased $4.3 million; and sales of bath enclosures and shower doors to customers in the U.K. increased $1.6 million.

        Cost of goods sold.    Cost of goods sold, as a percentage of net sales, increased to 80.2% for the nine months ended September 26, 2003, from 78.8% for the nine months ended September 27, 2002. This increase as a percentage of net sales is primarily attributable to the $4.0 million increase in inventories resulting from the application of the purchase method of accounting associated with the 2003 Stock Transaction (see Note 2 to our quarterly condensed consolidated financial statements). The $4.0 million increase was recognized in cost of goods sold in June 2003. The remaining increase is largely attributable to higher aluminum and steel costs, partially offset by higher aluminum and steel selling prices, in addition to higher labor and utility costs. Higher labor costs resulted primarily from new product and product expansion initiatives undertaken over the past twelve months.

        Selling and general.    Selling and general expenses were $26.2 million, $26.6 million and $47.0 million for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. Selling and general expenses, as a percentage of net sales, were 10.0%, 9.6% and 9.8% for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. The higher percentage of net sales in the five months ended May 23, 2003, compared to the nine months ended September 27, 2002, primarily resulted from higher legal and professional expenses as a percentage of net sales in 2003. The decrease as a percentage of net sales in the four months ended September 26, 2003, compared to the five months ended May 23, 2003 and the nine months ended September 27, 2002, is primarily due to a higher average daily sales volume in the four months ended September 26, 2003, than in the five months ended May 23, 2003 and the nine months ended September 27, 2002. The four months ended September 26, 2003 include $1.4 million in compensation expense resulting from bonus payments associated with the 2003 Stock Transaction, together with advisory fees of $0.6 million payable to CVC Management LLC and amortization of restricted stock awards of $0.3 million.

        Depreciation and amortization.    Depreciation and amortization expense was $6.3 million, $6.0 million and $9.8 million for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. Depreciation and amortization expense in the five months ended May 23, 2003, reflect additional expense resulting from the strengthening of the Euro and British Pound against the U.S. Dollar, together with additional expense on capital expenditures that occurred in the last three months of 2002 and the first five months of 2003. Depreciation and amortization expense in the four months ended September 26, 2003, reflect additional expense resulting from the 2003 Stock Transaction, together with additional expense resulting from the strengthening of the Euro and British Pound against the U.S. Dollar. As a result of the step-up in basis of our property, plant and equipment and intangible assets associated with the 2003 Stock Transaction, an additional $0.5 million of depreciation and amortization expense was recognized in the four months ended September 26, 2003.

        Earnings from operations.    Earnings from operations were $19.8 million, $21.7 million and $45.0 million for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. In the four months ended September 26, 2003, earnings from operations reflect $4.0 million charged to expense resulting from the application of the purchase method of accounting associated with the 2003 Stock Transaction.

        Earnings from operations in the U.S. Fabrication segment include $2.7 million of the $4.0 million increase in inventories charged to expense resulting from the application of the purchase method of accounting associated with the 2003 Stock Transaction. Additionally, the U.S. Fabrication segment has incurred higher steel costs, partially offset by higher steel selling prices, together with higher freight and utility costs in 2003, compared to 2002.

        Earnings from operations in the European Roll Coating segment include $0.9 million of the $4.0 million increase in inventories charged to expense resulting from the application of the purchase method of accounting associated with the 2003 Stock Transaction. The strengthening of the British Pound and Euro against the U.S. Dollar increased the European Roll Coating segment's earning from operations by $1.4 million and $0.6 million in the five months ended May 23, 2003 and the four months ended September 26, 2003, respectively, compared to 2002. Additionally, the European Roll Coating segment's 2003 results include a more profitable product mix, compared to 2002 results.

        Earnings from operations in the European Fabrication segment include $0.4 million of the $4.0 million increase in inventories charged to expense resulting from the application of the purchase method of accounting associated with the 2003 Stock Transaction. The strengthening of the British Pound and Euro against the U.S. Dollar increased the European Fabrication segment's earnings from operations by $0.5 million and $0.3 million in the five months ended May 23, 2003 and the four months ended September 26, 2003, respectively, compared to 2002. Additionally, the European Fabrication segment's 2003 results include higher production costs resulting from new product and product expansion initiatives undertaken over the past twelve months.

        Interest expense, net.    Net interest expense was $9.1 million, $7.3 million and $17.1 million for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. On August 6, 2003, we issued $200.0 million 8.5% senior subordinated notes. The proceeds from this issuance were used to purchase approximately $112.9 million of our outstanding 11.25% senior subordinated notes on August 8, 2003. Approximately $22.1 million in aggregate principal amount of the 11.25% senior subordinated notes remained outstanding as of September 26, 2003. The average outstanding balance on our revolving credit facility for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 was $78.2 million, $47.6 million and $84.9 million, respectively. The decrease in the four months ended September 26, 2003, compared to the five months ended May 23, 2003 and the nine months ended September 27, 2002, primarily resulted from the repayment of debt outstanding on our revolving credit facility out of proceeds from the issuance of $200.0 million of senior subordinated notes. In connection with the repurchase of our common stock from Court Square, we expect to borrow all or substantially all of the funds necessary to fund the anticipated stock repurchase under our revolving credit facility, with the balance to be derived from cash on hand, in the first quarter of 2004. The average rate of interest on our revolving credit facility for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, was 4.7%, 4.4% and 5.9%, respectively. In the five months ended September 26, 2003, we wrote off $0.5 million of deferred financing fees as a result of the purchase of approximately $112.9 million of our outstanding 11.25% senior subordinated notes on August 8, 2003.

        Other income (expense), net.    Other income (expense), net was $0.5 million, $(0.6) million and $0.7 million for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002, respectively. In the four months ended September 26, 2003, we recognized expense of $(1.4) million in accordance with SFAS No. 145 on the premium paid to purchase $112.9 million in principal amount of the 11.25% Notes. The remaining income (expense) in each respective period resulted primarily from foreign exchange gains and losses on unhedged assets and liabilities remeasured into the local currency.

        Provision for income taxes.    The income tax provision for the period is based on the effective tax rate expected to be applicable for the full year. The effective tax rate for the provision for income taxes for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 was 38.2%, 36.7% and 38.9%, respectively. The decrease in the effective tax rate in the four months ended September 26, 2003, compared to the five months ended May 23, 2003 and the nine months ended September 27, 2002, is primarily due to a greater proportion of earnings in Europe in the four months ended September 26, 2003, where we have a lower effective tax rate.

        Year ended December 27, 2002 compared to the year ended December 28, 2001.    The following table sets forth the net sales and earnings from operations data by segment for the twelve months ended December 28, 2001 and December 27, 2002:

	Net Sales			Earnings from Operations
	December 28, 2001	December 27, 2002	Increase/ (decrease)	December 28, 2001	December 27, 2002	Increase/ (decrease)
	In thousands
U.S. Fabrication	$406,799	$440,901	8.4%	$22,710	$36,698	61.6%
European Roll Coating	127,427	128,543	0.9%	10,207	11,229	10.0%
European Fabrication	58,891	69,705	18.4%	5,545	5,407	(2.5)%

Totals	$593,117	$639,149	7.8%	$38,462	$53,334	38.7%

        Net Sales.    Net sales increased 7.8% to $639.1 million for the year ended December 27, 2002, from $593.1 million for the year ended December 28, 2001. Net sales in the U.S. Fabrication segment increased 8.4% to $440.9 million for the year ended December 27, 2002, from $406.8 million for the year ended December 28, 2001. This increase in net sales in the U.S. Fabrication segment is primarily from higher sales volumes to RV manufacturers, distributors, home improvement contractors and rural contractors, partially offset by lower sales volumes to manufactured housing producers. Additionally, in 2002 we began an initiative to sell painted aluminum coil externally from our Helena, Arkansas paintline. This initiative added $10.5 million in net sales to the year ended December 27, 2002, compared to the year ended December 28, 2001. For the year ended December 27, 2002, compared to the year ended December 28, 2001, sales to U.S. RV manufacturers increased $11.4 million; sales of raincarrying products and accessories to distributors increased $8.9 million; sales of vinyl windows to home improvement contractors increased $4.1 million; and sales to rural contractors increased $3.9 million. Partially offsetting these increases was a decrease in sales to manufactured housing producers of $4.8 million.

        Net sales in Europe increased 6.4% to $198.2 million for the year ended December 27, 2002, from $186.3 million for the year ended December 28, 2001. This increase in European net sales includes an increase in net sales in the European Fabrication segment of $10.8 million, and an increase in net sales in the European Roll Coating Segment of $1.1 million. Sales in the European Fabrication segment increased primarily from higher sales volumes of fabricated doors and windows to European RV manufacturers, bath enclosures and shower doors to customers in the U.K. and sales from France to the European transportation industry. Additionally, the strengthening of the Euro and the Pound Sterling against the U.S. Dollar increased the European Fabrication segment's sales by $3.3 million in the year ended December 27, 2002, compared to the year ended December 28, 2001. For the year ended December 27, 2002, compared to the year ended December 28, 2001, excluding currency impact, sales of fabricated doors and windows to European RV manufacturers increased $2.8 million; sales of bath enclosures and shower doors to customers in the U.K. increased $1.4 million; and sales from France to the European transportation industry increased $3.8 million. Sales in the European Roll Coating segment increased primarily from the strengthening of the Euro and the Pound Sterling against the U.S. Dollar, partially offset by lower sales of painted aluminum and steel coil to OEMs (excluding RV manufacturers). The strengthening of the Euro and the Pound Sterling increased the European Roll Coating segment's sales by $6.2 million in the year ended December 27, 2002, compared to the year ended December 28, 2001. Sales of painted aluminum and steel coil to OEMs (excluding RV manufacturers) decreased by $4.8 million in the year ended December 27, 2002, compared to the year ended December 28, 2001. This decrease primarily resulted from lower aluminum selling prices resulting from a 6.5% decline in the twelve-month average London Metals Exchange price for aluminum, in addition to lower export volume from the United Kingdom due to the strength of the British Pound.

        Cost of goods sold.    Cost of goods sold, as a percentage of net sales, decreased to 79.5% for the year ended December 27, 2002, from 80.6% for the year ended December 28, 2001. This decrease is primarily attributable to higher sales volume and lower material costs, partially offset by lower selling prices resulting from a decline in world prices for aluminum. The imposition of tariffs on steel products imported by certain foreign producers resulted in an increase in the cost of steel raw materials we purchased. While we have been able to increase our selling prices on steel products affected by the tariff, and further expect that we will be able to increase our selling prices in the event of additional steel raw material price increases, we cannot assure you that we be able to continue doing so.

        Selling and general.    Selling and general expenses, as a percentage of net sales, decreased to 9.9% for the year ended December 27, 2002, from 10.0% for the year ended December 28, 2001. This decrease is primarily attributable to lower bad debt expense and higher net sales, partially offset by an increase in legal and professional expense and an increase in compensation expense. The increase in compensation expense is primarily a result of the increase in profitability in 2002, resulting in our recording expenses totaling $2.2 million relating to our long-term incentive plan, which rewards participants for an increase in the theoretical equity value (as defined in the 1999 Phantom Stock Plan) of Euramax International between January 1, 1998 and December 31, 2003. We did not recognize any expense related to the long-term incentive plan in 2001. See Note 12 to our 2002 consolidated financial statements for a description of the long-term incentive plan.

        Depreciation and amortization.    Depreciation and amortization, as a percentage of net sales, was 2.2% for the year ended December 27, 2002, compared to 2.9% for the year ended December 28, 2001. This decrease is primarily attributable to the adoption of SFAS No. 142 on December 29, 2001. Under SFAS No. 142 goodwill is no longer amortized. See Note 2 to our 2002 consolidated financial statements for further discussion on the adoption of SFAS No. 142.

        Earnings from operations.    Earnings from operations increased to $53.3 million for the year ended December 27, 2002, from $38.5 million for the year ended December 28, 2001. As a result of the adoption of SFAS No. 142 effective December 29, 2001, goodwill is no longer amortized. Goodwill amortization in the year ended December 28, 2001 was $4.8 million. The remaining increase in earnings from operations is primarily from improved results from the U.S. Fabrication segment. Partially offsetting these positives were higher incentive compensation expense and legal and professional expenses in 2002. The increase in incentive compensation expense resulted from the increase in profitability in 2002, resulting in our recording expenses totaling $2.2 million relating to our long-term incentive plan which rewards participants for an increase in the theoretical equity value (as defined in the 1999 Phantom Stock Plan) of Euramax International between January 1, 1998 and December 31, 2003. We did not recognize any expense related to the long-term incentive plan in 2001. See Note 12 to our consolidated financial statements for a description of our long-term incentive plan.

        Earnings from operations in the U.S. Fabrication segment increased to $36.7 million for the year ended December 27, 2002, from $22.7 million for the year ended December 28, 2001. This increase is largely attributable to higher sales volumes. In addition, lower raw material costs partially offset by lower aluminum selling prices and the adoption of SFAS No. 142 contributed to the increase in earnings from operations. Goodwill amortization in the U.S. Fabrication segment was $3.9 million in the year ended December 28, 2001.

        Earnings from operations in the European Roll Coating segment increased to $11.2 million for the year ended December 27, 2002, from $10.2 million for the year ended December 28, 2001. This increase resulted primarily from the adoption of SFAS No. 142, together with the strengthening of the Euro and British Pound against the U.S. Dollar. Goodwill amortization in the European Roll Coating segment was $0.9 million in the year ended December 28, 2001. The strengthening of the Euro and British Pound against the U.S. Dollar increased earning from operations in the European Roll Coating segment by $0.6 million.

        Earnings from operations in the European Fabrication segment decreased to $5.4 million for the year ended December 27, 2002, from $5.5 million for the year ended December 28, 2001. This decrease resulted primarily from higher incentive compensation expense associated with the 1999 Phantom Stock Plan, as discussed above. Partially offsetting these items were higher sales volume and the strengthening of the Euro and British Pound against the U.S. Dollar. The strengthening of the Euro and British Pound against the U.S. Dollar increased earning from operations in the European Roll Coating segment by $0.3 million.

        Interest expense, net.    Net interest expense decreased to $22.7 million for the year ended December 27, 2002, from $25.3 million for the year ended December 28, 2001, primarily due to lower interest rates and lower outstanding indebtedness in the year ended December 27, 2002.

        Other income (expense), net.    Other income (expense) increased to $703.4 thousand for the year ended December 27, 2002, from ($3.0) million for the year ended December 28, 2001. In the year ended December 28, 2001, we recognized expense of $2.5 million as a result of the change in fair value of our derivative instruments that were not designated as hedges under SFAS No. 133. We did not recognize any expense for this reason in the year ended December 27, 2002. The remaining difference is primarily due to foreign exchange gains on unhedged liabilities remeasured into the local currency recognized in the year ended December 27, 2002, whereas foreign exchange losses were recognized in the year ended December 28, 2001.

        Provision for income taxes.    The effective rate for the provision for income taxes was 36.5% for the year ended December 27, 2002 and 53.9% for the year ended December 28, 2001. The decrease in the effective rate is primarily due to the adoption of SFAS No. 142 on December 29, 2001. Under SFAS No. 142 goodwill is no longer amortized, eliminating the permanent difference for non-deductible goodwill. See Note 2 to our 2002 consolidated financial statements for further discussion on the adoption of SFAS No. 142.

        Year ended December 28, 2001 compared to the year ended December 29, 2000.    The following table sets forth the net sales and earnings from operations data by segment for the twelve months ended December 29, 2000 and December 28, 2001:

	Net Sales			Earnings from Operations
	December 29, 2000	December 28, 2001	Increase/ (decrease)	December 29, 2000	December 28, 2001	Increase/ (decrease)
	In thousands
U.S. Fabrication	$399,538	$406,799	1.8%	$15,662	$22,710	45.0%
European Roll Coating	140,951	127,427	(9.6)%	13,548	10,207	(24.7)%
European Fabrication	58,990	58,891	(0.2)%	4,895	5,545	13.3%

Totals	$599,479	$593,117	(1.1)%	$34,105	$38,462	12.8%

        Net sales.    Net sales decreased 1.1% to $593.1 million for the year ended December 28, 2001, from $599.5 million for the year ended December 29, 2000. Net sales in the U.S. Fabrication segment increased 1.8% to $406.8 million for the year ended December 28, 2001, from $399.5 million for the year ended December 29, 2000. This increase in net sales in the U.S. Fabrication segment is primarily from higher sales volumes to home centers, rural contractors and home improvement contractors. Sales of raincarrying products and accessories to home centers increased $18.9 million for the year ended

December 28, 2001, compared to the year ended December 29, 2000. Gutter World, acquired in April 2000 (see Note 3 to our 2002 consolidated financial statements), accounted for $4.9 million of this increase. Sales of vinyl replacement windows to home improvement contractors increased $6.0 million for the year ended December 28, 2001, compared to the year ended December 29, 2000. The increase in sales of vinyl replacement windows is primarily the result of increased market share within the regions of the U.S. in which we compete. These increases were partially offset by a decline in sales volume to the RV and manufactured housing industries. Lower demand from the RV industry, largely resulting from a weak U.S. economy, resulted in sales to the U.S. RV industry declining $14.0 million for the year ended December 28, 2001, compared to the year ended December 29, 2000.

        Excluding a decline in reported net sales of approximately $7.6 million due to the weakening of foreign exchange rates relative to the U.S. Dollar, net sales in Europe for the year ended December 28, 2001 decreased by 3.0%. This decrease included a decrease in net sales in the European Roll Coating segment of 6.5% and an increase in net sales in the European Fabrication segment of 4.1%. Sales in the European Roll Coating segment decreased primarily from softening demand from industrial consumers for painted aluminum and steel from the U.K. and The Netherlands due to a slow down in industrial construction in Western Europe. Additionally, the continued strength of the Pound Sterling relative to other European currencies has made it difficult to export from the U.K. into Western Europe. Sales in the European Fabrication segment increased primarily from improved sales volume from France to the European transportation industry.

        Cost of goods sold.    Cost of goods sold, as a percentage of net sales, decreased to 80.6% for the year ended December 28, 2001, from 82.4% for the year ended December 29, 2000. This decrease is primarily attributable to lower raw material costs resulting from a decline in world prices for aluminum and more favorable steel pricing, in addition to lower labor costs.

        Selling and general.    Selling and general expenses, as a percentage of net sales, increased to 10.0% for the year ended December 28, 2001, from 9.1% for the year ended December 29, 2000. This increase is primarily attributable to an increase in advertising, product warranty, provision for bad debts and employee benefit costs, together with lower net sales.

        Depreciation and amortization.    Depreciation and amortization, as a percentage of net sales, was 2.9% for the year ended December 28, 2001, compared to 2.8% for the year ended December 29, 2000. This increase is primarily the result of business acquisitions and the reduction in net sales.

        Earnings from operations.    Earnings from operations increased to $38.5 million for the year ended December 28, 2001, from $34.1 million for the year ended December 29, 2000. Earnings from operations in the U.S. Fabrication segment increased to $22.7 million for the year ended December 28, 2001, from $15.7 million for the year ended December 29, 2000. This increase is largely attributable to lower material costs, most notably for aluminum and steel, in addition to operational improvements at the Helena, Arkansas paintline and lower labor costs.

        Earnings from operations in the European Roll Coating segment decreased to $10.2 million for the year ended December 28, 2001, from $13.5 million for the year ended December 29, 2000. This decrease resulted primarily from lower sales volume in 2001, together with competitive pricing pressures within the industrial construction markets in Western Europe due to weakened demand, higher selling and general expenses and the weakening of the Euro and British Pound against the U.S. Dollar. The weakening of the Euro and British Pound against the U.S. Dollar reduced earnings from operations in the European Roll Coating segment by $0.3 million.

        Earnings from operations in the European Fabrication segment increased to $5.5 million for the year ended December 28, 2001, from $4.9 million for the year ended December 29, 2000. This increase resulted primarily from lower material and labor costs at our U.K. fabrication facility. The weakening of the Euro and British Pound against the U.S. Dollar reduced earnings from operations in the European Roll Coating segment by $0.3 million.

        Interest expense, net.    Net interest expense decreased to $25.3 million for the year ended December 28, 2001, from $25.9 million for the year ended December 29, 2000, primarily due to lower interest rates and lower outstanding indebtedness in the year ended December 28, 2001.

        Other (expense) income.    Other expenses increased to $3.0 million for the year ended December 28, 2001, compared to other income of $763.1 thousand for the year ended December 29, 2000. The increase in other expenses is primarily the result of the change in fair value and related costs of our derivative instruments that are not designated as hedges under SFAS 133. See Note 2 to our quarterly condensed consolidated financial statements. We adopted SFAS 133 effective December 30, 2000.

        Provision for income taxes.    The effective rate for the provision for income taxes was 53.9% for the year ended December 28, 2001 and 63.0% for the year ended December 29, 2000. The decrease in the effective rate is primarily due to higher valuation allowances provided in 2000 due to uncertainty surrounding the future benefit of U.S. state net operating losses, which are available to offset future taxable income and taxes, but begin to expire in 2010, and higher earnings in 2001 mitigating the effect on the effective tax rate of permanent differences for non-deductible items, primarily goodwill.

Liquidity and Capital Resources

        Liquidity.    Our primary liquidity needs arise from debt service incurred in connection with acquisitions and the funding of capital expenditures. Our liquidity sources at September 26, 2003 include $37.0 million in cash and cash equivalents and our revolving credit facility of up to $110.0 million, subject to borrowing base limitations. At September 26, 2003, the entire $110.0 million amount was available and undrawn.

        As discussed in Note 12 to our quarterly condensed consolidated financial statements, on August 8, 2003, we purchased approximately $112.9 million of the $135.0 million aggregate principal amount of 11.25% Senior Subordinated Notes due 2006 issued by certain of our subsidiaries (the "11.25% Notes"), for approximately $120.4 million, including accrued interest. On October 1, 2003, the remaining $22.1 million in aggregate principal amount of the 11.25% Notes was redeemed for approximately $23.8 million, including accrued interest. We financed the purchase of the 11.25% Notes through the issuance on August 6, 2003 of $200.0 million 8.5% senior subordinated notes due 2011. The remaining proceeds from the issuance of the $200.0 million of old notes were used to cover fees and expenses from the issuance of the old notes and to repay a portion of the existing indebtedness under our revolving credit facility.

        On October 10, 2003, we entered into a definitive agreement with Berger Holdings, Ltd. for the acquisition of all of the outstanding shares of Berger Holdings for $3.90 per share. Berger Holdings and its subsidiaries manufacture roof drainage products specializing in copper as well as residential and commercial snow guards and will be included in our U.S. Fabrication segment. The total purchase price of the acquisition will be approximately $36.8 million, including associated fees and expenses, $9.3 million of debt that was paid off using cash on hand, the settlement of employee stock options, and the cost to acquire the remaining 7% of the outstanding stock of Berger Holdings that was not tendered and accepted in the tender offer. Pursuant to a tender offer that expired on November 17, 2003, Amerimax Pennsylvania, Inc., a wholly-owned subsidiary of Euramax, accepted and purchased approximately 93% of Berger Holding's outstanding common shares. The acquisition of Berger Holdings was completed on November 25, 2003 by the merger of Amerimax Pennsylvania, Inc. into Berger Holdings, with Berger Holdings as the survivor corporation. As a result of the merger, each common share of Berger Holdings not owned by the Company was converted into the right to receive $3.90 per share in cash, subject to dissenters rights.

        On October 9, 2003, we amended and restated our senior secured credit facility with our lenders. As amended and restated, our senior secured credit facility includes a $110.0 million revolving credit facility and a $35.0 million term loan. We borrowed $35.0 million under the term loan on October 31, 2003. The interest rates applicable to the loans under our amended and restated senior secured credit facility are based upon a Base Rate or Eurocurrency Rate (both as defined in our amended and restated senior secured credit facility), plus their respective margins. Our amended and restated senior secured credit facility provides for variable rate margins, determined quarterly, based upon our ratio of EBITDA (as defined in our amended and restated senior secured credit facility) to total debt. The maximum and minimum Base Rate margins are 2.00% and 1.00%, respectively, on the revolving credit facility. The maximum and minimum Eurocurrency Rate margins are 3.00% and 2.25%, respectively, on the revolving credit facility, and 3.25% and 2.50%, respectively, on the term loan. We are subject to a commitment fee on a quarterly basis equal to 0.375% of the unused portion of the revolving credit facility. Our amended and restated senior secured credit facility contains certain covenants and restrictions on our actions, including certain restrictions on the payment of cash dividends. In addition, our amended and restated senior secured credit facility requires us to meet certain financial tests, including a fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures.

        We expect on or before April 30, 2004 to repurchase all of our outstanding common stock held by Court Square, or 169,680.62 shares, for a purchase price of $400 per share, the same price per share paid in the 2003 Stock Transaction, for our aggregate repurchase price of approximately $67.9 million. Such transaction is subject to restrictions contained in agreements governing our existing or future indebtedness.

        Our leveraged financial position requires that a substantial portion of our cash flow from operations be used to pay interest on the old notes and the new notes, principal and interest under our credit agreement and other indebtedness. Significant increases in the floating interest rates on our revolving credit facility would result in increased debt service requirements, which may reduce the funds available for capital expenditures and other operational needs. In addition, our leveraged position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes. Further, our leveraged position may make us more vulnerable to economic downturns, may limit our ability to withstand competitive pressures, and may limit our ability to comply with restrictive financial covenants required under our credit agreement.

        Our primary source of liquidity is funds generated from operations, which are supplemented by borrowings under our credit agreement. Net cash provided by (used in) operating activities for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 were $(12.0) million, $35.8 million and $10.6 million, respectively. The five months ended May 23, 2003 include a use of cash resulting from an increase in accounts receivable and inventories of $22.8 million and $13.0 million, respectively. Partially offsetting this use of cash was cash provided by an increase in accounts payable, accrued expenses and other current liabilities of $12.9 million. The four months ended September 26, 2003 include cash provided by an increase in accounts payable, accrued expenses and other current liabilities of $20.5 million, together with a decrease in inventories of $5.0 million. Partially offsetting these items was a use of cash resulting from an increase in accounts receivable of $11.1 million. The nine months ended September 27, 2002 include a use of cash resulting from an increase in accounts receivable and inventories of $24.5 million and $22.1 million, respectively. Partially offsetting this use of cash was cash provided by an increase in accounts payable, accrued expenses and other current liabilities of $26.7 million. The seasonality of our business results in significant changes in our accounts receivable, inventories, accounts payable and accrued expense balances throughout the year, with balances typically higher at the end of our second and third quarters and lower at the end of our fourth quarter.

        Net cash used in investing activities for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 were $4.9 million, $2.6 million and $4.1 million, respectively. The five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 include a use of cash resulting from capital expenditures of $4.9 million, $2.9 million and $4.6 million, respectively. See a further discussion of capital expenditures below.

        Net cash provided by (used in) financing activities for the five months ended May 23, 2003, the four months ended September 26, 2003 and the nine months ended September 27, 2002 were $18.2 million, $(9.5) million and $(4.9) million, respectively. The five months ended May 23, 2003 include borrowings under our revolving credit facility of $18.3 million to fund our increase in working capital, together with the purchase of treasury stock for $2.6 million. The four months ended September 26, 2003 include the receipt of approximately $191.6 million of proceeds, net of issuance costs, from the issuance of $200.0 million senior subordinated notes. These proceeds, in addition to cash provided by operating activities, were used to purchase approximately $112.9 million of our 11.25% Notes for $116.0 million, including premium, and repay $81.7 million on our revolving credit facility. The nine months ended September 27, 2002 include a repayment of the term loans under the credit agreement in March 2002 of $39.0 million and borrowings under our revolving credit facility of $33.4 million.

        Operations provided cash of $25.4 million in the year ended December 27, 2002, compared to $35.5 million in the year ended December 28, 2001, and $28.1 million for the year ended December 29, 2000. Operating cash flow for the year ended December 27, 2002 enabled us to make capital expenditures of approximately $8.3 million and pay net interest expense of $21.0 million in 2002. Operating cash flow for the year ended December 28, 2001 enabled us to make capital expenditures of approximately $8.3 million and pay net interest expense of $22.4 million in 2001. Operating cash flow for the year ended December 29, 2000 of $28.1 million, together with debt proceeds of $40.0 million and proceeds of $10.0 million from the termination of a currency agreement enabled us to acquire Gutter World and Global Expanded Metals for approximately $45.6 million, make capital expenditures of approximately $9.7 million and pay net interest expense of $24.4 million in 2000. See Note 3 to our 2002 consolidated financial statements for further information concerning the acquisitions of Gutter World and Global Expanded Metals.

        Future payments due under debt and lease obligations at December 27, 2002 were as follows:

	Long-Term Debt	Non-Cancelable Operating Leases	Total
2003	$—	$6,061	$6,061
2004	—	4,495	4,495
2005	61,972	3,008	64,980
2006	135,000	1,716	136,716
2007	—	962	962
Thereafter	—	1,044	1,044

	$196,972	$17,286	$214,258

        Assuming the offering of the old notes and the exchange offer had been completed on December 27, 2002, the long-term debt obligations would be due as follows: $6.1 million in 2003, $4.5 million in 2004, $64.9 million in 2005, $1.7 million in 2006, $1.0 million in 2007 and $201.0 million thereafter.

        The above-noted sources are expected to provide the liquidity required, if necessary, to supplement cash from operations, although no assurance to that effect can be given.

        Capital Expenditures.    Capital expenditures in 2003 include approximately $1.2 million for improvements to the paintlines in Helena, Arkansas; Corby, England; and Roermond, The Netherlands; and approximately $3.9 million for several projects related to business expansion. Capital expenditures in 2002 include approximately $0.8 million for improvements to the paintlines in Helena, Arkansas; Corby, England; and Roermond, The Netherlands; and approximately $1.2 million for several projects related to business expansion. The balance of capital expenditures in both periods related to purchases and upgrades of fabricating equipment, transportation and material moving equipment, and information systems.

        We have made and will continue to make capital expenditures to comply with environmental laws. We estimate that our environmental capital expenditures for 2003 will approximate $900.0 thousand.

        In addition to meeting debt service requirements, operating cash flows have enabled us to invest in capital projects, which maintain manufacturing capabilities, enable compliance with laws and regulations and prepare our business for future growth. Our capital expenditures were $8.3 million, $8.3 million and $9.7 million in the years ended December 27, 2002, December 28, 2001 and December 29, 2000, respectively. Capital expenditures in 2002, 2001 and 2000 include approximately $1.6 million, $1.6 million and $1.7 million, respectively, for improvements to paint lines in Corby, England; Roermond, The Netherlands; and Helena, Arkansas. The paint lines are capital-intensive operations and will continue to require improvements and upgrades in 2003 and beyond to enhance their capabilities and efficiencies. Capital expenditures in 2002, 2001 and 2000 included approximately $2.9 million, $3.8 million and $2.0 million, respectively, for projects related to business expansion. The balance of capital expenditures in all periods primarily relates to purchases and upgrades of fabricating equipment, transportation and material moving equipment, and information systems. We expect that approximately $3.0 million to $4.0 million in capital expenditures are required annually to maintain existing equipment and facilities. We expect that capital spending in 2003 will also be devoted to projects that offer potential for internal growth through new products and expanding existing products to new markets, although these plans may change.

        Working Capital Management.    Working capital was $125.2 million as of September 26, 2003, compared to $90.5 million as of December 27, 2002. The increase in working capital is largely attributable to higher cash and cash equivalents resulting from the issuance of $200.0 million senior subordinated notes on August 6, 2003, from which a portion of the proceeds were used to prepay the revolving credit facility and purchase a portion of the 11.25% senior subordinated notes. Additionally, seasonal demands of the business result in substantial increases from year end in trade accounts receivable and inventories, partially offset by an increase in trade accounts payable.

        Accounts receivable of $125.1 million as of September 26, 2003, increased $36.6 million, from $88.5 million as of December 27, 2002. The primary reason for this increase was a 26.2% increase in net sales in the quarter ended September 26, 2003, compared to the quarter ended December 27, 2002. Additionally, a stronger British Pound and Euro compared to the U.S. Dollar used in converting the local currency balance sheet into U.S. Dollars resulted in a $3.7 million increase in accounts receivable. As of September 26, 2003, days sales outstanding in accounts receivable was 56.6 days, compared to 50.5 days as of December 27, 2002. This increase in days sales outstanding primarily resulted from a higher percentage of sales occurring in the last month of the third quarter of 2003, compared to the last month of the fourth quarter of 2002. A large percentage of our outstanding accounts receivable at the end of each period are generated during the last month of the quarter.

        Inventories of $88.5 million as of September 26, 2003, increased $10.0 million, from $78.5 million as of December 27, 2002. The primary reason for this increase is higher expected sales volume in the fourth quarter of 2003 than was expected in the first quarter of 2003. Additionally, a stronger British Pound and Euro compared to the U.S. Dollar used in converting the local currency balance sheet into U.S. Dollars resulted in a $2.1 million increase in inventories. As of September 26, 2003, days sales in inventories was 57.7 days, compared to 56.2 days as of December 27, 2002.

        Working capital was $90.5 million as of December 27, 2002, compared to $70.0 million as of December 28, 2001. The increase in working capital is primarily related to higher cash and cash equivalents, accounts receivable and inventories at the end of 2002, partially offset by higher accounts payable and accrued expenses. Stronger European currencies accounted for approximately $4.6 million of the increase in working capital. In addition to stronger European currencies, higher sales volume in the fourth quarter of 2002 resulted in the increase in accounts receivable and accounts payable at the end of 2002. Stronger European currencies, higher steel and aluminum costs and higher volumes of aluminum and steel in ending inventory resulted in the increase in inventory at the end of 2002.

        Accounts receivable of $88.5 million as of December 27, 2002, increased $11.2 million, from $77.3 million as of December 28, 2001. A stronger British Pound and Euro compared to the U.S. Dollar used in converting the local currency balance sheet into U.S. Dollars resulted in $6.1 million of this increase. Additionally, net sales in the fourth quarter of 2002 increased 9.9% compared to the fourth quarter of 2001. As of December 27, 2002, days sales outstanding in accounts receivable was 50.5 days, compared to 48.5 days as of December 28, 2001, and 50.1 days as of December 29, 2000.

        Inventories of $78.5 million as of December 27, 2002, increased $14.4 million, from $77.3 million as of December 28, 2001. A stronger British Pound and Euro compared to the U.S. Dollar used in converting the local currency balance sheet into U.S. Dollars resulted in $3.2 million of this increase. As of December 27, 2002, days sales in inventories was 56.2 days, compared to 48.8 days as of December 28, 2001, and 59.8 days as of December 29, 2000. Lower days sales in inventories at the end of fiscal year 2001, compared to the end of fiscal years 2000 and 2002, resulted from a focused effort to reduce inventory levels after business activity had slowed in fiscal year 2000. As business activity increased in 2002, management's focus provided for increasing inventory to levels necessary to accommodate sales growth.

Inflation and Foreign Currency Translation

        In recent years, inflation has not had a significant effect on our results of operations or financial condition. The assets and liabilities of our non-U.S. subsidiaries are translated into U.S. Dollars at current exchange rates and revenues and expenses are translated at average exchange rates. Currency translations on export sales could be adversely affected in the future by the relationship of the U.S. Dollar with foreign currencies.

Critical Accounting Policies

        Allowance for doubtful accounts, inventory obsolescence and warranty reserves.    Our significant accounting policies are described in Note 2 to our 2002 consolidated financial statements. As indicated there, we make estimates and assumptions that affect certain amounts reported in the consolidated financial statements. The use of estimates is significant as it relates to establishing reserves and allowances for doubtful accounts, inventory obsolescence and warranty costs. Ranges of estimates are developed based upon historical experience, specifically identified conditions and management expectations for the future occurrence of certain events. In the event that actual results differ from these estimates or we adjust these estimates in future periods, adjustments to the amounts recorded could materially impact our financial position and results of operations. There have been no significant changes in the assumptions used to develop our estimates in establishing reserves and allowances for doubtful accounts, inventory obsolescence and warranty costs from fiscal year 2000 to the nine months ended September 26, 2003.

        Income taxes.    Our income tax accounting policy is significant in determining financial position and results of operations. Such policy requires us to estimate income taxes in each jurisdiction in which we operate. This involves estimating actual current tax expense, assessing tax exposure matters and assessing temporary differences resulting from the different treatment of items under generally accepted accounting principles and tax law. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income. To the extent that recovery is less likely than not, a valuation allowance is established. Significant management judgment is required to establish these allowances as well as to determine the provision for income taxes and deferred tax assets and liabilities. In the event that actual results differ from estimates, or do not reflect our judgments, it may be necessary to adjust amounts recorded in income tax accounts, which could materially impact our financial position and results of operations. There have been no significant changes in the assumptions used to develop our estimates in establishing our income tax expense, tax exposure matters or deferred taxes.

        Impairment of goodwill.    We use judgment in assessing goodwill for impairment. Upon adoption of SFAS No. 142 on December 29, 2001, we assessed the recoverability of our goodwill. Subsequent to the adoption of SFAS No. 142, we review the carrying value of our goodwill at least annually on the first day of the fiscal fourth quarter, or sooner if events or changes in circumstances indicate the carrying value may exceed fair value. Recoverability is determined by comparing the fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit exceeds its fair value, the implied fair value of the reporting unit goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. At September 26, 2003, we had $158.5 million of goodwill, net of amortization, included in our statement of financial position.

Accounting Pronouncements

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS No. 145 updates and clarifies existing accounting pronouncements related to reporting gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. SFAS No. 145 became effective for us on the first day of fiscal year 2003. We recorded interest expense and other expense, net of tax, of approximately $0.3 million and $0.9 million, respectively. We expect to record an additional $1.0 million of interest expense in the fourth quarter of 2003. These items represent unamortized deferred finance fees and the amount paid in excess of the carrying value of the retired debt related to the senior subordinated notes purchased or redeemed as described in Note 5 and Note 13 to our quarterly condensed consolidated financial statements and unamortized deferred finance fees on the senior credit agreement that was amended and restated on October 9, 2003 as described in Note 13 to our quarterly condensed consolidated financial statements. Prior to the adoption of SFAS No. 145 we would have recognized this amount as an extraordinary loss, net of tax.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the pro forma effect on net income had the fair value of the options been expensed. The disclosure requirements of SFAS No. 148 became effective at its issuance. The adoption of SFAS No. 148 is not expected to have a material impact on our financial position or results of operations in fiscal year 2003.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a parent company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. For older entities, these requirements will begin to apply in the first fiscal year or interim period beginning after December 15, 2003. We are currently evaluating FIN 46, but the adoption of FIN 46 is not expected to have a material impact on our financial position or results of operations in fiscal year 2003.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149"). SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, amends the definition of an underlying contract and clarifies when a derivative contains a financing component in order to increase the comparability of accounting practices under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on our financial position or results of operations in fiscal year 2003.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk from changes in interest rates (primarily the U.S. Dollar, Euro and Pound Sterling one month LIBOR), exchange rates (primarily the Euro and Pound Sterling) and commodity prices (primarily aluminum and steel). At certain times, we enter into contracts for the purchase of aluminum and steel at market values in an attempt to assure a margin on specific customer orders. Additionally, we have the option to commit to purchase a specific quantity of aluminum over a specified time period at a fixed price. We would then be exposed for the difference between the fixed price and the market price of aluminum. Historically, we have not engaged in extensive hedging activities intended to manage long-term risks relating to movements in market prices of steel and aluminum raw materials as changes in the market price can generally be passed on to customers.

However, we have at times purchased, and expect from time to time to continue to purchase, options to buy aluminum at a fixed price for a portion of our anticipated requirements. In addition, although approximately 31% of our sales for the year ended December 27, 2002 and approximately 34% of our sales for the nine months ended September 26, 2003 originated in Europe and were impacted by exchange rate fluctuations, we have not historically utilized derivatives to manage foreign currency exchange risks related to our European operations. However, in connection with our risk-management strategy, we have historically entered into currency agreements and interest rate agreements with major banking institutions to manage the impact of foreign currency exchange rate fluctuations and/or interest rate fluctuations with respect to debt payments. The agreements are utilized as risk-management tools and not for trading purposes. Currency agreements involve exchanges of interest payments in differing currencies and provide for the exchange of principal amounts at maturity. Interest rate agreements involve exchanges of interest payments at differing interest rates and cap the highest rate of interest to be paid on specified notional amounts of debt. The amounts of interest paid or received effectively limit the interest payment exposure of our hedged debt commitments. The fair value of the currency agreements and interest rate agreements are derived from valuation models based upon recognized financial principals and estimates about relevant future market conditions. The amounts exchanged are based upon the notional amounts of the currency agreements and interest rate agreements, as well as on the other terms of the agreements, which relate to interest payments and exchange rates. For detailed information on the terms and fair values of our financial instruments and derivative instruments, see Note 2 to our consolidated financial statements and Note 6 to our quarterly condensed consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        A hypothetical 10 percent increase in interest rates for one year on our variable rate financial instruments would have no impact on interest expense as calculated at September 26 2003, compared to a hypothetical increase in interest expense of approximately $0.3 million calculated at December 27, 2002.

        A hypothetical 10% decrease in interest rates for one year on our derivative instruments would increase other expense by $0.7 million as calculated at September 26, 2003, compared to no impact on other expense as calculated at December 27, 2002.

Foreign Currency Exchange Risk

        This analysis presents the hypothetical increase in foreign exchange loss and increase in interest expense related to those financial instruments and derivative instruments held by us at September 26, 2003 that are sensitive to changes in foreign currency exchange risks. A hypothetical 10 percent increase in foreign currency exchange rates would increase our foreign exchange loss by approximately $3.7 million for those financial instruments and derivative instruments affected by foreign currency exchange fluctuations, as compared to a hypothetical increase in foreign exchange loss of approximately $0.2 million for the year ended December 27, 2002.

        All other factors remaining unchanged, a hypothetical 10 percent increase in foreign currency exchange rates for one year would have no effect on interest expense as calculated at September 26, 2003, for those financial instruments and derivative instruments affected by foreign currency exchange fluctuations, as compared to a hypothetical increase in interest expense of approximately $0.8 million as calculated at December 27, 2002.

INDUSTRY

Overview

        The following discussion is intended to provide background information concerning the industries in which we operate. You are cautioned, however, that our businesses are not necessarily affected by the industry trends or other factors discussed below in the same manner or to the same degree as the industry generally. Some of the information included in the following discussion is based on predictions and projections. These predictions and projections are subject to inherent uncertainties. Consequentially, actual results may differ materially from those expressed in or implied by these predictions and projections. See "Forward-Looking Statements." For specific information about our business and operating results, see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information contained in this prospectus.

        We operate in diverse end markets. The descriptions below provide overviews of two of our larger end-user markets: the Building and Construction, and Transportation markets.

  Building and Construction Market.

        The Building and Construction end-user markets that we target vary to a large degree by both products and customers. Consequently, no single industry description would apply to all of our various end-user markets. The Building and Construction, or B&C, market is broadly defined as all of the products and services that are employed to develop new or refurbish existing facilities in two primary segments: residential and non-residential. We compete primarily in the residential repair and remodeling markets, selling predominantly to home center retailers and home improvement contractors and distributors. We also sell into selected non-residential markets, including rural contractors, coated coil OEMs, and other industrial and architectural applications, which are narrowly focused and highly fragmented.

        Residential B&C—Repair and Remodeling.    The residential repair and remodeling market is served primarily by home center retailers and home improvement contractors and distributors. Coated coil OEMs also comprise a portion of this segment through interior architectural panels, residential doors, and other products. The home center market consists of major home center retailers such as Home Depot and Lowe's, as well as large cooperative buying groups, lumberyards, and small hardware stores. The home improvement contractor and distributor market is comprised of general contractors, building suppliers, and small retail storefronts. Key demand drivers for the residential repair and remodeling market are home values, home ownership rates, and age of housing stock.

        In 2002, the size of the U.S. retail home channel market was approximately $346.6 billion, of which home centers and lumberyards comprised $239.4 billion. The two largest players were Home Depot and Lowe's, with $58.2 billion and $26.5 billion in sales, respectively. Current homebuilding and repair and remodeling trends are expected to drive continued strong revenue growth for home center retailers. In 2002, Home Depot's sales grew 8.6%, and during the same period, Lowe's sales grew 19.9%.

        The residential repair and remodeling market is expected to benefit over the next decade as homeowners redirect spending towards upgrading existing homes rather than purchasing new homes. This trend will be driven by forecasted movements in the industry's key demand drivers, as described above. For example, according to the U.S. Census Bureau, the median sales price for an existing home has risen 7.9% in the last twelve months, and home ownership rates are projected to rise from 68% today to over 71% by 2010. In addition, the American Housing Survey of the United States conducted in 2001 revealed that the median age for U.S. homes is over thirty years old.

        Non-residential B&C—Rural Contractors and Coated Coils.    According to the U.S. Census Bureau, total non-residential B&C spending, excluding public utilities, was $167.9 billion in 2002. We focus on the rural non-residential B&C market, which consists of builders, contractors and lumberyards that sell products primarily for rural and agricultural applications. End uses for these products include animal confinement buildings, barns, light commercial buildings, utility panels, and portable sheds. The U.S. Census Bureau estimated that spending in the non-residential farm market was $6.1 billion in 2001, up from $4.3 billion in 1998, representing a 12.7% compound annual growth rate.

        The non-residential B&C market also includes coated coils that are sold to rural contractors, OEMs, and other industrial or architectural fabricators for exterior building panels, exterior doors, architectural panels, lighting, and other industrial and architectural applications. Coated coils are rolled sheets of steel or aluminum purchased from primary metals producers that are coated by a rolled painting process before further fabrication. We estimate the size of the U.S. and European coated coil market to be approximately 10 million tons annually. Consumer buying patterns and overall market demand are influenced by a variety of factors including agricultural and industrial commodity prices, weather patterns, and corporate and government spending.

  Transportation Market

        Recreational Vehicles.    Recreational vehicles, or RVs, are a segment of the transportation vehicle market. There are two distinct RV product sub-markets: motorhomes and towable RVs. Motorhomes are motorized recreational vehicles whereas towable RVs attach to the back of automobiles.

        The total size of the RV retail market in the U.S. and Europe was estimated to be $15 billion in 2002, representing approximately 480,000 units. We compete primarily in the towable RV market, which comprises approximately 75% of total RV shipments. RV purchases are typically discretionary, affected by economic conditions, consumer confidence, and gas prices. In the U.S., 55 to 64 year olds have the highest RV ownership rates, while baby boomers constitute the fasting growing RV ownership segment.

        While there are few barriers to entry on a small scale, we believe that size and national distribution capabilities are necessary to compete on the basis of product design, features, innovation, quality, customer service, perceived value, reputation and price. In the U.S., we believe that the top ten competitors control approximately 80% of the market.

        In 2002, total U.S. and Europe RV shipments comprised 480,000 units, of which approximately 360,200 were towable. In Europe, RV sales climbed 4.1% in 2002 to record levels of approximately 169,000 units. In the U.S., RV shipments were 311,000 in 2002, and first quarter 2003 shipments grew 8% year on year. This increase was attributed to record low interest rates, low inflation, rising home values and increased discretionary income from mortgage refinancing. We believe that sales will grow over the coming decade due to favorable population trends. For example, the U.S. Census Bureau projects that the 55 to 64 year old age group will grow by approximately 55% from 2000 to 2010.

BUSINESS

Overview

        Euramax is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States, as well as in the United Kingdom, The Netherlands and France. Our manufacturing and distribution network consists of 43 strategically located facilities, of which 37 are located in the United States and six are located in Europe. We sell our products principally to two markets, the building and construction market and the transportation market. Our core products include specialty coated coils, aluminum recreational vehicle (or RV) sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, soffit and fascia systems, and vinyl replacement windows. In addition, we sell an extensive line of accessory products, including roofing and siding hardware, trim parts and roof drainage accessories. Our customers include original equipment manufacturers, or OEMs, such as RV manufacturers, commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers. Our net sales and earning from operations for the twelve months ended September 26, 2003 were $698.3 million and $49.8 million, respectively.

        We operate downstream of producers of aluminum coil, aluminum extrusions, steel coil and aluminum ingot. These producers supply us with aluminum coil, aluminum extrusions and steel coil. We sold approximately 180 and 240 million pounds of aluminum and steel, respectively, in 2002. To a lesser extent, we also distribute and fabricate products manufactured from vinyl and fiberglass.

        We are a national supplier in several of our key U.S. product lines and we believe we are the only national supplier with in-house coil coating capabilities that supplies aluminum sidewalls to RV manufacturers and steel siding to manufactured housing customers. We believe this gives us certain advantages over regional suppliers who do not have in-house manufacturing capabilities or national distribution networks. In addition, extensive in-house manufacturing capabilities coupled with product offerings made from alternate raw materials enable us to react to changing customer preferences.

        We generate a significant portion of our sales in markets where certain of our products have a leading market share, including the RV market and the home center market. Together, these markets accounted for 46% of our 2002 net sales. We believe that in 2002 we sold at least 74% of the aluminum sidewalls used in the production of towable RVs in the United States and Europe combined. This estimate is derived from our estimate of the number of towable RV units in the U.S. and Europe that were produced in 2002 using our aluminum sidewalls, as a percentage of the total number of towable RV units produced in the U.S. and Europe in 2002 as estimated by the Recreational Vehicle Institute of America and the European Caravan Foundation. We also believe that in 2002 we sold at least 85% of all Do-It-Yourself metal raincarrying products sold to U.S. home centers. This estimate is derived from our sales in U.S. Dollars of Do-It-Yourself metal raincarrying products to U.S. home centers, as a percentage of our estimate of the total sales in U.S. Dollars of Do-It-Yourself metal raincarrying products in U.S. home centers. Net sales for the twelve months ended September 26, 2003 in the United States and Europe were $459.1 million and $239.2 million, respectively.

        We were established as an independent multinational company in 1996 under the name Euramax International Limited, which was formed by ACP Holding Company, an affiliate of Citigroup Venture Capital Ltd., and CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey), L.P., whom we refer to together as "CVC Europe." At that time, we acquired the fabricated products business from Alumax Inc. Including our history as a division of Alumax, we have over 50 years of experience in the fabrication of aluminum products, and over the last 30 years we have developed additional expertise in areas such as steel, vinyl and fiberglass fabrication. See "—Important Transactions—Acquisition of Alumax's Fabricated Products Business in September 1996 and Related Financing." In 1999, Euramax was reorganized to become a U.S. based multinational group. See

"—Important Transactions—The Reorganization." CVCEP subsequently acquired all of our common stock formerly held by CVC Europe.

Competitive Strengths

        Our strong market position and the diversification of our business among different geographic regions, customer groups, and product offerings have benefited us throughout economic and product cycles. As a result, we have historically been able to generate profits even though demand for certain products may be affected by seasonality and by changes in general and regional economic conditions. These factors, in combination with the low capital intensity and flexible cost base of our business, have historically contributed to our consistent generation of free cash flow.

        Leadership in several markets.    We are a leader in a variety of niche markets. For example, we are a leading supplier of aluminum sidewalls to U.S. producers of towable RVs based upon our estimate of the number of towable RV units in the U.S. that were produced in 2002 using our aluminum sidewalls, as a percentage of the total number of towable RV units produced in the U.S. as estimated by the Recreational Vehicle Institute of America. In addition, we believe that our sales of aluminum and steel raincarrying systems have represented a majority of such products sold to U.S. home centers based upon our sales in U.S. Dollars of aluminum and steel raincarrying systems to U.S. home centers as a percentage of our estimate of the total sales in U.S. Dollars of aluminum and steel raincarrying systems to U.S. home centers. Similar leading positions are enjoyed by our roll formed aluminum sheet and coil products sold to towable RV manufacturers in Europe based upon our estimate of the number of towable RV units in Europe that were produced in 2002 using our aluminum sidewalls, as a percentage of the total number of towable RV units produced in Europe as estimated by the European Caravan Foundation. We believe that these leadership positions give us a competitive advantage in the markets we serve.

        Manufacturing expertise.    We have the equipment necessary for producing substantially all of our products in-house, which minimizes reliance on third party processors. This capability provides marketing and pricing advantages, including the ability to control delivery time and to develop new and customer-specific products in an expeditious manner. In addition, our manufacturing expertise, as demonstrated by our ability to fabricate from alternate materials and develop new products and applications, affords us an advantage in meeting our customers' changing needs. For example, we offer specialized products that many of our competitors do not, such as wide coil coating, non-linear and stripe graphic patterns. We are also able to offer our customers small order quantities and short lead time capabilities.

        Product diversity.    Our wide range of products allows us to target many different markets effectively. Our technological expertise allows us to produce quality products in a wide range of materials to satisfy the needs of our diverse customer base. Over time, we have expanded our product mix to include products manufactured from steel, vinyl and fiberglass, allowing us to meet regional material preferences and to provide substitute products for end-users as their product preferences change. We believe that this product diversity has allowed us to maintain profitability.

        Geographic diversity.    Our sales span both the continental United States and Europe, which represented approximately 69.0% (or $440.9 million) and 31.0% (or $198.2 million) of 2002 net sales, respectively. We have manufacturing or distribution facilities strategically located in all major regions of the continental United States, as well as in the United Kingdom, The Netherlands and France. Our geographic diversity limits reliance on any single regional economy in the United States or national economy in Europe. Our network of facilities allows us to offer more comprehensive service than our regional competitors and to meet the demands of our customers for short delivery lead times.

        Customer diversity and loyalty.    We are diversified by both size and type of customer. Of our more than 5,000 customers, no single customer accounted for more than 11.8% of net sales in 2002, and only 10 of our customers accounted individually for more than 1% of net sales. Our top ten customers accounted for approximately 32.0% of 2002 net sales and represented four distinct end-use markets. In addition to building a beneficially diverse customer base, we have established and maintained significant long-term customer relationships. Each of our top ten customers has been a customer for more than ten years.

        Experienced management team.    Our three senior managers, J. David Smith, Mitchell B. Lewis and R. Scott Vansant, have extensive industry experience (31, 14 and 12 years, respectively) with us and our predecessors. They have successfully led Euramax through various industry cycles, economic conditions and capital structures. Under their leadership, Euramax has consistently generated free cash flow, reduced indebtedness and successfully grown the business through acquisitions and organic initiatives.

Business Strategy

        Our strategy is to expand our leadership position as a producer of aluminum and steel products and to further diversify our product offerings, customers and geographic regions in which we operate. Since our formation as an independent company in 1996, our ability to consistently generate free cash flow has enabled us to pay down significant amounts of debt, while allowing us to pursue a strategy of improving our operations, profitability and prospects for future growth. Under this strategy, we are pursuing organic growth through product development and the addition of new territories and new customers. In addition, since our formation in September 1996, we have completed eight acquisitions, including Berger Holdings in November 2003, which have enabled us to offer complementary products and expand our geographic coverage. We have also sold two businesses that did not serve our business strategy. We expect to continue identifying and acquiring businesses as part of executing our strategy.

Important Transactions

        Part of our growth strategy involves acquisitions. We have extensive experience in completing acquisitions, the most important of which are described below.

        Acquisition of Alumax's fabricated products business in September 1996 and related financing.    Pursuant to a purchase agreement dated June 24, 1996, between Euramax International Limited and Alumax, on September 25, 1996, Euramax International Limited purchased, through its wholly-owned subsidiaries, all of the issued and outstanding capital stock of certain of Alumax's subsidiaries which operated a portion of Alumax's fabricated products business. The purchase price of approximately $252.4 million, including acquisition expenses of $3.9 million and adjustments to give effect to certain items including cash acquired and working capital, was allocated to the assets and liabilities of Euramax International Limited based upon their fair market value at the date of the acquisition under the purchase method of accounting.

        In order to finance the purchase price, Euramax International Limited and certain of its wholly-owned subsidiaries incurred approximately $100.0 million of indebtedness under our senior secured credit facility, issued $135.0 million of our 11.25% senior subordinated notes due 2006 and issued to Citigroup Venture Capital Ltd., CVC Europe, certain members of our management and BNP Paribas (the agent under our senior secured credit facility), an aggregate of approximately $35.0 million in preference and ordinary shares.

        The Reorganization.    In December 1999, Euramax International Limited completed a reorganization whereby Euramax International, Inc., a Delaware corporation, was positioned as the top tier holding company. Prior to the reorganization, the parent company was Euramax International

Limited (formerly Euramax International plc), a company organized under the laws of England and Wales.

        The reorganization was accomplished, in part, by means of a "scheme of arrangement" under section 425 of the United Kingdom Companies Act 1985, a U.K. judicial proceeding requiring the consent of the registered holders of our 11.25% senior subordinated notes, the lenders under our senior secured credit facility, and the holders of each class of shares of Euramax International Limited.

        As a result of the reorganization, the new U.S. holding company of the group, Euramax International, Inc., is the reporting company for the consolidated group. In addition, the new U.S. holding company, two new U.K. intermediate holding companies and Amerimax Fabricated Products, Inc., an intermediate U.S. holding company, were added as guarantors on our 11.25% senior subordinated notes, and certain covenants in the indenture governing our 11.25% senior subordinated notes were amended.

        Acquisition of Fabral in July 1997.    On July 17, 1997, our wholly owned subsidiary Amerimax Fabricated Products, Inc. acquired all of the issued and outstanding capital stock of Gentek Holdings, Inc. and its subsidiary Gentek Building Products, Inc. for approximately $75.3 million. The purchase price was financed through additional borrowings under our senior secured credit facility, which was amended to, among other items, increase borrowings available for this acquisition. When we acquired its stock, Gentek was comprised principally of Fabral, a division of Gentek headquartered in Lancaster, Pennsylvania. Fabral is a manufacturer and distributor of steel and aluminum roofing and wall paneling products specifically for the agricultural, commercial and industrial markets.

        Acquisitions of Gutter World, Inc. and Global Expanded Metals, Inc. in April 2000.    On April 10, 2000, our wholly owned subsidiary Amerimax Home Products, Inc. acquired substantially all of the assets and assumed certain liabilities of Gutter World, Inc. and Global Expanded Metals, Inc., companies under common control. The purchase price, including approximately $372.2 thousand in acquisition-related fees and expenses, was approximately $45.6 million in cash. Gutter World is a manufacturer of raincarrying accessories, such as gutter guards, water diverters and downspout strainers, as well as door guards sold primarily to home centers. Global Expanded Metals manufactures expanded metal products.

        Acquisition of Berger Holdings, Ltd. on November 25, 2003.    On November 18, 2003, pursuant to a tender offer, Amerimax Pennsylvania, Inc., a wholly owned subsidiary of ours, acquired 93% of Berger Holdings' outstanding common shares for $3.90. The acquisition of Berger Holdings was completed on November 25, 2003 by the merger of Amerimax Pennsylvania, Inc. into Berger Holdings, with Berger Holdings as the survivor corporation. As a result of the merger, each common share of Berger Holdings not owned by Euramax was converted into the right to receive $3.90 per share in cash, subject to dissenters rights. We anticipate that the total purchase price of this acquisition will be approximately $36.8 million. Berger Holdings manufactures metal roof drainage products and roofing accessories as well as residential and commercial snow guards and will be included in our U.S. Fabrication segment. We expect the acquisition of Berger Holdings will expand our presence in supplying roof drainage products to distributors and home improvement contractors in addition to improving our competitiveness in this marketplace.

        The following table lists certain other acquisitions we have completed since 1996.

Date	Company	Rationale
March 1997	JTJ Laminating	•	Expand presence in the lamination of fiberglass
		•	Increase market share in laminated fiberglass RV exteriors
February 1999	Unimet Manufacturing	•	Expand presence in the mid-Atlantic region
		•	Improve competitiveness
April 1999	Color Clad plc	•	Expand presence in the manufacture of RV exteriors sold primarily to OEMs
		•	Improve competitiveness
June 1999	Atlanta Metal Products	•	Expand product offering in roof drainage products to home improvement contractors and distributors
		•	Provide outlet for other existing product lines to home improvement contractors and distributors

Operating Segments

        Our reportable segments, identified on the basis that our management evaluates performance and aggregated according to similar market characteristics and manufacturing processes, are as follows: European Roll Coating, U.S. Fabrication and European Fabrication. Financial information and other disclosures relating to our operating segments are provided in Note 14 of our 2002 consolidated financial statements. See also, "Products and Customers."

Manufacturing Processes

        Our manufacturing processes employ a variety of equipment and several types of facilities. We believe that our deployment of equipment enables us to manufacture standard and custom products efficiently and economically. We have the equipment necessary for processing substantially all of our products in-house, which minimizes reliance on third party processors. This provides cost benefits while enabling us to add new products on a timely basis. These capabilities provide marketing and pricing advantages, including the ability to control delivery time and to develop new and customer-specific products in an expeditious manner.

        Our manufacturing process generally begins with painting aluminum or steel coil through a process known as roll coating. Once coated, the aluminum or steel is further fabricated through selected processes which include tension leveling, embossing, slitting, rollforming, brake pressing, notching and bending. These processes complete the appropriate steps to fabricate a finished product.

        Our coating and fabrication capabilities are described in more detail as follows:

        Coating (painting and anodizing):    Roll coating is the process of applying a variety of liquid coatings (primarily paint) to bare aluminum or steel coil, providing a baked-on finish that is both protective and decorative. Approximately 146 million pounds of aluminum (73 million pounds in each of the European roll coating segment and the U.S. fabrication segment) and approximately 27 million pounds of steel (11 million pounds in the European roll coating segment and 16 million pounds in the U.S. fabrication segment) were roll coated by our eight roll coating operations in 2002. We have three such coating lines in the United States and five in Europe. The three coating lines in the United States are primarily utilized for internal processing, while the five coating lines in Europe, located within two facilities, are utilized to supply roll coated products to both internal and external customers. We believe that our roll coating facility in Roermond, The Netherlands is one of only three facilities in the world capable of coating coil up to 100 inches in width. The Roermond line services a variety of markets in which wide coated aluminum is becoming increasingly important. Wide coils provide customers with the opportunity to produce products more economically by reducing labor costs and requiring fewer joints and seams in their manufacturing processes.

        Anodizing is an electrochemical process that alters an aluminum surface through a controlled and accelerated oxidation process, which, if desired, may also color the material. Anodizing provides a high quality architectural finish to aluminum extrusions, which is demanded by certain customers. Anodizing is a key manufacturing process that we offer in certain European facilities included in the European fabrication segment, which fabricate bath and shower enclosures, automotive window trims, and extrusions used in the transportation industry.

        Fabrication:    After coating, much of the coil, in both our U.S. and European fabrication segments, is processed through slitting operations which cut coils into more narrow widths. The cut coils may then undergo a variety of downstream production processes which further fabricate the aluminum and steel sheet to form the desired product. Fabrication equipment includes rollformers, punch and brake presses and expanding machinery for a variety of applications. Production machinery also includes equipment to bend, notch and cut aluminum and vinyl extrusions required, together with glass, for the assembly of windows and doors.

Products And Customers

        Our products are sold to a diverse group of customers operating in a variety of industries. Our sales and marketing effort is organized on a decentralized basis to provide required services to our broad customer base in multiple geographic areas. Customers include:

        —  OEMs, including RV, Commercial Panel, and Transportation Industry Manufacturers;

        —  Rural Contractors;

        —  Home Centers;

        —  Home Improvement Contractors;

        —  Distributors;

        —  Manufactured Housing Producers; and

        —  Industrial and Architectural Contractors.

        The table below lists our key products, materials used, customers and end-users, sales regions and segments:

Products	Primary Materials	Customers and End-Users	Primary Sales Regions	Segments
Specialty Coated Coils (painted aluminum and steel coils)	Aluminum, Steel	OEMs, RV Manufacturers, Transportation Industry Manufacturers, Various Building Panel Manufacturers	Europe	European Roll Coating
Roofing & Siding (including vehicle sidewalls and building panels)	Aluminum, Steel, Vinyl, Fiberglass	OEMs, RV Manufacturers, Rural Contractors, Distributors, Industrial and Architectural Contractors, Home Improvement Contractors, Manufactured Housing	U.S., Europe	U.S. and European Fabrication, European roll coating
Raincarrying Systems (gutters, downspouts)	Aluminum, Steel, Vinyl, Copper	Home Centers, Rural Contractors, Home Improvement Contractors, Distributors, Manufactured Housing	U.S.	U.S. Fabrication
Soffit (roof overhangs), Fascia (trims), Flashing (roofing valley material)	Aluminum, Steel, Copper	Home Centers, Rural Contractors, Industrial and Architectural Contractors, Home Improvement Contractors, Manufactured Housing	U.S.	U.S. Fabrication
Doors	Aluminum, Fiberglass	OEMs, RV Manufacturers, Distributors, Home Centers, Home Improvement Contractors	U.S., Europe	U.S. and European Fabrication
Windows	Aluminum, Vinyl	OEMs, RV Manufacturers, Home Improvement Contractors, Transportation Industry Manufacturers	U.S., Europe	U.S. and European Fabrication

        The following table sets forth the percentage of our net sales attributable to our customers/markets:

	Years Ended
	December 29, 2000	December 28, 2001	December 27, 2002
OEMs	44.3%	40.7%	41.4%
Rural Contractors	19.2%	20.3%	20.5%
Home Centers	18.7%	22.0%	20.3%
Home Improvement Contractors	6.2%	7.5%	8.1%
Distributors	2.5%	2.4%	4.0%
Manufactured Housing Producers	5.8%	4.1%	3.0%
Industrial and Architectural Contractors	3.3%	3.0%	2.7%

	100.0%	100.0%	100.0%

        Original Equipment Manufacturers.    We supply OEMs such as RV, commercial panel manufacturers and transportation industry manufacturers. Our principal OEM customers are described below:

        Recreational Vehicle Manufacturers:    We are a leading supplier of various aluminum products to RV manufacturers in the United States and Europe. These products primarily consist of painted aluminum sheet and fabricated painted aluminum panels. We use our decorative graphic coating lines to produce aluminum panels with decorative detailing in a variety of colors. We also supply RV doors, windows and finished aluminum exterior walls and roofing panels. In addition, we supply laminated aluminum and fiberglass panels to RV manufacturers.

        We believe our decorative coating capabilities in the United States and in Europe provide a distinct technological advantage. These capabilities enable us to paint a stripe or other decorative pattern directly onto an aluminum sheet according to customer specifications. The alternative to a painted stripe is decorative tape, which must be applied to the aluminum sheet. The tape cannot be applied with the tight tolerances achieved by our painting process, and does not offer the same graphics variety.

        Commercial Panel Manufacturers:    We sell painted aluminum coil to customers who produce commercial building panels. These panels become part of a total package of commercial building wall panels and facades. The panels are used in both residential (such as room additions and patio enclosures) and commercial applications (such as service stations and school buildings) as well as in the construction of "cold rooms" used for the storage of perishable goods.

        Transportation Industry Manufacturers:    In addition to supplying RV manufacturers and commercial panel manufacturers, we also supply manufacturers in the transportation industry in Europe with windows, sunroofs and various other components fabricated from aluminum extrusions.

        Other Manufacturers:    We also use our decorative and coil coating capabilities for products supplied to overhead door manufacturers and producers of refrigerated transport containers. Door manufacturers produce the overhead doors, adding the necessary hardware and accessory items to complete the product.

        Rural Contractors.    We supply aluminum and steel roofing and siding products to rural contractors for use in agricultural and rural buildings such as sheds and animal confinement buildings. We sell our products to traditional rural contractors, including building supply dealers, building and agricultural cooperatives, and animal confinement integrators. Building suppliers and agricultural cooperatives typically purchase smaller quantities of product at multiple locations whereas contractors and integrators generally purchase large volumes for delivery to one site.

        Home Centers.    Our home center customers supply the well-established Do-It-Yourself, or DIY, market in the United States, Canada, and the United Kingdom. In the United States, we sell building and construction products, such as residential rain-carrying systems, roof flashing products, soffits, fascias, and steel roofing and siding. In the United Kingdom, we sell residential entry doors. These products, which are designed for ease of installation by DIY consumers, are produced with aluminum, galvanized or painted steel, and vinyl, depending on regional preferences. Home centers include small hardware stores, large cooperative buying groups, lumberyards and major home center retailers. We believe that we are the leading supplier of DIY metal raincarrying systems in the United States. Our competitors are generally regional and thus, we believe, do not have the advantages of a nationwide service and distribution network such as ours. We expect to continue to exploit these strengths to introduce additional DIY products that could be sold through this distribution channel.

        Home Improvement Contractors.    We sell a variety of products to home improvement contractors, the most significant of which are vinyl replacement windows. Other products sold to home improvement contractors include awnings, lattice systems, metal roofing, shower doors, patio and entrance doors, and insulated roofing panels. In the United States, we offer a full complement of vinyl replacement windows. We are also one of the largest suppliers of lattice and painted aluminum awnings to residential contractors in the western United States. In addition, we manufacture painted aluminum and steel panels for residential roofing.

        Distributors.    We sell to distributors and stockists (the European equivalent of distributors), which perform as service centers for the next tier of customers in both the United States and Europe. A distributor will typically purchase coil which is later broken down or fabricated prior to resale. Residential building products sold through distributors include a wide range of metal roof flashing materials, painted aluminum trim coil, raincarrying systems, fascia/soffit systems and drip edges. In the United Kingdom, we produce patio and entrance and shower doors, marketed primarily to distributors, as well as shower and bath enclosures.

        Manufactured Housing Producers.    We sell fabricated steel siding and accessory parts to producers of manufactured housing in the United States. These products are used for exterior walls and roofs. While we enjoy a leading position in this market, recent trends show the annual amounts of steel siding sold to the manufactured housing industry to be declining. This is primarily due to the availability of low-cost vinyl siding, which has aesthetic advantages over steel. To a lesser degree, we also distribute vinyl siding to certain customers in the manufactured housing industry. In addition to steel siding, we also fabricate and supply a variety of steel and aluminum accessory components for manufactured home exteriors.

        Industrial and Architectural Contractors.    We sell various products to the architectural and industrial contractor markets including standing seam panels, siding, soffits and fascias. These products are primarily produced from galvanized steel or aluminum.

Raw Materials

        Our products are principally manufactured from aluminum coils and extrusions and steel coils. During 2002, approximately 180 million pounds of aluminum products and approximately 240 million pounds of steel were sold. The proportion sold in 2002 by value is $363.3 million of aluminum and $160.3 million of steel. Steel weighs approximately three times as much as the same volume of aluminum. In addition, during 2002, we sold $115.5 million of products manufactured from materials other than aluminum and steel.

        All of our raw material inputs are sourced from external suppliers. We purchase our steel and aluminum sheet requirements from several foreign and domestic aluminum and steel mills. We believe there is sufficient supply in the marketplace to competitively source all of our requirements without reliance on any particular supplier. Our large volume of aluminum and steel purchases afford us competitive market pricing.

        Approximately 57% of our net sales are derived from sales of aluminum products. Compared to the cost of other raw materials we use, the cost of aluminum is subject to a high degree of volatility caused by, among other items, the relationship of world aluminum supply to world aluminum demand. However, as a fabricator, we are less exposed to fluctuations in aluminum prices. Historically, prices at which we sell aluminum products tend to fluctuate with corresponding changes in the prices paid to suppliers for aluminum raw materials. Supplier price increases, of normal amount and frequency can generally be passed to customers within two to four months. Conversely, as aluminum prices decline, corresponding price reductions are typically passed on to customers within the same time frame. Accordingly, our net sales and margins attributable to aluminum products may fluctuate with little or no change in the volume of aluminum shipments.

        We continually scrutinize aluminum costs and adjust our purchasing, inventory and sales programs accordingly. From time to time, we enter into contracts for the purchase of aluminum and steel at market values in an attempt to assure a margin on specific customer orders. Additionally, we have the option to commit to purchase a specific quantity of aluminum over a specified time period at a fixed price. We would then be exposed for the difference between the fixed price and the market price of aluminum. Historically, we have not engaged in extensive hedging activities intended to manage long-term risks relating to movements in market prices of steel and aluminum raw materials. However, from time to time, we may establish a maximum purchase price for varying quantities of future aluminum purchase requirements through the purchase of call options. At times, high aluminum prices have led customers to use alternative products, including steel, vinyl and fiberglass. We believe that our ability to supply certain products manufactured from these alternatives provides us with a competitive advantage over competitors who do not offer these choices.

Competition

        Competition in the U.S. RV market comes primarily from one subsidiary of a large publicly held U.S. building products company. Other competition in this market, and other U.S. markets, comes largely from privately and publicly held companies that are generally smaller than we are. In Europe, our competitors include three to four integrated companies in the specialty coil-coating business. Other smaller companies compete with us in the building and construction, RV and transportation markets in Europe, both on a regional basis and some on a pan-European basis.

Environmental, Health and Safety Matters

        Our manufacturing facilities are subject to a range of federal, state, local and European environmental and occupational health and safety laws, including those that relate to air emissions, wastewater discharges, the handling and disposal of solid and hazardous waste, and the remediation of contamination associated with the current and past use of hazardous substances or materials. If a release of hazardous substances or materials occurs on or from our properties or any offsite disposal location used by us, or if contamination from prior activities is discovered at any of our properties, we may be held liable for the costs of remediation (including any response costs), natural resource damages and associated transaction costs. While the amount of such liability could be material, we devote resources to ensuring that our current operations are conducted in a manner intended to reduce such risks.

        Based upon environmental reviews conducted internally on a quarterly basis, by outside consultants on a periodic basis, and by outside consultants in connection with the acquisition of Alumax's fabricated products business, and assuming compliance by Alumax with its indemnification obligations under the related acquisition agreement, we believe that we are currently in compliance with, and not subject to liability under, environmental laws except where such noncompliance or liability would not reasonably be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows. Pursuant to the terms of the Alumax acquisition agreement, Alumax agreed to correct and to bear substantially all costs with respect to certain identified conditions of potential noncompliance and liability under environmental laws, none of which costs is currently believed to be material. Alumax's indemnification obligations under the acquisition agreement are not subject to an aggregate dollar limitation and survive indefinitely with respect to specifically identified environmental matters.

        Liability with respect to hazardous substance or material releases in the U.S. arises principally under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, and similar state laws, which impose strict, and under certain circumstances, retroactive, joint and several liability upon statutorily defined classes of potentially responsible parties, or PRPs. We have been identified as a PRP at eleven National Priorities List, or NPL, sites under CERCLA, although two of these eleven sites may relate to disposal by divisions of Alumax that have never been and are not now part of Euramax. Pursuant to the terms of the Alumax Acquisition Agreement, Alumax has agreed to indemnify us for all of the costs associated with each of these eleven NPL sites. In addition, Alumax has agreed to indemnify us for all of the costs associated with nine additional sites listed on state hazardous site cleanup lists, with respect to which we have not received any notice of potential responsibility.

        At our Corby, England facility, Legionella was found to be present on site in a cooling tower. An independent testing laboratory is testing water samples for the presence of Legionella on a weekly basis, and no further evidence of Legionella has been detected to date. Based upon the investigation, we believe that the reasonable likely outcome of this matter will not materially impact our future consolidated financial position, results of operations, or cash flows.

        The facility that Berger leases in Ivyland, Pennsylvania has contaminated groundwater as a result of the migration from an adjacent property which was formerly the Naval Air Warfare Center, currently an NPL site under CERCLA. The United States Navy is conducting a clean-up of the Naval Air Warfare Center NPL site under the Environmental Protection Agency's supervision. The owner/landlord of the Berger property obtained liability protection under Pennsylvania's Brownfield Law by demonstrating to the Commonwealth of Pennsylvania that the contamination is from an off-site source, and under Pennsylvania law that protection benefits the tenant as well. Moreover, under Berger's lease, the landlord retained any liability for this contamination. Accordingly, although the facility leased by Berger is on an NPL site, the effects of this contamination would not reasonably be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We have made and will continue to make capital expenditures to comply with environmental laws. Environmental capital expenditures for the years ended December 27, 2002, December 28, 2001 and December 29, 2000 were approximately $212.1 thousand, $581.8 thousand and $447.3 thousand, respectively. We estimate that our environmental capital expenditures will be approximately $900.0 thousand in 2003.

Employees

        We employ approximately 2,550 people, of which 1,000 are employed in Europe and 1,550 are employed in the United States. Of these employees, approximately 30% were salaried and approximately 70% were hourly employees. Collective bargaining agreements covered approximately 220 manufacturing employees at five of our U.S. manufacturing facilities. We are not a party to any material pending labor proceedings and believe that employee relations are good.

Facilities and Properties

        Our principal executive office and headquarters are located in Norcross, Georgia. Our principal facilities are listed below by operating segment:

Facility	Function		Square Feet
U.S. Fabrication
Anaheim, CA	Manufacturing	(Leased)	15,000
Atlanta, GA	Office and Manufacturing	(Leased)	132,250
Atlanta, GA	Manufacturing	(Leased)	10,500
Atlanta, GA	Manufacturing	(Leased)	13,000
Bloomsburg, PA	Manufacturing	(Leased)	96,000
Bristol, IN	Manufacturing	(Owned)	110,115
Cedar City, UT	Manufacturing	(Leased)	38,000
Dallas, TX	Office	(Leased)	12,400
Denver, CO	Warehouse	(Leased)	5,000
Elkhart, IN	Manufacturing	(Leased)	65,000
Feasterville, PA	Office and Manufacturing	(Owned)	120,000
Elkhart, IN	Manufacturing	(Leased)	96,000
Grand Prairie, TX	Manufacturing	(Leased)	45,281
Gridley, IL	Manufacturing	(Owned)	93,200
Idabel, OK	Manufacturing	(Owned)	37,440
Ivyland, PA	Manufacturing	(Leased)	105,000
Jackson, GA	Manufacturing	(Owned)	69,450
Keller, TX	Manufacturing	(Leased)	29,605
Kennesaw, GA	Manufacturing	(Owned)	10,000
Lancaster, PA	Office and Manufacturing	(Owned)	220,000
Lancaster, PA	Warehouse	(Leased)	43,000
Lancaster, PA	Office and Manufacturing	(Owned)	126,083
Las Vegas, NV	Warehouse	(Leased)	28,500
Lawrenceville, GA	Manufacturing	(Leased)	55,000
Loveland, CO	Manufacturing	(Leased)	51,362
Mableton, GA	Manufacturing	(Owned)	88,000
Mansfield, TX	Manufacturing	(Owned)	55,280
Marshfield, WI	Manufacturing	(Owned)	28,200
Norcross, GA	Executive Offices	(Leased)	3,627
Rathdrum, ID	Manufacturing	(Leased)	26,190
Romeoville, IL	Manufacturing	(Leased)	109,000
Romoland, CA	Manufacturing	(Owned)	65,500
Sacramento, CA	Manufacturing	(Leased)	40,800
Sacramento, CA	Manufacturing	(Leased)	40,000
Stayton, OR	Manufacturing	(Leased)	35,733
Tifton, GA	Manufacturing	(Leased)	55,600
Tifton, GA	Manufacturing	(Leased)	26,934
West Sacramento, CA	Manufacturing	(Leased)	70,000
West Helena, AR	Manufacturing	(Owned)	230,000
European Roll Coating
Corby, England	Office and Manufacturing	(Owned)	171,000
Roermond, The Netherlands	Office and Manufacturing	(Owned)	208,216
European Fabrication
Pudsey, England	Office and Manufacturing	(Owned & Leased)	211,200
Leeds, England	Manufacturing	(Leased)	55,000
Andrezieux-Boutheon, France	Office and Manufacturing	(Owned)	69,968
Montreuil-Bellay, France	Office and Manufacturing	(Owned)	233,663

        We believe that our facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels meeting current demand.

Legal Proceedings

        We are not currently parties to any pending legal proceedings other than proceedings occurring in the ordinary course of our business. We believe that these proceedings would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Key Employees

        The following sets forth certain information with respect to the persons who are members of our board of directors, our executive officers and key management employees of our company and our subsidiaries.

Name	Age	Position
J. David Smith	55	Chief Executive Officer, President and Chairman of the Board
Mitchell B. Lewis	41	Executive Vice President and Corporate Business Development Director
R. Scott Vansant	41	Vice President, Secretary and Chief Financial Officer
Scott R. Anderson	41	President—Amerimax Building Products, Inc.
Dudley Rowe	44	President—Amerimax Home Products, Inc.
Rob Dresen	49	Managing Director—Euramax Coated Products B.V.
David C. Pugh	54	Managing Director—Ellbee Limited
Aloyse Wagener	56	Managing Director—Euramax Industries S.A.
Nick E. Dowd	46	President—Fabral, Inc.
Gerald Williams	48	Managing Director—Euramax Coated Products Limited
Stuart M. Wallis	58	Director
Joseph M. Silvestri	42	Director
Richard E. Mayberry, Jr.	50	Director
Paul E. Drack	75	Director
Thomas F. McWilliams	60	Director

        J. David Smith has been Chief Executive Officer and a director of our company since September 1996. In March 2002, Mr. Smith was named Chairman of our board of directors. Mr. Smith's career in the fabricated products industry spans thirty-one years, starting with various operational responsibilities with Howmet Aluminum Corp. In 1983, Mr. Smith joined Alumax as General Manager of the Building Specialties Division and became President of Alumax Home and Specialty Products Group in 1988. Mr. Smith became President of Amerimax Fabricated Products in 1990 and was appointed a Vice President of Alumax in 1994.

        Mitchell B. Lewis became Executive Vice President of our company in October 1998, Corporate Development Director in June 1998 and served as Group Vice President of Amerimax Building Products, Inc. and Fabral, Inc. since 1997. Prior to being appointed Group Vice President, he was President and General Manager of Amerimax Building Products, Inc. from 1993 to 1997 and Assistant General Manager of Amerimax Building Products, Inc. from 1991 to 1993. Prior to 1991, Mr. Lewis served as corporate counsel with Alumax, and, prior to joining Alumax, he practiced law, specializing in mergers and acquisitions.

        R. Scott Vansant became Chief Financial Officer of our company in July 1998 and Vice President and Secretary in September 1996. He joined Alumax in 1991. From 1995 to 1996, Mr. Vansant served as Director of Internal Audit for Alumax. Mr. Vansant also served in various operational positions with Alumax Building Products, Inc., including serving as Controller of the division from 1993 to 1995. Prior to 1991, Mr. Vansant worked as a Certified Public Accountant for Ernst & Young LLP.

        Scott R. Anderson became President of our subsidiary Amerimax Building Products, Inc. in October 1998. Mr. Anderson has served in various financial and operational roles since joining our company in 1987, including Operations Manager (1997 to 1998) and Controller (1995 to 1997) of Amerimax Building Products, Inc.

        Dudley Rowe became President of our subsidiary Amerimax Home Products, Inc. in October 1999. Mr. Rowe has served in various sales and operational roles since joining our company in October 1980, including Sales Manager of Amerimax Home Products, Inc. from 1988 to 1999.

        Rob Dresen became Managing Director of our subsidiary Euramax Coated Products B.V. in January 2001. Mr. Dresen joined Euramax Coated Products BV in 1993 as Sales and Marketing Director. Prior to joining Euramax Coated Products B.V., Mr. Dresen spent 14 years in sales and marketing management for such international companies as Stork Screens International and Akrosit Europe.

        David C. Pugh has been Managing Director of our subsidiary Ellbee Limited since 1996. Prior to the acquisition of Alumax's fabricated products division, Mr. Pugh held several positions with Alumax, including Sales Director and Production Director of Ellbee Limited.

        Aloyse R. Wagener joined our subsidiary Euramax Industries S.A. in July 1992 as Managing Director. From 1989 to 1992, Mr. Wagener was Managing Director of Para-Press in Luxembourg. Prior to 1989, Mr. Wagener held several positions with Para-Press, including Purchasing Director and Sales Director.

        Nick E. Dowd became President of our subsidiary Fabral, Inc. in July 2000. Mr. Dowd served as Controller of Amerimax Building Products, Inc. from 1998 to 2000. Prior to 1998, Mr. Dowd served as Divisional President and General Manager for Waste Management, Inc.

        Gerald Williams became Managing Director of our subsidiary Euramax Coated Products Limited in September 2002. Mr. Williams joined Euramax Coated Products Limited in October of 1986 as Technical Manager. From 1991 to 2002, Mr. Williams held several positions, including Technical Director and Operations Director. Prior to 1986, Mr. Williams held the position of Technical Superintendent with British Steel.

        Stuart M. Wallis became a director of our company and non-executive chairman of our board of directors in February 1997. Mr. Wallis stepped down as non-executive chairman in March 2002. Mr. Wallis served as Chief Executive for Fisons plc from 1994 to 1995 and is currently Chairman of Communisis plc and Protherics plc, in addition to a number of private companies.

        Joseph M. Silvestri became a director of our company upon consummation of the acquisition of Alumax's fabricated products division in 1996. Mr. Silvestri is a partner of Citigroup Venture Capital, where he has been employed since 1990. Mr. Silvestri is a director of MacDermid, Triumph Group and Worldspan, L.P.

        Richard E. Mayberry, Jr.    became a director of our company in January 2002. Mr. Mayberry has been employed by Citigroup Venture Capital since 1984 and has been a managing director of Citicorp Capital Investors, Ltd. since 1994. Mr. Mayberry is a director of a number of private companies.

        Paul E. Drack became a director of our company in December 1996. Mr. Drack retired from AMAX Inc. in December 1993 after serving as President and Chief Operating Officer from 1991. From 1985 to 1991, Mr. Drack was employed in various positions with Alumax Inc. serving as President and Chief Executive Officer from 1986 to 1991. Mr. Drack serves as a director of Miller Industries, Inc.

        Thomas F. McWilliams became a director of our company in June 2003. Since 1983, Mr. McWilliams has been affiliated with Citigroup Venture Capital and has served as vice president and a managing partner of Citigroup Venture Capital as well as a member of its investment committee. Mr. McWilliams also serves as a director of each of MMI Products, Inc., Royster-Clark, Inc., Ergo Science Corporation, Strategic Industries, Inc., and Polar Corporation.

Compensation of Directors

        Beginning April 1, 2002, non-executive directors are paid an annual fee of $25,000. Additionally, directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Prior to April 1, 2002, Mr. Drack was paid an annual fee of $24,000 and Mr. Wallis was paid an annual fee of Pound Sterling 43,333 (approximately $65,000).

Compensation Committee Interlocks and Insider Participation

        Our compensation committee is composed of Messrs. Drack, Silvestri and Wallis. Mr. Rolly van Rappard, who resigned from our board of directors in June 2003, also served on our compensation committee during 2002. None of these directors are currently or have been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serve, or in the past have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Executive Compensation

        The following table summarizes the compensation paid or accrued for fiscal years 2002, 2001 and 2000 to our chief executive officer and our four next most highly compensated executive officers earning in excess of $100,000 during fiscal year 2002 (each such person being referred to as a "named executive officer").

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)(2)
J. David Smith Chief Executive Officer, President and Director	2002 2001 2000	$431,250 395,000 358,750	$409,312 304,059 —	$93,388 90,491 57,126
Jo Cuypers Executive Vice President(3)	2002 2001 2000	164,981 138,423 129,663	87,307 56,500 38,967	52,202 122,166 64,206
Mitchell B. Lewis Executive Vice President and Corporate Business Development Director	2002 2001 2000	245,000 226,500 198,000	182,901 139,453 —	12,022 10,635 6,986
Neil E. Bashore Executive Vice President(4)	2002 2001 2000	190,000 182,500 165,000	148,560 112,363 —	249,204 40,944 143,906
R. Scott Vansant Vice President, Secretary and Chief Financial Officer	2002 2001 2000	206,000 189,250 166,250	153,786 116,519 —	11,934 10,555 6,451

(1)
Excludes certain perquisites received which do not exceed the lessor of $50,000 or ten percent of any named executive officer's salary and bonus.

(2)
All other compensation for 2002 consists of our matching contributions to the defined contribution plan, term life insurance, our discretionary contributions to the defined contribution plan based on age and years of service, and amounts earned for the Supplemental Executive Retirement Plan, SERP, as follows: J. David Smith earned $11,099 for term life insurance, $17,500 for the defined contribution plan and $64,789 for the SERP; Jo Cuypers earned $52,202 for term life insurance; Mitchell B. Lewis earned $522 for term life insurance and $11,500 for the defined contribution plan; Neil Bashore earned $911 for term life insurance, $16,900 for the defined contribution plan and $231,393 for the SERP; R. Scott Vansant earned $434 for term life insurance and $11,500 for the defined contribution plan.

(3)
Retired from Euramax in April 2003.

(4)
Retired from Euramax in January 2003.

        We have not granted any options or stock appreciation rights to our named executive officers.

2003 Equity Compensation Plan

        We have established an equity compensation program, the Euramax International, Inc. 2003 Equity Compensation Plan, or our 2003 Equity Plan, for the purposes of attracting and retaining valued employees. The 2003 Equity Plan seeks to accomplish these goals by offering certain management employees a greater stake in our success, and to encourage ownership of our stock by these employees. Under the 2003 Equity Plan, we have granted restricted shares of our Class A common stock and granted options to purchase shares of Euramax International Class A common stock to selected officers or other key employees. We have reserved 35,719.6 shares of Class A common stock for issuance under the 2003 Equity Plan. In connection with the 2003 Stock Transaction, we granted 9,569.6 shares of restricted Class A common stock and 25,750 options to purchase shares of our Class A common stock. See "Related party transactions—2003 Stock Transaction" and "Related party transactions—Restricted Stock Grants" for more information.

        The 2003 Equity Plan is to be administered by a committee designated by our board of directors, which shall have at least two members, each of whom shall be a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act, and an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. The committee will have full authority to act in selecting the eligible employees to whom awards of options or restricted stock may be granted. The committee will determine the times at which such awards of restricted stock or options may be granted, the time and the matter in which options may be exercised, the type and amount of award that may be granted, the terms and conditions of awards that may be granted under the 2003 Equity Plan and the terms of agreements which will be entered into with employees designated to participate in the 2003 Equity Plan. However, in no event may the exercise price of any non-qualified options granted under the 2003 Equity Plan be less than the fair market value of the underlying shares on the date of grant.

        The 2003 Equity Plan permits the committee to grant both incentive stock options and non-qualified stock options, but all 25,750 options granted as of the date hereof are non-qualified stock options. The committee may determine the number of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. The non-qualified stock option grant agreements in effect on the date hereof provide that each participant will vest in 20% of the shares subject to the option grant on each anniversary of the date of grant, until becoming 100% vested after 5 years. Non-qualified stock option grant agreements under the 2003 Equity Plan provide that upon termination of employment with us, the exercise period for vested options will generally be limited, except that vested options will be canceled immediately upon a termination for cause. The non-qualified stock option grant agreements provide for the cancellation of all unvested options upon termination of employment with us. Under the 2003 Equity Plan, if any option shares subject to an outstanding option grant are forfeited or if the option grant otherwise terminates without exercise, any of these forfeited or terminated option grant shares may be reissued at the discretion of the committee.

        The 2003 Equity Plan also permits us to grant participants restricted shares of our Class A common stock. The committee will determine the number of shares of restricted stock granted to each participant, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock agreements. The restricted stock agreements in effect on the date hereof provide that the participant will vest in 100% of the restricted shares five years from the date of grant. If an employee voluntary terminates his or her employment, the employee will forfeit any unvested shares of restricted stock. If employment is terminated for any reason other than voluntary termination, all unvested shares of the restricted stock shall be accelerated as of the date of the non-voluntary termination. All shares of restricted stock granted, and all shares acquired upon exercise of options granted, under the 2003 Equity Plan will be subject to the stockholders agreement described below under "Related party transactions—Stockholders Agreement."

        The 2003 Equity Plan provides that upon a change in control of our company, all restricted stock awards shall become fully vested, and each unexercised and outstanding option shall become immediately and fully vested and exercisable. All restricted stock awards shall also become fully vested in the event of an initial public offering of our common stock. Each option that is exercisable immediately prior to the change in control may be canceled in exchange for a payment in cash of an amount equal to the excess of the fair market value of the common stock underlying the option as of the date of the change in control over the exercise price. The committee may also decide that such options be terminated immediately prior to the change in control, provided that the participant fails to exercise the option within a specified period (of at least seven days) following receipt of written notice of the change in control and of our intention to terminate the option prior to such change in control. Alternatively, the committee may determine that in the event of a change in control, such options shall be assumed by the successor corporation, and shall be substituted with options involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted options being no less favorable than the options granted by us.

Pension Plans

        We sponsor a defined benefit plan, the Amerimax Companies Retirement Income Plan, or Retirement Plan, which is intended to qualify under section 401 of the Code. The Retirement Plan covers certain U.S. hourly employees on their employment commencement date. The benefits under this plan are based primarily on a benefit rate multiplied by a participant's years of service.

        The Retirement Plan provides normal retirement benefits at age 65 generally determined by multiplying the applicable benefit rate by the participant's years of service. Benefit rates are determined from the applicable appendix of the plan pertaining to specific employee groups.

        Generally, with a few exceptions, an employee who has reached age 60 with five years of service may elect to retire early with reduced benefits. The normal form of benefit under the Retirement Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under U.S. federal law for 2003, benefits from the Retirement Plan are limited to $160,000 per year.

        As of December 27, 2002, the fair market value of the Retirement Plan's assets was approximately $2.2 million. Both the plan's FAS 87 accumulated benefit obligation, or ABO, and its projected benefit obligation, or PBO, was approximately $2.7 million. Accordingly, the Retirement Plan's ABO and PBO exceeded its assets by approximately $0.5 million.

Euramax U.K. Pension Plan

        We sponsor a foreign defined benefit pension plan, the Euramax U.K. Pension Plan, or UK Plan, which is contracted out of the State Earnings Related Pension Scheme on a final salary basis and is approved under Chapter I of Part XIV of the Income and Corporation Taxes Act of 1988. The UK Plan covers substantially all of our employees located in the United Kingdom. The benefits under this plan are based primarily on the highest annual average of pensionable salary during any continuous three year period during the ten years prior to normal retirement.

        The UK Plan provides normal retirement benefits at age 65 equal to one-sixtieth of final pensionable earnings for each year of pensionable service. Members contribute at the rate of 4% of their pensionable salaries and we are responsible for the balance of the cost of providing benefits from the plan.

        As of December 27, 2002, the fair market value of the UK Plan's assets was approximately $11.6 million. The plan's ABO and PBO was approximately $23.3 million. Accordingly, the UK plan's ABO and PBO exceeded its assets by approximately $11.7 million.

401(k) Plans

        We maintain a non-contributory defined benefit pension plan that covers substantially all of our U.S. hourly employees. We also maintain three defined contribution retirement and savings plans, which allow our employees to contribute a percentage of their pretax and/or after-tax income in accordance with specified guidelines. We match a certain percentage of employee pre-tax contributions up to certain limits. Further, the plans provide for discretionary contributions by us based on our employees' years of service with us and their age. Our expenses for the years ended December 27, 2002, December 28, 2001, and December 29, 2000, were approximately $1.5 million, $1.5 million, and $1.0 million, respectively.

Phantom Stock Plan

        We sponsor a phantom stock plan, the Euramax International, Inc. 1999 Phantom Stock Plan, under which key executives or other management employees are granted one-time awards of phantom shares. A phantom share is a unit equal to 4% of the equity value of Euramax International, as defined by the plan, divided by 40,000 (the maximum number of phantom shares that may be awarded to participants under the plan). A phantom share entitles the participant to receive compensation equal to the value of a phantom share when fully vested, minus the value of a phantom share at the date of grant, all as defined by the plan. On January 1, 1999, 36,000 of the phantom shares were granted, of which 31,385 shares and 31,390 shares remain outstanding as of December 27, 2002 and December 28, 2001, respectively. The awards become fully vested on the earlier of a change in control, a public offering of our common stock, the death, disability or retirement of the participant, or December 31, 2003. Compensation will be paid out in four equal payments during the first quarter of 2004 through 2007, unless there is a change in control.

Incentive Compensation Plan

        We sponsor an incentive compensation plan, the Euramax Incentive Compensation Plan, that provides benefits to our executive officers and key employees. Under the terms of our incentive compensation plan, we establish annual performance objectives for each participant and a target award upon achievement of performance objectives. The performance objectives are generally based on a formula that incorporates our EBITDA and return on average net assets, each as determined in accordance with the plan, and target awards are based on a percentage of each participant's base salary. Annual awards are generally paid as soon as practicable after our determination of the achievement of performance objectives. In the event of a change of control of our company, we must pay a pro-rata portion of each participant's full target award for the year in which the change of control occurs.

Employment Agreements And Arrangements

        J. David Smith.    We entered into an employment agreement with Mr. Smith on October 1, 1999, which provides for Mr. Smith to serve as our President and Chief Executive Officer for an initial two year term, automatically extended each day thereafter unless we give sixty days' prior written notice of our election not to extend Mr. Smith's employment. In connection with the 2003 Stock Transaction, we entered into an amendment to Mr. Smith's employment agreement that provides, among other things, for Mr. Smith to serve as Chairman of our board of directors as well as our President and Chief Executive Officer. Under the amended employment agreement, Mr. Smith receives a base salary of $525,000 per annum, subject to increases at the discretion of our board of directors. The amended employment agreement also establishes for Mr. Smith a target annual bonus of 60% of his base salary. The amended employment agreement also provided for a cash sale bonus payment of $656,250 in connection with the 2003 Stock Transaction.

        During his employment term, Mr. Smith is eligible to participate in all benefit programs in which all senior executive employees of our company are eligible to participate, including at a minimum basic and supplemental life insurance in total equal to 4 1/2 times base salary, accidental death and dismemberment insurance equal to 4 1/2 times base salary and long-term disability insurance equal to 2/3 the amount of Mr. Smith's base salary and target bonus. Subject to certain exceptions, including termination for cause or termination in connection with a change of control of our company as described below, in the event we terminate Mr. Smith's employment he will be entitled to receive monthly severance payments for a period of 24 months equal to the monthly portion of Mr. Smith's annualized salary, target bonus and the annualized dollar value of his other benefits in effect on the date of termination.

        Under the terms of Mr. Smith's amended employment agreement, if there is a change of control of our company and Mr. Smith's employment is terminated without cause or he suffers a constructive termination within twelve (12) months after the effective date of the change of control, Mr. Smith will be entitled to receive a payment equal to three (3) times Mr. Smith's average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. The amendment to Mr. Smith's employment agreement eliminates any requirements to reduce the foregoing payment by any other "parachute payments" (within the meaning of §280G of the Code) we make to Mr. Smith, including the acceleration of vesting of any restricted stock or stock options. If there is a change in control and Mr. Smith resigns his employment with us for any reason (other than in anticipation of his termination for cause) within 12 months after the effective date of the change of control, then Mr. Smith will be entitled to receive a payment equal to his total annual compensation as in effect at the date of the change of control, including base salary, the value of the benefits received by Mr. Smith as part of his relationship with us, plus the amount of his full target bonus for the year in which the change of control occurs. This amount is payable in a single payment within 30 days after the effective date of Mr. Smith's resignation.

        Mr. Smith's amended employment agreement also contains a non-competition provision as well as a non-solicitation provision lasting for so long as he is entitled to receive severance payments or for two years if he voluntarily resigns, in addition to confidentiality covenants. In addition, his amended employment agreement provides that during the two year period from his termination date, we will provide Mr. Smith and his qualified beneficiaries continued coverage under all of our insurance plans, including medical insurance and other health plans, life insurance and disability insurance plans in which Mr. Smith or his qualified beneficiaries were a participant immediately prior to the date of termination, subject to a timely payment by Mr. Smith of all required premiums and other co-payments.

        Mitchell B. Lewis.    In connection with the 2003 Stock Transaction, we entered into a letter agreement with Mr. Lewis, establishing a base salary for Mr. Lewis of $300,000 per year. The letter agreement also establishes a target annual bonus for Mr. Lewis of 50% of his base salary. The letter agreement also provided for a cash sale bonus payment of $375,000 in connection with the 2003 Stock Transaction. The letter agreement is not an employment agreement and does not give Mr. Lewis rights to continued employment.

        Under the terms of a letter agreement we entered into with Mr. Lewis on December 1, 1999, if there is a change of control of our company and Mr. Lewis' employment is terminated without cause or he suffers a constructive termination within 12 months after the effective date of the change of control, Mr. Lewis will be entitled to receive a payment equal to two times Mr. Lewis' average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. This amount is payable in a single payment within 30 days after the date of his termination. The letter agreement is not an employment agreement and does not give Mr. Lewis rights to continued employment.

        R. Scott Vansant.    In connection with the 2003 Stock Transaction, we entered into a letter agreement with Mr. Vansant, establishing a base salary for Mr. Vansant of $250,000 per year. The letter agreement also establishes a target annual bonus for Mr. Vansant of 50% of his base salary. The letter agreement also provided for a cash sale bonus payment of $312,500 in connection with the 2003 Stock Transaction. The letter agreement is not an employment agreement and does not give Mr. Vansant rights to continued employment.

        Under the terms of a letter agreement we entered into with Mr. Vansant on December 1, 1999, if there is a change of control of our company and Mr. Vansant's employment is terminated without cause or he suffers a constructive termination within 12 months after the effective date of the change of control, Mr. Vansant will be entitled to receive a payment equal to two times Mr. Vansant's average total annual compensation for the five calendar years immediately preceding the effective date of his employment termination. This amount is payable in a single payment within 30 days after the date of his termination. The letter agreement is not an employment agreement and does not give Mr. Vansant rights to continued employment.

        Neil Bashore.    We entered into a separation agreement and general release with Mr. Bashore in connection with his retirement from our company in January 2003. Under the terms of the separation agreement, we paid Mr. Bashore about $711,000, representing one year of salary and bonus, accelerated vesting and payout of Mr. Bashore's supplemental executive retirement plan entitlements, a profit share paid to the credit of Mr. Bashore's 401(k) account, and certain COBRA and financial planning expenses. We also paid Mr. Bashore about $1.6 million for the repurchase of 3,990 shares of Euramax International Class A common stock and $160,000 for Mr. Bashore's surrender of his 1,609 award shares under our 1999 Phantom Stock Plan. Finally, Mr. Bashore received a bonus of $148,600 representing his entitlement under the Euramax Incentive Compensation Plan and will receive health plan continuation coverage for himself and one additional family member under COBRA. In connection with these benefits and payments, Mr. Bashore has given us a general release of any legal claims he may have had against us. Mr. Bashore has also agreed not to disclose any of our confidential information and, for a period of five years from his termination of employment, not to use any of our confidential information in connection with any business activity. Mr. Bashore has further agreed to non-competition and non-solicitation provisions for a period of five years from his termination of employment.

Supplemental Executive Retirement Plan Agreements

        We entered into two Supplemental Executive Retirement Plans, or SERP Agreements, effective on June 12, 2003, one with Mr. Smith and one benefiting Messrs. Lewis and Vansant. The SERP Agreement for Mr. Smith provides a benefit of $190,000 per year, payable as a life annuity, beginning at age 62. Mr. Smith is currently fifty-four (54) years old and is 100% vested in his SERP benefit. Mr. Smith's benefit becomes payable upon the earliest to occur of his retirement, his total and permanent disability, his death or a change in control of our company, provided that if his benefit becomes payable before he attains age 60, it will be subject to a reduction factor, based on his then attained age. Mr. Smith may elect to receive his benefits in the form of a lump sum or life annuity as long as his election is made at least 120 days prior to the receipt of any benefits paid under the SERP Agreement.

        The SERP Agreement benefiting Messrs. Lewis and Vansant provides a benefit of $46,000 per year, payable as a life annuity, beginning at age 65 for each of Messrs. Lewis and Vansant. Mr. Lewis and Mr. Vansant are both currently 41 years old. In each case, their benefits will vest upon the earliest of their attainment of age 55, their death, total and permanent disability or upon a change in control of our company. Mr. Lewis' and Mr. Vansant's benefits become payable upon the earliest to occur of their retirement, total and permanent disability, death or a change in control of our Company, except that if their benefits become payable before they attain age 65, only a specified percentage of the benefit amount will be payable. That percentage increases from 50% at age 55 to 96% at age 64. Messrs. Lewis and Vansant may elect to receive their benefits in the form of a lump sum or life annuity as long as their election is made at least 120 days prior to the receipt of any benefits paid under the SERP Agreement.

RELATED PARTY TRANSACTIONS

2003 Stock Transaction

        We entered into a stock purchase agreement on April 15, 2003 with CVCEP, certain affiliates of CVCEP, CVC Europe, BNP Paribas and certain other stockholders. Pursuant to the stock purchase agreement, on June 12, 2003 CVCEP and its affiliates acquired from our former stockholders CVC Europe and BNP Paribas and certain members of our management, 265,762.48 shares of common stock, or 54% of our common stock. We refer to this transaction as our 2003 Stock Transaction. In connection with the 2003 Stock Transaction, we sold 883.75 shares of our common stock directly to CVCEP for $353,500. We also agreed to pay the out of pocket fees and expenses of CVCEP and CVC Europe, which in the aggregate were approximately $3.4 million, and gave certain customary indemnities in favor of CVCEP under the stock purchase agreement. CVCEP is an affiliate of Citigroup Venture Capital Ltd., which owned about 34.5% of our common stock at the time of the 2003 Stock Transaction. Citigroup Venture Capital Ltd. has subsequently transferred these shares to Court Square Capital Limited, or Court Square, which, like Citigroup Venture Capital Ltd., is an indirect wholly-owned subsidiary of Citigroup Inc.

Restricted Stock Grants

        Following the adoption of the 2003 Equity Compensation Plan and in connection with the 2003 Stock Transaction, we granted to selected management employees restricted stock pursuant to restricted stock agreements effective on June 12, 2003. Under the restricted stock agreements, we granted J. David Smith 3,380.60 shares of restricted stock, having a dollar value of about $1.4 million. We granted each of Mitchell B. Lewis and R. Scott Vansant 2,041 shares of restricted stock, having a dollar value for each grant of about $0.8 million. The dollar values of the restricted stock grants are based on the $400 per share purchase price that was paid in the 2003 Stock Transaction. Because the shares of restricted stock are subject to transfer restrictions and risks of forfeiture that do not apply to the shares of common stock sold in the 2003 Stock Transaction, the dollar values provided above may not be an accurate reflection of the actual value of the restricted stock awards granted to the executives.

        Each restricted stock agreement provides that so long as the executive has not voluntarily terminated his or her employment with us, 100% of the executive's shares of restricted stock will vest on April 15, 2008, or five years from the date of the restricted stock agreement. Immediately prior to a change of control or public offering, all unvested shares of restricted stock will immediately vest. If an executive voluntarily terminates his or her employment prior to vesting, that executive will forfeit all unvested shares of Restricted Stock. If an executive's employment is terminated for any other reason, including death or disability, all unvested shares of restricted stock will immediately vest. See "Management—2003 Equity Compensation Plan" for a further description of the terms and conditions of that plan.

1999 Phantom Stock Plan Grants

        The executive officers of our company who have been granted phantom stock shares under our 1999 Phantom Stock Plan are as follows:

Participant	Award (number of shares)	Per Share Value on Grant Date
J. David Smith	4,506	141.37
Mitchell B. Lewis	1,609	141.37
R. Scott Vansant	1,609	141.37
Neil Bashore	1,609	141.37
Jo Cuypers	1,609	141.37

        A phantom share is a unit equal to 4% of the equity value of Euramax International, as defined by the plan, divided by 40,000. A phantom share entitles the participant to receive compensation equal to the value of a phantom share when fully vested, minus the value of a phantom share at the date of grant, all as defined by the Plan. The awards become fully vested on the earlier of a change in control, a public offering of our common stock, the death, disability or retirement of the participant or December 31, 2003. Compensation will be paid out in four equal payments during the first quarter of 2004 through 2007, unless there is a change in control.

        As of September 26, 2003, the current value of the award made to Mr. Smith as determined by the plan was $574,000. The current value of the awards made to Messrs. Lewis and Vansant as determined by the plan were each $205,000. Mr. Cuypers became ineligible for payment under the plan due to his retirement in April 2003. Accordingly, the award to Mr. Cuypers as determined by the plan had no value as of September 26, 2003. We repurchased Mr. Bashore's award shares in January 2003. See "Management—Employment Agreements and Arrangements."

Repurchases Of Common Stock

        In connection with his retirement from our company, we repurchased 2,955.2 shares of Euramax International Class A common stock from Mr. Cuypers in April 2003. Mr. Cuypers received approximately $1.2 million in the aggregate, for these shares.

        We have entered into an agreement with Court Square, dated as of February 12, 2004, pursuant to which we have agreed to repurchase all of our outstanding common stock held by Court Square, or 169,680.62 shares, for a purchase price of $400 per share, for our aggregate repurchase price of approximately $67.9 million. Such transaction is subject to restrictions contained in the indenture governing the old notes and the new notes and our senior secured credit facility. We expect to complete this transaction on or before April 30, 2004.

Stockholders Agreement

        In connection with the 2003 Stock Transaction, we entered into a stockholders agreement with CVCEP and certain of its affiliates, Court Square, and certain other stockholders who own our common stock and whom we refer to in this prospectus as the "minority stockholders." These minority stockholders include Messrs. Smith, Lewis and Vansant, as well other members of our management team and members of CVCEP's management team. The stockholders agreement provides that our Chief Executive Officer will be a member of our board of directors. CVCEP will initially be entitled to designate three additional members of our board of directors and Court Square will initially be entitled to designate two additional members of our board of directors (these designation rights to be adjusted from time to time to reflect certain changes in the common stock ownership of CVCEP and Court Square).

        Under the stockholders agreement, certain corporate actions require the written consent of stockholders holding at least 70% of our outstanding common stock held by all stockholders party to the stockholders agreement. Initially, this will require the written consent of both CVCEP and Court Square. These corporate actions include changes to or issuances of our equity securities, amendments of organizational documents, payment of dividends, or certain merger or recapitalization transactions. In addition, each action of our board of directors will require the approval of at least one director designated by each of CVCEP and Court Square.

        The stockholders agreement generally restricts the transfer of shares of our common stock. Exceptions to this restriction include transfers to affiliates, transfers to our company, transfers for estate planning purposes and transfers to family members. In each case so long as any transferee agrees to be bound by the terms of the stockholders agreement. After an initial public offering, additional exceptions to the transfer restrictions will include sales pursuant to certain registrations rights of the stockholders.

        CVCEP, Court Square and certain of their members of management have "first offer" rights under the stockholders agreement entitling them to purchase the shares of a stockholder prior to such stockholder being permitted to sell its shares to a third party. The minority stockholders have "tag-along" rights to sell their shares on a pro rata basis with CVCEP, Court Square and their respective transferees in sales to third parties involving 50% or more of their respective holdings as of the closing of the 2003 Stock Transaction. Each of CVCEP and Court Square has "tag-along" rights to sell its shares on a pro-rata basis with the other in sales to third parties involving less than 50% of their respective holdings as of the closing of the 2003 Stock Transaction. The holders of 70% of our outstanding common stock held by the stockholders party to the stockholders agreement, which will initially require the approval of both CVCEP and Court Square, will have "drag-along" rights to cause the minority stockholders to sell their shares on a pro rata basis with CVCEP, Court Square and/or their affiliates in a sale of our company. The stockholders agreement also contains a provision that requires our company to offer certain stockholders the right to purchase, on a pro rata basis, shares of our common stock upon any new issuance, subject to certain exceptions.

Registration Rights Agreement

        In connection with their entry into the stockholders agreement, CVCEP, Court Square and our minority stockholders have entered into an amended and restated registration rights agreement with our company. Pursuant to this registration rights agreement, upon the written request of CVCEP or Court Square, we have agreed (subject to customary exceptions), on up to three occasions for CVCEP and up to two occasions for Court Square, to prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares held by CVCEP or Court Square, as the case may be, and use our best efforts to cause the registration statement to become effective. If we are eligible to use a "short-form" registration statement on Form S-2, Form S-3 or any similar form, CVCEP and Court Square may each make unlimited requests for registration for their shares of our common stock. If at any time we file a registration statement for our common stock (other than pursuant to a demand registration by CVCEP or Court Square, a registration statement on Form S-8, Form S-4 or any similar form, or in connection with certain other registrations), we will use our best efforts to allow the other parties to the registration rights agreement to have their shares of our common stock (or a portion of their shares under specified circumstances) included in the offering of our common stock if the registration form proposed to be used may be used to register the shares. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by our company. We have agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

Advisory Agreement

        In connection with the 2003 Stock Transaction, we entered into an advisory agreement with CVC Management LLC, or CVC Management, pursuant to which CVC Management may provide financial, advisory and consulting services to us. In exchange for these services, CVC Management will be entitled to an annual advisory fee for a period of ten years following the closing of the 2003 Stock Transaction. CVC Management's annual advisory fee will be the greater of $0.6 million per year or 1% of our consolidated EBITDA (as defined in the advisory agreement), plus out-of-pocket expenses. Annual advisory fees in excess of $1.0 million are subject to the consent of our lenders under our senior secured credit facility. Pursuant to the advisory agreement, we paid CVC Management a $1.0 million transaction fee in connection with services provided in connection with the 2003 Stock

Transaction. We have also agreed to pay CVC Management a transaction fee in connection with the consummation of each acquisition, divestiture or financing, including any refinancing, by Euramax International or any of our subsidiaries, in an amount equal to 1% of the value of the transaction, plus reasonable out-of-pocket expenses. Pursuant to the advisory agreement, we paid CVC Management a $2.0 million transaction fee in connection with the issuance and sale of the old notes and a fee of $1.45 million in connection with the amendment and restatement of our senior secured credit facility. The advisory agreement has an initial term of ten years, subject to automatic 1 year extensions thereafter unless terminated by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The advisory agreement automatically terminates on change of control of our company or an initial public offering of our common stock. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of CVC Management.

Intercompany Agreement

        Euramax International and Euramax International Holdings B.V., as the issuers of the old notes and the new notes, entered into an agreement allocating the gross proceeds of the offering of the old notes between them. The allocation expected to be approximately $60.0 million to Euramax International Holdings B.V. with the remainder of the gross proceeds being allocated to Euramax International, subject to certain adjustments. This agreement was entered into for internal allocation purposes but in no manner affects each issuer's joint and several obligations for the full principal amount of new notes being offered herein.

OWNERSHIP OF CAPITAL STOCK

        The following table sets forth certain information as of December 1, 2003 regarding the beneficial ownership of Euramax International common stock by each person or entity known to us to own more than 5% of the outstanding shares of Euramax International common stock, each member of our board of directors and each of our named executive officers and all of the members of our board of directors and our executive officers as a group. Except as set forth below, to our knowledge the stockholders listed below have sole voting and investment power as to the shares of stock shown as beneficially owned by them. Beneficial ownership of the shares of stock listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act. The information contained in this table does not give effect to the anticipated repurchase by us of all of our stock held by Court Square. If such repurchase is completed, then CVCEP will own approximately 81.3% of our outstanding common stock.

	Number and Percent of Shares of Euramax International(1) Class A Common Stock
	Number	Percent
Greater than 5% Stockholders:
Citigroup Venture Capital Equity Partners, L.P.(2) 399 Park Avenue, 14th Floor New York, NY 10022	265,762.48	54.0%
Court Square Capital Limited(3) 399 Park Avenue, 14th Floor New York, NY 10022	169,680.62	34.5%
Named Executive Officers and Directors:
J. David Smith(4)	8,815.25	1.8%
Mitchell B. Lewis(4)	6,702.35	1.4%
R. Scott Vansant(4)	4,485.95	*
Jo Cuypers(4)(5)	—	—
Neil E. Bashore(4)(6)	—	—
Joseph M. Silvestri(7)	439,775.12	89.3%
Richard E. Mayberry(7)	435,642.60	88.5%
Paul E. Drack(8)	779.87	*
Stuart M. Wallis(9)	4,668.82	*
Thomas F. McWilliams(7)(10)	435,688.47	88.5%
All executive officers and directors as a group (10 persons)	465,426.86	94.5%

*
indicates less than 1%

(1)
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Includes 260,850.60 shares of Class A common stock held by Citigroup Venture Capital Equity Partners, L.P., 2,597.50 shares Class A common stock held by CVC/SSB Employee Fund, L.P. and 2,314.38 shares of Class A common stock held by CVC Executive Fund LLC. Does not include

  169,680.62 shares of Class A common stock owned by Court Square Capital Limited, an affiliate of CVCEP. CVCEP disclaims beneficial ownership of these shares owned by Court Square Capital Limited.

(3)
Does not include 265,762.48 shares of Class A common stock beneficially owned by CVCEP, an affiliate of Court Square Capital Limited. Court Square Capital Limited disclaims beneficial ownership of these shares beneficially owned by CVCEP.

(4)
The address of each of Mr. Smith, Mr. Lewis, Mr. Vansant, Mr. Cuypers and Mr. Bashore is c/o Euramax International, Inc., 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092.

(5)
Mr. Cuypers retired from Euramax in April 2003.

(6)
Mr. Bashore retired from Euramax in January 2003.

(7)
Includes 265,762.48 shares of Class A common stock beneficially owned by CVCEP and 169,680.62 shares of Class A common stock owned by Court Square Capital Limited. Each of Mr. Silvestri, Mr. Mayberry and Mr. McWilliams is a member of management of CVCEP and Court Square Capital Limited. Each disclaims beneficial ownership of the shares owned by CVCEP and Court Square Capital Limited. The address of each of Mr. Silvestri, Mr. Mayberry, and Mr. McWilliams is c/o Citigroup Venture Capital Equity Partners, L.P., 399 Park Avenue, 14th Floor, New York, NY 10022.

(8)
The address of Mr. Drack is c/o Euramax International, Inc., 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092.

(9)
The address of Mr. Wallis is c/o Protherics plc, Devonshire House, 146 Bishopsgate, London, EX2M 4JX.

(10)
Includes 245.37 shares of Class A common stock owned by the Thomas F. McWilliams Flint Trust, a trust which may be deemed to be beneficially owned by Mr. McWilliams. Mr. McWilliams disclaims beneficial ownership of the shares owned by the Thomas F. McWilliams Flint Trust.

Euramax International Common Stock

        Our Amended and Restated Certificate of Incorporation provides that we may issue 1,200,000 shares of common stock, divided into two classes consisting of 600,000 shares of Class A voting common stock, or Class A common stock, and 600,000 shares of Class B restricted voting common stock, or Class B common stock. There are 492,495.79 shares of Class A common stock outstanding and no shares of Class B common stock outstanding on the date hereof. If the anticipated stock repurchase is completed on the terms proposed, there will be 322,815.17 shares of Class A common stock outstanding. The holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and the holders of Class B common stock are entitled to one vote per ten (10) shares held on all matters submitted to a vote of the stockholders, except that the holders of the Class B common stock have the right to vote as a separate class on any merger or consolidation of our company, or any recapitalization or reorganization, in which shares of Class B common stock would be treated differently from shares of Class A common stock. Under our Amended and Restated Certificate of Incorporation, both shares of Class A common stock and Class B common stock can be convertible into an equal number of shares of the other class at any time at the option of the holder. As and when dividends are declared or paid, the holders of Class A common stock and Class B common stock are entitled to receive dividends pro rata at the same rate per share.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Description Of Our Senior Secured Credit Facility

        General.    The borrowers under our senior secured credit facility are Amerimax Fabricated Products, Inc., Euramax Holdings Limited, Euramax Europe B.V., and Euramax Netherlands B.V. The information relating to our senior secured credit facility is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of our senior secured credit facility.

        On October 9, 2003, we amended and restated our senior credit facility to provide for, among other things, the addition of a term loan commitment of $35.0 million, under which a term loan was made on October 31, 2003 and will be repaid in quarterly installments ending on or about September 30, 2008. In addition to the term loan commitment, the senior secured credit facility is composed of a revolving credit facility of $110 million that expires on September 30, 2008, a portion of which is available for letters of credit and swing loans. The revolving credit facility is subject to a borrowing base that can limit availability to an amount below $110 million.

        Guarantees.    Subject to certain exceptions, our senior secured credit facility is guaranteed by:

  •
  a first-priority security interest in all of Euramax International's assets and properties (including, without limitation, accounts receivable, cash, cash equivalents, chattel paper, documents, investment property, letter of credit rights, inventory, real property, leases, bank accounts, lockbox accounts, stock, stock equivalents, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles) and each of Euramax International's domestic subsidiaries (whether such subsidiary is now owned or hereafter acquired); and

  •
  a first-priority perfected pledge of all capital stock and stock equivalents, partnership interests, and limited liability company interests and certain intercompany notes of all of Euramax International's direct or indirect subsidiaries (whether such subsidiary is now owned or hereafter acquired).

        In addition, certain of Euramax International's assets and properties of Euramax International's foreign subsidiaries, except Euramax Industries S.A., are pledged, including pledges of the capital stock of those subsidiaries.

        Loans and Currencies.    Revolving loans under the our senior secured credit facility bear interest at rates based on a margin over the Federal Funds Rate or the agent's prime lending rate, or, at our election, at a margin over LIBOR. The term loan will be denominated in Pounds Sterling or Euros and will bear interest at LIBOR plus a margin.

        If a default (as defined under the terms our senior secured credit facility) has occurred and is continuing, amounts due will bear interest at an additional rate of 2% per annum.

        Conditions to Extension of Credit.    The obligation of the lenders under our senior secured credit facility to make loans or extend letters of credit is subject to the satisfaction of certain customary conditions including the absence of a default or an event of default under our senior secured credit facility.

        Covenants.    Our senior secured credit facility requires us to meet certain financial tests, including minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures.

  •
  Minimum fixed charge coverage ratio.  We must maintain at the end of each fiscal quarter, on a consolidated basis, a ratio of EBITDA (as defined in our senior secured credit facilities) less capital expenditures to payments of principal and interest on indebtedness of not less than 1.15 to 1.00, determined for the four consecutive fiscal quarters preceding.

  •
  Interest coverage ratio.  We must maintain at the end of each fiscal quarter, on a consolidated basis, a ratio of EBITDA for the immediately preceding four consecutive fiscal quarters to interest expense for such period of not less than 2.00 to 1.00.

  •
  Maximum leverage ratio.  We must maintain at all times during each fiscal quarter, as evidenced as at the end of each fiscal quarter, on a consolidated basis, a ratio of senior indebtedness plus indebtedness under the notes to EBITDA not to exceed: 4.75 to 1.00 for each quarter until the quarter ending June 30, 2004, 4.50 to 1.00 for each quarter until the quarter ending September 30, 2004 to June 2005, and 4.25 to 1.00 for each quarter until the quarter ending September 30, 2005.

  •
  Capital expenditures.  We may not make capital expenditures in excess of $16,000,000 in any fiscal year, subject to our ability to carry forward unused capital expenditure amounts to the next succeeding year.

        Our senior secured credit facility also contains covenants that, among other things, limit our incurrence of additional indebtedness, the nature of our business and that of certain of our subsidiaries, investments, leases of assets, ownership of subsidiaries, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. Our senior secured credit facility permits the completion of the Berger Holdings acquisition and the payment of a dividend or repurchase of our common stock of up to $70.0 million, so long as we have available undrawn commitments and subject to compliance with a cash flow ratio test and certain other debt covenants.

        Events of Default.    Our senior secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, failure of any guaranty or security agreement supporting our senior secured credit facility to be in full force and effect and change of control of the loan parties.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We issued and sold the old notes to the initial purchasers on August 6, 2003. The initial purchasers subsequently sold the old notes to qualified institutional buyers. Because the old notes are subject to transfer restrictions, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated August 6, 2003, which is filed as an exhibit to the registration statement of which this prospectus is a part, under which we agreed to:

        —  file an exchange offer registration statement for the new notes with the Securities and Exchange Commission on or prior to the 90th day after the date that the old notes are first issued;

        —  use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than the 180th day after the old notes are first issued; and

        —  use our reasonable best efforts to complete the exchange offer within 30 business days after the effective date of the registration statement.

        Upon the exchange offer registration statement being declared effective, we will offer the new notes in exchange for surrender of the old notes. We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the old notes. For each note surrendered to us in connection with the exchange offer, the holder of the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on the note, from the date of its original issue.

        Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties in unrelated transactions, we believe that the new notes will generally be freely transferable by holders after the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of old notes, as set forth below). For additional information on the SEC's position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available May 13, 1988; Mary Kay Cosmetics, Inc., available June 5, 1991; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of old notes who is one of our "affiliates," who intends to participate in the exchange offer for the purpose of distributing the new notes, or who is a broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

        —  will not be able to rely on the interpretations of the staff of the SEC;

        —  will not be able to tender its old notes in the exchange offer; and

        —  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from these requirements.

        If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations, including that:

        —  you are not our "affiliate" (as defined in Rule 405 under the Securities Act) or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

        —  any new notes to be received by you will be acquired in the ordinary course of your business;

        —  at the time the exchange offer begins, you have no arrangement or understanding with any person to participate in the distribution of the new notes in violation of the provisions of the Securities Act;

        —  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

        —  you have full power and authority to transfer your old notes in exchange for any new notes to be received by you and we will acquire good and unencumbered title to the old notes you exchange, free and clear of any liens and adverse claims.

        In addition, in connection with any resales of new notes, any broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities, who we refer to as "participating broker-dealers," must deliver a prospectus meeting the requirements of the Securities Act. While the SEC has not taken a position with respect to this particular transaction, under existing interpretations of the SEC relating to transactions structured substantially similar to the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes.

Shelf Registration

        If any changes in applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any reason the exchange offer is not completed within 210 days following the date of original issuance of the old notes, or if any holder of the old notes, other than the initial purchasers, is not eligible to participate in the exchange offer, or if an eligible holder who complies with the material terms of the exchange offer does not receive new notes that may be sold without restrictions under state and federal securities laws or upon the request of an initial purchaser if the old notes held by such initial purchaser have the status of unsold allotments in an initial distribution, we will, at our cost:

        —  as promptly as practicable and in any event on or prior to 30 business days after such filing obligation arises, file a shelf registration statement covering resales of the old notes or new notes, as applicable;

        —  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 120 days after such filing obligation arises; and

        —  use our reasonable best efforts to keep the shelf registration effective until two years after its effective date (or until all old notes covered by the shelf registration are sold, if earlier).

        If we file a shelf registration statement, we will provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally will be:

        —  required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

        —  subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

        —  bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

        In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Liquidated Damages

        If any of the following (each a "registration default") occurs:

        —  the exchange offer registration statement is not filed with the SEC on or before the 90th calendar day following the date of the original issuance of the old notes or, if that day is not a business day, then the next day that is a business day;

        —  the exchange offer registration statement is not declared effective on or before the 180th calendar day following the date of the original issuance of the old notes or, if that day is not a business day, then the next day that is a business day;

        —  the exchange offer is not completed on or before the 30th business day following the date of the effectiveness of the registration statement or, if that day is not a business day, then the next day that is a business day; or

        —  the shelf registration statement is required to be filed but it is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the issuers and the guarantors will be required to pay to the holders of the old notes an additional 0.25% interest for each 90 day period during which such registration default continues, up to a maximum of 1.00% per year. We refer to this increase in the interest rate on the old notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the old notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

        Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

Terms of The Exchange Offer; Period For Tendering Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on                        , 2004, unless extended by us, in our sole discretion.

        As of the date of this prospectus, $200.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about                        , 2004 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "—Conditions to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer." If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner that is reasonably calculated to inform the holders of the outstanding notes and we will extend the offering period, if necessary, to ensure that five business days remain in the offering period after the change. We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the laws of The Netherlands in connection with the exchange offer.

Procedures for Tendering Old Notes

        The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to JPMorgan Chase Bank at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

        —  certificates for the old notes along with the Letter of Transmittal, or

        —  prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

        —  the holder must comply with the guaranteed delivery procedure described below.

        The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

        —  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

        —  for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer, other than any involving regulatory approvals, as to any particular old notes before the expiration date of the exchange offer, except as required by law. Any waiver in respect of any condition of the exchange offer will apply to all old notes tendered. The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

        If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder of old notes will represent to us in writing that, among other things:

        —  the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

        —  neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

        —  neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

        If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Acceptance of Old Notes For Exchange; Delivery Of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, all old notes properly tendered, and will issue the new notes in exchange for all properly tendered old notes promptly after the expiration date of the exchange offer. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent.

        The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from August 6, 2003. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 6, 2003. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal or an agent's message (as defined below) in lieu thereof and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) promptly after the expiration of the exchange offer.

Book-Entry Transfer

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees or an agent's message in lieu thereof and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

        We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may utilize The Depository Trust Company's Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee or an agent's message in lieu thereof, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

        —  the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

        —  prior to the expiration date of the exchange offer, the exchange agent received from such firm a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, a properly completed and duly executed Letter of Transmittal or an agent's message in lieu thereof and any other documents required by the Letter of Transmittal will be deposited by such firm with the exchange agent; and

        —  the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, a properly completed and duly executed Letter of Transmittal or an agent's message in lieu thereof and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

        —  specify the name of the person having tendered the old notes to be withdrawn;

        —  identify the old notes to be withdrawn (including the principal amount of the old notes); and

        —  where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date of the exchange offer.

Conditions To The Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine in our reasonable discretion that:

        —  the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

        —  we have not received all applicable governmental approvals; or

        —  any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

        The foregoing conditions, other than any involving regulatory approvals, are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion prior to the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        JPMorgan Chase Bank has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below:

    By regular mail:

      ITS Bond Events
      P.O. Box 2320
      Dallas, TX 75221-2320

    By registered or certified mail or overnight delivery:

      ITS Bond Events
      2001 Bryan Street, 9th Floor
      Dallas, TX 75201
      Attention: Frank Ivins

    By facsimile transmission (for eligible institutions only):

      (214) 468-6494
      Attention: Frank Ivins

        Questions and requests for assistance with respect to the procedures for tenders, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

    By regular mail:

      ITS Bond Events
      P.O. Box 2320
      Dallas, TX 75221-2320

    By registered or certified mail or overnight delivery:

      ITS Bond Events
      2001 Bryan Street, 9th Floor
      Dallas, TX 75201
      Attention: Frank Ivins

    By facsimile transmission (for eligible institutions only):

      (214) 468-6494
      Attention: Frank Ivins

        Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the old notes and the new notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure To Exchange; Resales of New Notes

        Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 8 1/2% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under Delaware General Corporation Law or the laws of The Netherlands in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated by March 3, 2004, (3) if any initial purchaser so requests with respect to the old notes that have, or are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution or (4) if any holder of old notes, other than an initial purchaser, is not eligible to participate in the exchange offer or, in the case of any holder of old notes that participates in the exchange offer, such holder does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

        Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than

(1) any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

        In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the old notes reasonably requests in writing.

DESCRIPTION OF THE NEW NOTES

        As used below in this "Description of the New Notes" section, "Euramax" means Euramax International, Inc., a Delaware corporation, but not any of its subsidiaries, and "Issuers" means Euramax and Euramax International Holdings B.V., a corporation formed under the laws of The Netherlands. We issued the old notes to the initial purchasers on August 6, 2003. The initial purchasers sold all of the outstanding old notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The terms of the new notes are identical in all material respects to the old notes, except for certain transfer restrictions and other rights relating to this exchange offer. We issued the old notes under the indenture dated as of August 6, 2003 (the "Indenture") among the Issuers, the Guarantors and JPMorgan Chase Bank, as Trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The new notes and the old notes represent the same indebtedness. The terms of the Indenture apply to the old notes and the new notes to be issued in exchange for the old notes in this exchange offer (all such notes being referred to herein collectively as the "Notes"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. You may obtain a copy of the Indenture from Euramax at its address set forth elsewhere in this prospectus.

        The following is a summary of the material terms and provisions of the Notes and does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. We urge you to read the Indenture because it, and not this description, defines your rights.

Principal, Maturity and Interest

        The Notes will mature on August 15, 2011 and will bear interest at the rate per annum shown on the cover page hereof from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on February 15 and August 15 of each year, commencing February 15, 2004, to the Person in whose name a Note is registered at the close of business on the preceding February 1 or August 1 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments.

        The Notes will be general unsecured obligations of the Issuers, unlimited in aggregate principal amount, of which $200,000,000 aggregate principal amount will be issued in this offering. Additional Notes may be issued having identical terms and conditions to the Notes being issued in this offering (the "Additional Notes") subject to the limitations set forth under "—Covenants—Limitation on Indebtedness" and the restrictions contained in the Credit Agreement. Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will vote on all matters as one class with the Notes being issued in this offering. For purposes of this "Description of the Notes," except for the covenant described under "—Covenants—Limitation on Indebtedness," references to the Notes include Additional Notes, if any. The Notes will be senior subordinated obligations of the Issuers, subordinated in right of payment to all obligations under the Credit Agreement and to all other Senior Debt of the Issuers and effectively subordinated to all liabilities of Subsidiaries that do not guarantee the Notes.

        The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Methods of Receiving Payments on the Notes

        Payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless Euramax elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders. The Trustee will initially act as Paying Agent and Registrar for the Notes. Euramax may change any Paying Agent or Registrar without notice to holders of the Notes.

Optional Redemption

        The Notes may be redeemed, in whole or in part, at any time prior to August 15, 2007, at the option of Euramax upon not less than 30 nor more than 60 days prior notice mailed to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

        At any time on or after August 15, 2007, the Notes will be subject to redemption, at the option of Euramax, in whole or in part, upon not less than 30 not more than 60 days notice mailed to each holder of Notes to be redeemed at its address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated:

Year	Optional Redemption Price
2007	104.250%
2008	102.125%
2009 and thereafter	100.000%

Redemption with Proceeds from Equity Offerings

        In addition, prior to August 15, 2006, Euramax may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds received by Euramax from one or more public offerings of capital stock of Euramax (other than Disqualified Stock), at a redemption price (expressed as a percentage of the principal amount) of 108.5% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after any such redemption (excluding any Notes owned by Euramax or any of its Affiliates) and the redemption occurs within 120 days of the date of the closing of the public equity offering.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Optional Redemption—Redemption with Proceeds from Equity Offerings," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company).

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as Euramax has deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases

        The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. Subject to compliance with the terms of the Indenture and applicable securities laws, the Issuers may from time to time purchase Notes in the open market or otherwise.

Taxation; Redemption for Taxation Reasons

        All payments by the Issuers in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature, including penalties, interest and any other liabilities related thereto ("Taxes"), imposed or levied by or on behalf of The Netherlands or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax, unless the Issuers are compelled by law to deduct or withhold such taxes, duties, assessments or other governmental charges. In such event, the Issuers shall pay such additional amounts ("Additional Amounts") as may be necessary to ensure that the net amounts received by the holders of the Notes after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of any Note

  •
  presented for payment of principal more than 60 days after the later of the date on which such payment first became due and if the full amount payable has not been received in New York City by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holders would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of the applicable 60 day period,

  •
  to the extent that any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the holder or, if different, the beneficial owner of the interest payable on the Note with a timely request of the Issuers addressed to such holder to provide information, documents or other evidence concerning the nationality, residence, identity or connection with The Netherlands or any relevant jurisdiction of such holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of The Netherlands or any relevant jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge,

  •
  held by or on behalf of a holder who is liable for Taxes giving rise to such Additional Amounts in respect of such Note by reason of having some connection with The Netherlands or any relevant jurisdiction (or any political subdivision or authority thereof) other than the mere purchase, holding or disposition of any Note, or the receipt of principal or interest in respect thereof, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein,

  •
  to the extent that such Additional Amounts exceed the Additional Amounts that would have been payable had such holder or beneficial owner of the interest not failed to be a resident of the United States within the meaning of the income tax treaty between the United States and The Netherlands or the United States and any other relevant jurisdiction,

  •
  to the extent that such Additional Amounts exceed the Additional Amounts that would have been payable had such holder or beneficial owner of the interest (if such person is a tax-exempt entity) not sold, or agreed to sell, such Note within three months of the acquisition thereof, or

  •
  on account of any estate, inheritance, gift, sale, transfer, personal property or other similar tax, assessment or other governmental charge; and any combination of this and the immediately preceding bullets, nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the holder.

        The Issuers will also make such withholding or deduction compelled by applicable law and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuers will furnish copies of such receipts evidencing the payment of any Taxes so deducted or withheld in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuers to the Trustee within 60 days after the date of receipt of such evidence.

        The Trustee will make such evidence available to the holders of Notes upon request. If the Issuers have paid any Additional Amounts to any holder or, if different, the beneficial owner of the interest and such Person is entitled to a refund of the Tax to which such Additional Amounts are attributable from any competent taxation authority or other governmental body, then such Person shall, as soon as practicable but in any event within 30 days after receiving a written request therefor from the Issuers, comply with any administrative procedure to obtain such refund and upon receipt of such refund promptly pay over such refund to the Issuers.

        If Additional Amounts are paid to a holder, or, if different, the beneficial owner of the interest, and subsequently it is determined that the holder or beneficial owner of the interest was not entitled to such Additional Amounts, then such holder or beneficial owner of the interest shall promptly refund to the Issuers the amount of all such Additional Amounts previously paid to the holder or beneficial owner of the interest.

        All references herein and in the Indenture or the Notes to the principal of or interest on a Note shall be deemed to include any Additional Amounts payable in connection therewith.

        The Issuers will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to in the Indenture or Notes.

        Notes may be redeemed, at the option of the Issuers, as a whole, but not in part (limited to Notes with respect to which an Additional Amount (as described below) is or may be required), at any time, upon giving notice to holders not less than 30 days nor more than 60 days prior to the date fixed for redemption (which notice shall be irrevocable), at a redemption price equal to the principal amount thereof, together with interest accrued to the date fixed for redemption and any Additional Amounts payable with respect thereto, if the Issuers determine and certify to the Trustee immediately prior to the giving of such notice that

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  they have or will become obligated to pay Additional Amounts in respect of such Notes as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of The Netherlands or any relevant jurisdiction or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction) which change, amendment, application or interpretation becomes effective after the date of issuance of such Notes and

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  such obligation cannot be avoided by the Issuers taking reasonable measures available to them, provided, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuers would be obligated to pay such Additional Amounts if a payment in respect of such Notes was then due. Prior to the giving of any notice of redemption described in this paragraph, the Issuers shall deliver to the Trustee a certificate signed by two directors of Euramax stating that the obligation to pay Additional Amounts cannot be avoided by the Issuers taking reasonable measures available to them and a written opinion of independent legal counsel to the Issuers to the effect that the Issuers have become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that the Issuers cannot avoid payment of such Additional Amounts by taking reasonable measures available to them.

Subordination of Notes

        Each Issuer agrees, and, by accepting the Notes, each holder of Notes will be deemed to have agreed, that the Notes shall be subject to these subordination provisions and that the payment of the principal of, premium, if any, and interest on the Notes and all obligations under the Indenture and the payment of any claims are subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt and they and/or each of them may enforce such subordination. For the purposes of this section, no Senior Debt shall be deemed to have been paid in full unless the holders or owners thereof have received payment in full in cash; a distribution may consist of cash, securities or other property, by set-off by way of collateral or otherwise; any payment or distribution includes any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of either Issuer or any Subsidiary thereof, that is subordinated to the Notes or Claims; and a payment or distribution on account of any obligations with respect to the Notes shall include any redemption, purchase or other acquisition of the Notes, whether pursuant to an Offer to Purchase or otherwise.

        Upon any payment or distribution of assets or securities of an Issuer of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of such Issuer, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings relating to any Issuer or its property or in an assignment for the benefit of creditors, or an arrangement, adjustment, composition or relief of either Issuer or their respective debts or any marshalling of the assets and liabilities of any Issuer, all amounts due or to become due with respect to Senior Debt (including any interest accruing subsequent to the commencement of any such proceeding at the rate specified in the applicable Senior Debt) shall first be paid in full, or payment provided for, before the holders of the Notes or the Trustee on behalf of such holders shall be entitled to receive any payment or distribution on account of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities or payment of any Claims or of any other obligations. Before any payment may be made by, or on behalf of, an Issuer of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of such Issuer of any kind or character, whether in cash, property or securities, to which the holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by such Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of Senior Debt of such Issuer (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representatives or to the agent or the trustee or trustees under any indenture pursuant to which any such Senior Debt may have been issued as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

        No direct or indirect payment or distribution by or on behalf of the Issuers of principal of, premium, if any, or interest on, or other obligations in respect of, the Notes, whether pursuant to the terms of the Notes or upon acceleration or otherwise, or on account of any Claim will be made and the holders and the Trustee shall not receive, directly or indirectly, any such payment or distribution if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Debt, whether at maturity on account of mandatory redemption or prepayment, acceleration or otherwise (and the Trustee has received written notice thereof), and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Debt. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from a holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, no direct or indirect payment or distribution will be made by or on behalf of the Issuers on account of or with respect to the Notes or on account of any Claim or obligation with respect to the Notes, except from those funds held in trust by the Trustee or any Paying Agent for the benefit of the holders of any Notes to such holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter.

        Notwithstanding anything herein or in the Notes to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given and there must be 180 days in any 360 day period during which no Payment Blockage Period is in effect. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, to the extent the holders of such Designated Senior Debt had knowledge of the same, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such default or event has been cured or waived for a period of not less than 90 consecutive days.

        If any payment or distribution shall be received by the Trustee, any Paying Agent or any holder that because of the provisions of this section should not have been made to it, the Trustee, the Paying Agent or such holder who receives the payment or distribution will be required to hold it in trust for the benefit of, and upon written request, pay it over (in the same form as received, with any necessary endorsement) to, the holders of Senior Debt as their interests may appear, or their agent, representative or the trustee for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of, all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms.

        The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "—Events of Default."

        By reason of the subordination provisions described above, in the event of insolvency of an Issuer, funds which would otherwise be payable to holders of the Notes will be paid to the holders of Senior Debt to the extent necessary to repay such Senior Debt in full, and such Issuer may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Issuers may incur additional Senior Debt.

        The Notes will be effectively subordinated to secured indebtedness of the Issuers and the Guarantors and all liabilities of the other Subsidiaries, including trade payables and the liquidation value of Preferred Stock, if any, except to the extent that one of the Issuers or the Guarantors are themselves recognized as creditors of such Subsidiary, in which case the claims of such Issuer or the Issuers or such Guarantor would still be subordinate to any security interest in the assets of such Subsidiary, and indebtedness of such Subsidiary senior to that held by such Issuer or such Guarantor. As of September 26, 2003, on a pro forma basis, $90.3 million of consolidated indebtedness and trade payables would have been liabilities of Subsidiaries or outstanding under the Credit Agreement, all of which would be effectively senior to the Notes. In addition, Euramax and its Subsidiaries could have incurred up to an additional $110.0 million of secured indebtedness under the revolving credit facility portion of the Credit Agreement, and on October 31, 2003, Euramax and its Subsidiaries incurred $35.0 million under the term loan portion of the Credit Agreement all of which would have ranked senior to the Notes.

Subordination of Note Guarantees

        The obligations of each Guarantor under the Note Guarantees are subordinated to the prior payment in full of all Guarantor Senior Debt on the same basis as the obligations of the Issuers on the Notes are subordinated to Senior Debt. The Note Guarantees will be pari passu in right of payment with any other senior subordinated indebtedness of the Guarantors and senior to any future Subordinated Indebtedness of the Guarantors.

Note Guarantees

        The Issuers' obligations under the Notes and the Indenture will be jointly and severally guaranteed (the "Note Guarantees") by each Restricted Subsidiary (other than any foreign subsidiary).

        Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. On a pro forma basis, the non-guarantor Subsidiaries generated 34% of our net sales for the nine-month period ended September 26, 2003 and held approximately 42% of our total consolidated assets as of September 26, 2003.

        As of the date of the Indenture, all of our Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the definition of "Unrestricted Subsidiary," Euramax is permitted to designate some of our Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be:

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  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

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  a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

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  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of Euramax for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as well, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement permitted under clause (1) of "—Covenants—Limitation on Indebtedness") and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

        If the Notes are defeased in accordance with the terms of the Indenture, or in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor then held by Euramax and the Restricted Subsidiaries, then that Guarantor will be released and relieved of any obligations under its Note Guarantee; provided, however, that the Net Available Proceeds of such sale or other disposition in a transaction constituting an Asset Disposition are applied in accordance with the covenant described under "—Covenants—Limitation on Certain Asset Dispositions," to the extent required thereby.

Holding Company Structure

        Euramax is a holding company for its Subsidiaries, with no material operations of its own and only limited assets other than its equity interests in its Subsidiaries. Accordingly, Euramax is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders are subject to prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries that are not Guarantors. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from Euramax and its Subsidiaries to satisfy the claims of the holders of Notes. See "Risk Factors—Risks relating to our business—Euramax International is a holding company and therefore its ability to make payments on the notes depends on its ability to receive dividends from its subsidiaries."

Enforceability of Judgments in The Netherlands

        Euramax International Holdings B.V. is a company organized in The Netherlands and its managing director (statutair bestuurder), Euramax European Holdings B.V., is resident outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon Euramax International Holdings B.V. or its managing director (statutair bestuurder) or to enforce in U.S. courts judgments obtained against Euramax International Holdings B.V. or its managing director, including judgments of U.S. courts predicated under U.S. securities laws. Euramax International Holdings B.V. has arranged that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, United States, as U.S. agent appointed for that purpose. The appointment of a process agent will be recognized by the courts of The Netherlands to the extent that Euramax International Holdings B.V. will be deemed to have chosen domicile at the address of the process agent for the purpose of service of process. A choice of domicile shall be recognized by the courts of The Netherlands provided that such a choice serves a reasonable purpose. However, there is no treaty in effect between the United States and The Netherlands providing for the enforcement of judgments obtained in U.S. courts, and judgments of U.S. courts cannot be directly enforced in The Netherlands. In order to obtain a judgment that can be enforced in the Netherlands against Euramax International Holdings B.V., the dispute will have to be re-litigated before the competent court in The Netherlands. This court will have discretion to attach such weight to the judgment of the U.S. court as it deems appropriate. Given the submission by Euramax International Holdings B.V. to the jurisdiction of New York, The Netherlands courts can be expected to give conclusive effect to a final and enforceable judgment of such court without re-examination or re-litigation of the substantive matters adjudicated upon. This would require

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    proper service of process to have been given,

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    the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), and

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    such judgment not being contrary to the public policy of The Netherlands.

        Although courts in the Netherlands will recognize the appointment of a process agent in New York to the extent that Euramax International Holdings B.V. will be deemed to have chosen domicile at the address of the process agent for the purpose of service of process, Netherlands courts may assume jurisdiction if a plaintiff seeks provisional measures in preliminary relief proceedings (kort geding) or files a request for the levy of a pre-trial attachment (conservatoir beslag).

        We also note that, although the Indenture is governed by New York law, the concept of trust does not exist under Netherlands law. If a court were to apply Netherlands law to the Indenture or the Notes, it is uncertain to what extent or in what manner the rights subject to the trust would vest in the trustee in accordance with Netherlands law as they would under New York law.

Change of Control

        Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Issuers will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the Purchase Date. The Indenture provides that, prior to the commencement of the Offer to Purchase, but in any event within 30 days following any Change of Control, the Issuers covenant to

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  repay in full and terminate all commitments under indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all indebtedness under the Credit Agreement and all such other Senior Debt and to repay the indebtedness owed to each lender which has accepted such offer, or

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  obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes.

        The Issuers shall first comply with the covenant in the immediately preceding sentence before they shall be required to repurchase Notes pursuant to the provisions described below. The Issuers' failure to comply with the immediately preceding sentence shall constitute an Event of Default.

        The Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in an integral multiple of $1,000 principal amount.

        In the event that the Issuers make an Offer to Purchase the Notes, the Issuers shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

        With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of Euramax will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Euramax has occurred. In addition, no assurances can be given that Euramax will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Issuers to pay cash to the holders of Notes upon a Change of Control may be limited by their then existing financial resources. The Credit Agreement contains certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control and future debt agreements of the Issuers may provide the same. If the Issuers do not obtain such waiver or consent or repay such indebtedness, the Issuers will remain prohibited from repurchasing the Notes. In such event, the Issuers' failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Credit Agreement and possibly other Senior Debt. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of Euramax or the Trustee.

Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Indebtedness.    The Indenture provides that neither the Issuers nor any of their Restricted Subsidiaries will, directly or indirectly, incur any indebtedness (including Acquired Indebtedness), except the following (collectively, "Permitted Indebtedness"):

          (i)  indebtedness (including Acquired Indebtedness) of the Issuers or any of their Restricted Subsidiaries, if immediately after giving effect to the incurrence of such indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of Euramax for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such indebtedness, calculated on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision as if such indebtedness had been incurred on the first day of such four full fiscal quarters, would be greater than 2.0 to 1.00;

         (ii)  indebtedness of Euramax and any Restricted Subsidiary under the Credit Agreement in an aggregate amount at any time outstanding not to exceed $150.0 million;

        (iii)  indebtedness owed by Euramax to any direct or indirect wholly owned subsidiary of Euramax or indebtedness owed by a direct or indirect Restricted Subsidiary of Euramax to Euramax or a direct or indirect wholly owned subsidiary of Euramax; provided, however, upon either

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    the transfer or other disposition by such direct or indirect wholly owned subsidiary or Euramax of any indebtedness so permitted under this clause (iii) to a Person other than Euramax or another direct or indirect wholly owned subsidiary of Euramax or

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    the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of capital stock or other ownership interests (including by consolidation or merger) of such direct or indirect wholly owned subsidiary to a Person other than Euramax or another such wholly owned subsidiary of Euramax, the provisions of this clause (iii) shall no longer be applicable to such indebtedness and such indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

        (iv)  indebtedness of any of the Issuers or any Restricted Subsidiary under any Hedging Obligation to the extent entered into to hedge any other indebtedness permitted under the Indenture (including the Notes) or otherwise in the ordinary course of business, consistent with past practice and not for speculation;

         (v)  indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (v) to "refund") any indebtedness outstanding on the Issue Date, any indebtedness incurred under the prior clause (i) above or this clause (v) or the Notes and the Note Guarantees, provided, however that

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    such indebtedness does not exceed the principal amount (or accrued amount, if less) of indebtedness so refunded (plus unused commitments under revolving credit facilities) plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the indebtedness refunded or the amount of any premium reasonably determined by the issuer of such indebtedness as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and

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    in the case of any refunding of indebtedness that is pari passu with the Notes,

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    such refunding indebtedness is made pari passu with or subordinate in right of payment to the Notes, and, in the case of any refunding of indebtedness that is subordinate in right of payment to the Notes, such refunding indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of the Notes than those contained in the indebtedness being refunded,

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    the refunding indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by Euramax or a Restricted Subsidiary of Euramax) of such indebtedness at the option of the holder thereof prior to the final stated maturity of the indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such indebtedness (including pursuant to a required offer to purchase made by Euramax or a Restricted Subsidiary of Euramax) which is conditioned upon a change of control of Euramax pursuant to provisions substantially similar to those contained in the Indenture described under "—Change of Control" below and

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    any indebtedness incurred to refund any other indebtedness is incurred by the obligor on the indebtedness being refunded or by Euramax;

        (vi)  commodity agreements of the Issuers or any of their Restricted Subsidiaries to the extent entered into to protect Euramax and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in their businesses;

       (vii)  indebtedness of the Issuers under the Notes issued on the Issue Date (including any notes exchanged therefor in accordance with the terms of the Indenture) and indebtedness of any Guarantor under any Note Guarantee;

      (viii)  indebtedness outstanding on the Issue Date;

        (ix)  indebtedness (including Capitalized Lease Obligations) incurred by Euramax or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the capital stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5.0% of Tangible Assets at any time (which amount may, but need not, be incurred in whole or in part under the Credit Agreement), provided that the principal amount of such indebtedness does not exceed the fair market value of such property or equipment;

         (x)  indebtedness incurred by Euramax or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other indebtedness with respect to bankers' acceptances or reimbursement type obligations regarding workers' compensation claims or self-insurance, and obligations in respect of performance and surety bonds and completion guarantees provided by Euramax or any Restricted Subsidiary of Euramax in the ordinary course of business;

        (xi)  Guarantees by the Issuers or their Restricted Subsidiaries of indebtedness otherwise permitted to be incurred hereunder;

       (xii)  the incurrence by an Issuer or any Restricted Subsidiary of indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Satisfaction and Discharge of Indenture; Defeasance";

      (xiii)  indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such indebtedness is extinguished within five business days of incurrence; and

      (xiv)  indebtedness of the Issuers or their Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (i) through (v) above, which, together with any other outstanding indebtedness incurred pursuant to this clause (xiv), has an aggregate principal amount not in excess of $25.0 million at any time outstanding, which indebtedness may, but need not, be incurred in whole or in part under the Credit Agreement.

        For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) above, Euramax shall, in its sole discretion, classify such item of indebtedness and may divide and classify, and reclassify from time to time, such indebtedness in more than one of the types of indebtedness described. Accrual of interest, accretion or amortization of original issue discount or the payment of interest on any indebtedness in the form of additional indebtedness with the same terms will not be deemed to be an incurrence of indebtedness for purposes of this covenant; provided, however, in each such case, that the amount thereof is included in fixed charges of Euramax as accrued.

        Notwithstanding any other provision of this covenant, the maximum amount of indebtedness that may be incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        Limitation on Restricted Payments.    The Indenture provides that neither the Issuers nor any of their Restricted Subsidiaries, will directly or indirectly:

          (i)  declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of the capital stock of Euramax or any of its Restricted Subsidiaries or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of capital stock of Euramax (other than Disqualified Stock) or in options, warrants or other rights to acquire capital stock of Euramax (other than Disqualified Stock), or (y) in the case of any Issuer or any Restricted Subsidiary of Euramax, dividends or distributions payable to Euramax (or to a director of a foreign subsidiary on account of his or her qualifying share) or a Restricted Subsidiary;

         (ii)  purchase, redeem, or otherwise acquire or retire for value shares of capital stock of Euramax or any of its Restricted Subsidiaries, any options, warrants or rights to purchase or acquire shares of capital stock of Euramax or any of its Restricted Subsidiaries or any securities convertible or exchangeable into shares of capital stock of Euramax or any of its Restricted Subsidiaries, excluding any such shares of capital stock, options, warrants, rights or securities which are owned by Euramax or a Restricted Subsidiary of Euramax;

        (iii)  make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than Euramax or a direct or indirect wholly owned subsidiary of Euramax or, in the case of the Credit Agreement, any guarantee by a Restricted Subsidiary of obligations under the Credit Agreement; or

        (iv)  redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof:

          (1)   an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

          (2)   upon giving effect to such Restricted Payment, the Issuers could not incur at least $1.00 of additional indebtedness pursuant to the terms of the Indenture described in clause (i) of "—Limitation on Indebtedness" above, or

          (3)   upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date (excluding any Restricted Payment made pursuant to clauses (ii), (iii), (iv), (v), (viii), (x) and (xi) of the next succeeding paragraph) exceeds the sum of:

            (a)   50% of cumulative Consolidated Net Income of Euramax (or, in the case cumulative Consolidated Net Income of Euramax shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available (treated as a single accounting period); plus

            (b)   100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of Euramax as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of, or equity contribution with respect to, capital stock (other than Disqualified Stock) of Euramax and warrants, rights or options on capital stock (other than Disqualified Stock) of Euramax (other than in respect of any such issuance to a Restricted Subsidiary of Euramax) and the principal amount of indebtedness of Euramax or any of its Restricted Subsidiaries that has been converted into or exchanged for capital stock of Euramax which indebtedness was incurred after the Issue Date; plus

            (c)   100% of the aggregate after-tax net proceeds, including the fair market value of property other than cash (determined in good faith by the Board of Directors of Euramax as evidenced by a resolution of such Board of Directors filed with the Trustee) of the sale or other disposition of any Investment constituting a Restricted Payment made after the Issue Date; provided that any gain on the sale or disposition included in such after-tax net proceeds shall not be included in determining Consolidated Net Income for purposes of clause (a) above.

        The foregoing provision will not prohibit:

          (i)  the payment of any dividend on any class of capital stock of Euramax or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, Euramax or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture;

         (ii)  the renewal, extension, refunding or refinancing of any indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of "—Limitation on Indebtedness" above;

        (iii)  the exchange or conversion of any indebtedness of the Issuers or any of their Restricted Subsidiaries for or into capital stock of Euramax (other than Disqualified Stock);

        (iv)  so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of capital stock of Euramax (other than Disqualified Stock); provided, however, that the proceeds of such sale of capital stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph;

         (v)  the redemption, repurchase, retirement or other acquisition of any capital stock of Euramax in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Euramax) of capital stock of Euramax (other than Disqualified Stock); provided, however, that the proceeds of such sale of capital stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph;

        (vi)  the repurchase of capital stock at no more than its fair market value (determined in good faith by the Board of Directors of Euramax as evidenced by a resolution of such Board of Directors filed with the Trustee) from present or former Management Investors in an amount not in excess of $2.0 million in any one calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year up to a maximum of $4.0 million in any one calendar year);

       (vii)  payments in lieu of fractional shares in an amount not in excess of $100,000 in the aggregate;

      (viii)  repurchases of common stock which may be deemed to occur on stock for stock exercises of options;

        (ix)  Investments in Persons which engage in the Permitted Business in an amount not to exceed 7.5% of Tangible Assets of Euramax;

         (x)  the payment of dividends to, and/or the repurchase of capital stock from one or more of, the stockholders of Euramax in an aggregate amount not to exceed $70.0 million; provided, however, that at the time of, and on a pro forma basis after giving effect to, any such Restricted Payment and the incurrence of any indebtedness in connection therewith, the ratio of total consolidated indebtedness of Euramax and its Restricted Subsidiaries as of the most recent date for which financial statements are available to Consolidated Cash Flow Available for Fixed Charges as of the four quarter period ending on such date is less than or equal to 3.75 to 1.00; and

        (xi)  to the extent permitted pursuant to the covenant described under "Limitation on Transactions with Affiliates and Related Persons", payments under the terms of that certain advisory agreement dated as of April 15, 2003 between Euramax and CVC Management as in effect on the Issue Date.

        Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) above), (vi), (vii) and (ix) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

        The Indenture provides that for purposes of this covenant, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to Euramax's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to Euramax's equity interest in such Subsidiary) equal to the net worth of an Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by Euramax and the Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clause (3) of the first paragraph above or clauses (i) through (xi) of the second paragraph above, Euramax shall, in its sole discretion, classify such Restricted Payment and may divide and classify, and reclassify from time to time, such Restricted Payment in more than one of the types of Restricted Payments described.

        Limitations Concerning Distributions and Transfers by Restricted Subsidiaries.    The Indenture provides that neither the Issuers nor any of their Restricted Subsidiaries will, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Euramax to:

          (i)  pay, directly or indirectly, dividends or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to Euramax or any Restricted Subsidiary of Euramax;

         (ii)  make loans or advances to Euramax or any Restricted Subsidiary of Euramax; or

        (iii)  transfer any of its property or assets to Euramax or any Restricted Subsidiary of Euramax,

        except for such encumbrances or restrictions existing under or by reason of:

          (a)   the Credit Agreement or any other agreement evidencing Senior Debt or Guarantor Senior Debt in effect on the Issue Date as any such other agreement is in effect on such date,

          (b)   any agreement relating to any indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Euramax and outstanding on such date and not incurred in anticipation or contemplation of becoming a Restricted Subsidiary and provided such encumbrance or restriction shall not apply to any assets of Euramax or its Restricted Subsidiaries other than such Restricted Subsidiary,

          (c)   customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets,

          (d)   an agreement effecting a renewal, exchange, refunding, amendment or extension of indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) above; provided, however, that with respect to an agreement referred to in (a)(y) or (b) the provisions contained in such renewal, exchange, refunding, amendment or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of Euramax as evidenced by a resolution of such Board of Directors filed with the Trustee,

          (e)   the Indenture and the indenture governing the 1996 Notes,

          (f)    applicable law,

          (g)   customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary of Euramax,

          (h)   restrictions contained in indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness"; provided that any such restrictions are ordinary and customary with respect to the type of indebtedness incurred,

          (i)    purchase money and similar obligations for property or equipment acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this covenant, or

          (j)    restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing indebtedness of a Restricted Subsidiary of Euramax to the extent that such liens were otherwise incurred in accordance with "—Limitation on Liens" below and restrict the transfer of property subject to such agreements.

        Limitation on Liens.    Neither the Issuers nor any of their Restricted Subsidiaries will incur any lien (other than Permitted Liens) on or with respect to any property or assets of any Issuer or any Restricted Subsidiary owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure indebtedness of Euramax or a Guarantor, without making, or causing any such Restricted Subsidiary to make, effective provision for securing the Notes or the Note Guarantee of such Guarantor (and, if any Issuer shall so determine, any other indebtedness of such Issuer or such Restricted Subsidiary or any Guarantor, including Subordinated Indebtedness; provided, however, that liens securing the Notes or a Note Guarantee and any indebtedness pari passu with the Notes are senior to such liens securing such Subordinated Indebtedness) equally and ratably with such indebtedness or, in the event such indebtedness is subordinate in right of payment to the Notes or the Note Guarantee, prior to such indebtedness, as to such property or assets for so long as such indebtedness shall be so secured.

        Limitation on Certain Asset Dispositions.    The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make one or more Asset Dispositions unless:

            (i)  such Issuer or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of Euramax in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee;

           (ii)  except in the case of a Permitted Asset Swap, not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents (including securities, notes or other obligations received by the Issuers or any Restricted Subsidiary that are converted to cash, to the extent of the cash received in such conversion, within 180 days of receipt by the Issuers or any Restricted Subsidiary) or the assumption of indebtedness (other than non-recourse indebtedness or any Subordinated Indebtedness) of such Issuer or such Restricted Subsidiary or other obligations relating to such assets (and release of such Issuer or such Restricted Subsidiary from all liability on the indebtedness or other obligations assumed); and

          (iii)  all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of Euramax (including the capital stock of another Person (other than the Issuers, or any Person that is a Restricted Subsidiary of the Issuers immediately prior to such investment); provided, however, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of Euramax), are applied, on or prior to the 360th day after such Asset Disposition, to the permanent reduction and prepayment of any Senior Debt or Guarantor Senior Debt or the 1996 Notes or, to the extent such Net Available Proceeds relate to Asset Dispositions by foreign subsidiaries, indebtedness of foreign subsidiaries, then outstanding (in each case, including a permanent reduction of commitments in respect thereof) and, after all Senior Debt and Guarantor Senior Debt and 1996 Notes and, to the extent applicable, indebtedness of the applicable foreign subsidiaries have been repaid in full or any required waivers thereof have been obtained, to an Offer to Purchase.

        Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied to repay Senior Debt, Guarantor Senior Debt, the 1996 Notes and/or indebtedness at foreign subsidiaries, shall be invested as provided in clause (iii) of the immediately preceding sentence, or used to make an Offer to Purchase outstanding Notes (and, to the extent required thereby, indebtedness ranking pari passu with the Notes) at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the Purchase Date. Notwithstanding the foregoing, the Issuers may defer making any Offer to Purchase outstanding Notes (and, to the extent required thereby, indebtedness ranking pari passu with the Notes) until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $10.0 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Issuers and their Restricted Subsidiaries for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "—Mergers, Consolidations and Certain Sales of Assets" below.

        In the event that the Issuers make an Offer to Purchase the Notes, the Issuers shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Euramax shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries.    The Issuers will not, and will not permit any Restricted Subsidiary to

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  transfer, convey, sell or otherwise dispose of any shares of capital stock of any Restricted Subsidiary of the Issuers (other than to Euramax or a wholly owned subsidiary of Euramax), except that Euramax and any such Restricted Subsidiary (other than an Issuer) may, in any single transaction, sell all, but not less than all, of the issued and outstanding capital stock of any such Restricted Subsidiary to any Person, subject to complying with the provisions of the Indenture described under "—Limitation on Certain Asset Dispositions" above and

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  issue shares of capital stock of a Restricted Subsidiary of Euramax (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of a Restricted Subsidiary of Euramax to any Person other than to Euramax or a wholly owned subsidiary of Euramax.

        Limitation on Transactions with Affiliates and Related Persons.    The Issuers will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any transaction with any of their respective Affiliates or Related Persons (other than the Issuers or a Restricted Subsidiary of Euramax), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $2.0 million unless:

            (i)  a majority of the disinterested directors of the Board of Directors of Euramax determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that the terms of such transactions are at least as favorable as the terms that could be obtained by the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; provided, however, that if the aggregate consideration is in excess of $10.0 million Euramax shall also obtain, prior to the consummation of the transaction, the favorable opinion as to the fairness of the transaction to such Issuer or Restricted Subsidiary, from a financial point of view from an independent financial advisor; and

           (ii)  such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of Euramax evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to such Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person.

        The provisions of this covenant shall not apply to:

            (i)  transactions permitted by the provisions of the Indenture described under the caption "—Limitation on Restricted Payments" above;

           (ii)  payment of reasonable fees, compensation or employee benefit arrangements to and indemnity provided on behalf of, officers, directors and employees of Euramax and its Subsidiaries as determined in good faith by the Board of Directors of Euramax;

          (iii)  loans, payments or advances to employees in the ordinary course of business which are approved in good faith by the Board of Directors of Euramax;

          (iv)  the existence of, or the performance by Euramax or any of its Restricted Subsidiaries of its obligations under the terms of, any stock purchase agreement or stockholder agreement (including any registration rights agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter;

           (v)  the existence of, or the performance by Euramax or any of its Restricted Subsidiaries of its obligations under the terms of that certain advisory agreement dated as of April 15, 2003 between Euramax and CVC Management LLC as in effect on the Issue Date;

          (vi)  the payments by Euramax or any of its Restricted Subsidiaries to the Principals or any of their Affiliates made for any financial advisory, financing, lending, underwriting or placement services or in respect of other investment banking activities, provided that the terms of such transaction are at least as favorable as the terms that could be obtained by Euramax or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties and that are approved in good faith by a majority of the members of the Board of Directors; and

         (vii)  if otherwise permitted hereunder, the issuance of capital stock (other than Disqualified Stock) or the issuance or exercise of options to acquire capital stock (other than Disqualified Stock) of Euramax or any of its Restricted Subsidiaries to any Affiliate, officer, director or employee of Euramax or any of its Restricted Subsidiaries.

        Reports.    Whether or not required by the SEC, so long as any Notes are outstanding, the Issuers will furnish to the holders of Notes, within the time periods specified in the SEC's rules and regulations:

           (1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Euramax were required to file these forms,

  including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Euramax's certified independent accountants; and

           (2)  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file these reports.

        In addition, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to prospective investors upon request. The Issuers and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuers will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Mergers, Consolidations and Certain Sales of Assets.    The Issuers will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuers to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of Euramax's assets (determined on a consolidated basis for Euramax and its Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

            (i)  the entity formed by or surviving any such consolidation or merger (if other than such Issuer or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the jurisdiction of incorporation of such Issuer or Restricted Subsidiary or the United States, any state thereof or the District of Columbia;

           (ii)  the Surviving Entity assumes by supplemental indenture all of the obligations of Euramax on the Notes and under the Indenture;

          (iii)  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, either

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      Euramax or the Surviving Entity (in the case of any transaction involving an issuer other than Euramax), as the case may be, could incur at least $1.00 of indebtedness pursuant to clause (i) of the provisions of the Indenture described under "—Limitation on Indebtedness" above or

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      the Consolidated Cash Flow Ratio for Euramax or the Surviving Entity (in the case of any transaction involving an issuer other than Euramax), as the case may be, and its Restricted Subsidiaries would be greater than the Consolidated Cash Flow Ratio immediately prior to such transaction;

          (iv)  immediately before and after giving effect to such transaction and treating any indebtedness which becomes an obligation of Euramax or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by Euramax or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and

           (v)  if, as a result of any such transaction, property or assets of an Issuer or a Restricted Subsidiary would become subject to a lien not a Permitted Lien or otherwise excepted from the provisions of the Indenture described under "—Limitation on Liens" above, such Issuer, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant.

        The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary of Euramax with or into Euramax or a wholly owned subsidiary of Euramax or any transaction pursuant to which the Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "—Limitation on Certain Asset Dispositions" above.

        Additional Note Guarantees.    If, after the Issue Date, the Issuers or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary or any foreign subsidiary) or any Unrestricted Subsidiary (other than a foreign subsidiary) is redesignated a Restricted Subsidiary, then, in each such case, Euramax shall cause such Restricted Subsidiary to:

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    execute and deliver to the Trustee a supplemental indenture in form satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Euramax's obligations under the Notes and the Indenture and a notation of guarantee in respect of its Note Guarantee; and

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    deliver to the Trustee one or more opinions of counsel (subject to customary qualifications) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Events of Default

        The following will be Events of Default under the Indenture:

          (a)   failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the subordination provisions of the Indenture);

          (b)   failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the subordination provisions of the Indenture);

          (c)   default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "—Covenants—Change of Control" and "—Covenants—Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the subordination provisions of the Indenture);

          (d)   failure to perform or comply with any of the provisions described under "—Covenants—Mergers, Consolidations and Certain Sales of Assets" above;

          (e)   failure to perform any other covenant or agreement of the Issuers or any Guarantor under the Indenture or the Notes continued for 60 days after written notice to any Issuer by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

          (f)    default under the terms of one or more instruments evidencing or securing indebtedness of Euramax or any of its Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such indebtedness or failure to pay principal when due at the stated maturity of any such indebtedness;

          (g)   the rendering of a final judgment or judgments (not subject to appeal) against Euramax or any of its Subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (h)   certain events of bankruptcy, insolvency or reorganization affecting Euramax or any of its Significant Subsidiaries; and

          (i)    any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

        If an Event of Default (other than an Event of Default with respect to an Issuer described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes effective five days after receipt of notice thereof by the agent under the Credit Agreement; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) of the preceding paragraph with respect to Euramax occurs, the outstanding Notes will become immediately due and payable without any further action or notice. For information as to waiver of defaults, see "—Modification and Waiver."

        The Indenture provides that the Trustee shall, within 60 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "—Covenants—Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

        No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Issuers will be required to furnish to the Trustee annually a statement as to their performance of certain of their obligations under the Indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

        Euramax may terminate its substantive obligations and the substantive obligations of the other Issuer and the Guarantors in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by the Issuers on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, Euramax may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "—Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the other Issuer and the Guarantors in respect of the Notes (except for the Issuers' obligations to pay the principal of (and premium, if any, on) and the interest on the Notes and the Note Guarantees thereof) by

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    depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes;

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    delivering to the Trustee either an opinion of counsel (subject to customary qualifications) or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

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    delivering to the Trustee an opinion of counsel (subject to customary qualifications) to the effect that Euramax's exercise of its option under this paragraph will not result in any of the Issuers or any Guarantor, the Trustee or the trust created by Euramax's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; and

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    complying with certain other requirements set forth in the Indenture.

        In addition, Euramax may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "—Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt or Guarantor Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the other Issuer and the Guarantors in respect of the Notes (including the Issuers' obligations to pay the principal of (and premium, if any, on) and interest on the Notes and the Note Guarantees thereof) by:

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    depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes;

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    delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an opinion of counsel (subject to customary qualifications) based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect;

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    delivering to the Trustee an opinion of counsel (subject to customary qualifications) to the effect that Euramax's exercise of its option under this paragraph will not result in any of the Issuers or any of the Guarantors, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; and

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    complying with certain other requirements set forth in the Indenture.

        The Issuers may make an irrevocable deposit pursuant to this provision only if at such time they are not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt or Guarantor Senior Debt and Euramax has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

Governing Law

        The Indenture, the Notes and the Note Guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

Modification and Waiver

        Modifications and amendments of the Indenture may be made by the Issuers, the Guarantors and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby:

          (a)   change the stated maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (excluding modifications governed by clause (j) below);

          (b)   reduce the principal amount (or the premium) of any Note;

          (c)   reduce the rate of or extend the time for payment of interest on any Note;

          (d)   change the place or currency of payment of principal of (or premium) or interest on any Note;

          (e)   modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the Note Guarantees or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected);

          (f)    reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default;

          (g)   waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

          (h)   modify the ranking or priority of the Notes or the Note Guarantees or modify the definition of Senior Debt, Guarantor Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the holder of the Notes, holders of Senior Debt and Guarantor Senior Debt under the Credit Agreement or the Agent thereunder;

          (i)    release any Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the Indenture; or

          (j)    modify the provisions relating to any Offer to Purchase required under the covenants described under "—Covenants—Limitation on Certain Asset Dispositions" or "—Covenants—Change of Control" in a manner materially adverse to the holders of Notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

        The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Issuers with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase (excluding a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Transfer and Exchange

        A holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of Euramax, the Registrar is not required

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  to register the transfer of or exchange any Note selected for redemption except for portions of Notes not so selected,

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  to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or

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  to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor will have any liability for any obligations of the Issuers under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver will not be effective to waive liabilities under the federal securities laws.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of an Issuer, the Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers and any Guarantor or an Affiliate of any of the Issuers or the Guarantors; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "1996 Notes" means the 11.25% Senior Subordinated Notes due 2006 of Euramax International Limited, Euramax European Holdings Limited and Euramax European Holdings, B.V., wholly owned subsidiaries of Euramax.

        "2003 Stock Transaction" means the acquisition of common stock of Euramax on June 12, 2003 by CVCEP and its affiliates from CVC European Equity Partners, L.P., CVC European Equity Partners (Jersey), L.P., and BNP Paribas and certain other stockholders.

        "Acquired Indebtedness" means, with respect to any Person, indebtedness of such Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from another Person, including indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

           (1)  1.0% of the then outstanding principal amount of the Note; and

           (2)  the excess of:

             (a)  the present value at such redemption date of the redemption price of the Note at August 15, 2007 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus all remaining required interest payments due on the Note through August 15, 2007 (excluding accrued but unpaid interest), computed using a semi-annual discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

             (b)  the then outstanding principal amount of the Note.

        "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of

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  shares of capital stock of a Subsidiary of Euramax (other than directors' qualifying shares and shares owned by foreign shareholders to the extent required by applicable local law in foreign countries), or

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  property or assets of Euramax or any Subsidiary of Euramax;

provided, however, that an Asset Disposition shall not include

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  any sale, transfer, pledge or other disposition of shares of capital stock, property or assets by a Restricted Subsidiary of Euramax to Euramax or to any wholly owned subsidiary of Euramax;

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  any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

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  any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $2.5 million individually;

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  the grant in the ordinary course of business of any nonexclusive license of patents, trademarks, registration therefor and other similar intellectual property;

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  any lien (or foreclosure thereon) securing indebtedness to the extent that such lien is a Permitted Lien or otherwise granted in compliance with "—Covenants—Limitation on Liens" above;

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  any Restricted Payment permitted by "—Covenants—Limitation on Restricted Payments" above;

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  any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in Euramax's or any of its Restricted Subsidiaries' business;

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  the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under "—Covenants—Mergers, Consolidations and Certain Sales of Assets" above; provided, that the assets not so sold, leased, conveyed, disposed of or otherwise transferred shall be deemed an Asset Disposition; or

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  any disposition that constitutes a Change of Control.

        Notwithstanding the foregoing, the term "Asset Disposition" shall not include a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described above under "—Covenants—Limitation on Restricted Payments."

        "Average Life" means, as of the date of determination, with respect to any indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

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  the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

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  the sum of all such principal or liquidation value payments.

        "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP (determined on the Issue Date without regard to future changes). The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP (determined on the Issue Date without regard to future changes) and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Change of Control" means the occurrence of any of the following events after the Issue Date:

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  any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least a majority of the voting power of the outstanding voting stock of Euramax;

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  any sale, lease or other transfer (in one transaction or a series of related transactions) is made by Euramax or its Restricted Subsidiaries of all or substantially all of the consolidated assets of Euramax and its Restricted Subsidiaries to any Person;

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  Euramax consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, Euramax, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the voting stock of Euramax immediately prior to such consummation shall cease to own a majority of the voting stock of Euramax or the surviving entity if other than Euramax;

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  Continuing Directors cease to constitute at least a majority of the Board of Directors of Euramax; or

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  the stockholders of Euramax approve any plan or proposal for the liquidation or dissolution of Euramax.

        "Claim" means any claim arising from the rescission of the purchase of the Notes, for damage arising from the purchase of the Notes or for reimbursement or contribution on account of such a claim.

        "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication):

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  Consolidated Interest Expense of such Person for such period, plus

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  Consolidated Income Tax Expense of such Person for such period, plus

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  the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP (determined on the Issue Date without regard to future changes) for such period, plus

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  any other non-cash charges (including, without limitation, charges relating to the issuance or vesting of capital stock (other than Disqualified Stock) to Permitted Holders or the issuance or exercise of options to acquire capital stock (other than Disqualified Stock) to or by Permitted Holders) to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, plus

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  to the extent not capitalized, fees and expenses related to this offering of the Notes, the Tender Offer and the 2003 Stock Transaction.

        "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of:

            (i)  Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

           (ii)  the sum of

            (A)  Consolidated Interest Expense of such Person for such period, plus

            (B)  the annual interest expense with respect to any indebtedness proposed to be incurred by such Person or its Restricted Subsidiaries, minus

            (C)  Consolidated Interest Expense of such Person to the extent included in clause (ii) (A) with respect to any indebtedness that will no longer be outstanding as a result of the incurrence of the indebtedness proposed to be incurred, plus

            (D)  the annual interest expense with respect to any other indebtedness incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in clause (ii) (A), minus

            (E)  Consolidated Interest Expense of such Person to the extent included in clause (ii) (A) with respect to any indebtedness that no longer is outstanding as a result of the incurrence of the indebtedness referred to in clause (ii) (D);

provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period;

provided, further, however, that, in the event such Person or any of its Restricted Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of capital stock) during or after such period and on or prior to the date of measurement, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision and may include reasonably ascertainable cost savings.

        "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (determined on the Issue Date without regard to future changes).

        "Consolidated Interest Expense" for any Person means for any period, without duplication, the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (determined on the Issue Date without regard to future changes) and dividend requirements of such Person and its Restricted Subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of Restricted Subsidiaries of such Person (in each case whether in cash or otherwise (except dividends payable solely in shares of capital stock of such Person or such Restricted Subsidiary)) paid, declared, accrued or accumulated during such period times a fraction the numerator of which is one and the denominator of which is one minus the then effective consolidated United States national, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (determined on the Issue Date without regard to future changes); provided, however, that there shall be excluded therefrom:

          (a)   the net income (but not net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof);

          (b)   non-cash gains and losses due solely to fluctuations in currency values;

          (c)   the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period;

          (d)   gains but not losses on Asset Dispositions by such Person or its Restricted Subsidiaries;

          (e)   all gains and losses classified as extraordinary, unusual or nonrecurring in accordance with GAAP (determined on the Issue Date without regard to future changes);

          (f)    in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets; and

          (g)   any losses arising from the repayment, repurchase or redemption of the Notes, the 1996 Notes or the obligations under the Credit Agreement.

        "Continuing Director" means a director who either was a member of the Board of Directors of Euramax on the Issue Date or who became a director of Euramax subsequent to the Issue Date and whose election, or nomination for election by Euramax's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of Euramax, either by a specific vote or by approval of the proxy statement issued by Euramax on behalf of the entire Board of Directors of Euramax in which such individual is named as nominee for director.

        "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of March 15, 2002 among Euramax and certain of its Subsidiaries, as borrowers, the financial institutions party thereto from time to time, as lenders, the issuer of the Letters of Credit referred to therein, and BNP Paribas and its successors and assigns, as agent (the "Agent") on behalf of itself, such issuer and such lenders party thereto from time to time, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof from time to time, or amendments, modifications or supplements thereto (including, without limitation, any amendment increasing the amount borrowed thereunder), any agreement or agreements providing therefor or any part thereof whether by or with the same or any other lender, creditor, group of lenders or group of creditors and including related notes, guarantee agreements, collateral documents, and other instruments and agreements executed in connection therewith and any currency swap agreement entered into by Euramax or any of its Subsidiaries and the Agent or any such lenders as the same may be deferred, renewed, extended, replaced, refinanced, refunded, amended, modified or supplemented from time to time.

        "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

        "Designated Senior Debt" means so long as the Credit Agreement is in effect, the Senior Debt incurred thereunder, and thereafter, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25 million which has been so designated as Designated Senior Debt by the Board of Directors of Euramax at the time of initial issuance in a resolution delivered to the Trustee.

        "Disqualified Stock" of any Person means any capital stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes.

        "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the Notes.

        Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

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  all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

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  all Hedging Obligations in respect of the Credit Agreement;

in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

            (i)  any indebtedness of such Guarantor to the Issuers or any of its Subsidiaries;

           (ii)  indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuers or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

          (iii)  obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

          (iv)  indebtedness represented by Disqualified Stock;

           (v)  any liability for taxes owed or owing by such Guarantor;

          (vi)  that portion of any indebtedness incurred in violation of the covenant described under "—Covenants—Limitation on Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of such Guarantor to the effect that the incurrence of such indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

         (vii)  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor;

        (viii)  any indebtedness which is, by its express terms, subordinated in right of payment to any other indebtedness of such Guarantor; and

          (ix)  the guarantees under the 1996 Notes.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under

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  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and

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  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Investment" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by any other Person.

        "Issue Date" means August 6, 2003.

        "Management Investors" means full time officers or employees of Euramax or a Subsidiary of Euramax and any of their Permitted Transferees.

        "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of indebtedness or other obligations relating to such properties or assets) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition net of:

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  all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

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  all payments made by such Person or its Restricted Subsidiaries on any indebtedness which is secured by such assets in accordance with the terms of any lien upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

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  all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

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  appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP (determined on the Issue Date without regard to future changes) against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under "—Covenants—Limitation on Certain Asset Dispositions"); and

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  all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

        "Offer to Purchase" means a written offer (the "Offer") sent by either Issuer by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes, in each case, on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five business days after the Expiration Date. The Issuers shall notify the Trustee at least 15 business days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers' obligation to make an Offer to Purchase, and the Offer shall be mailed by either Issuer or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

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  the Section of the Indenture pursuant to which the Offer to Purchase is being made;

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  the Expiration Date and the Purchase Date;

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  the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuers pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

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  the purchase price to be paid by the Issuers for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

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  that the holder may tender all or any portion of such holder's Notes and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

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  the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

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  that interest on any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue;

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  that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

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  that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if Euramax or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the holder thereof or its attorney duly authorized in writing);

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  that holders will be entitled to withdraw all or any portion of Notes tendered if Euramax (or its Paying Agent) receives, not later than the close of business on the fifth business day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

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  that if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Notes, and if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

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  that in the case of any holder whose Note is purchased only in part, the Issuers shall execute and the Trustee shall authenticate and deliver to the holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

        An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

        "Permitted Asset Swap" means any one or more transactions in which Euramax or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets used or useful in the Permitted Business or other assets in an amount less than 15% of the fair market value of such transaction or transactions.

        "Permitted Business" means a business, the majority of whose revenues are derived from lines of business similar to those carried on by Euramax and its Restricted Subsidiaries on the Issue Date, other fabricated products or fabricated products-related businesses and businesses or activities in each case representing a reasonable extension, development or expansion thereof or ancillary thereto.

        "Permitted Holder" means any of the Principals and their Related Persons and Affiliates and the Management Investors.

        "Permitted Investments" means:

  •
  Investments in marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

  •
  Investments in commercial paper issued by corporations or financial institutions, maturing within 180 days from the date of the original issue thereof and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency;

  •
  Investments in certificates of deposit issued or acceptances accepted or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase;

  •
  Investments representing capital stock or obligations issued to Euramax or any of its Restricted Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of Euramax or any of its Restricted Subsidiaries;

  •
  deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

  •
  any acquisition of the capital stock or all or substantially all of the assets of any Person; provided, however, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of Euramax or such Person's assets are transferred or conveyed, or liquidated into, a Restricted Subsidiary;

  •
  trade receivables and prepaid expenses in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP (determined on the Issue Date without regard to future changes);

  •
  endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

  •
  any Hedging Obligation otherwise permitted by the Indenture;

  •
  Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "—Covenants—Limitation on Certain Asset Dispositions" above;

  •
  Investments in the Issuers or Restricted Subsidiaries;

  •
  loans and advances to employees made in the ordinary course of business;

  •
  Investments outstanding on the Issue Date and replacements or refinancings thereof in an aggregate amount not to exceed the amount of such Investment being replaced or refinanced; provided that the new Investment is on terms and conditions no less favorable to Euramax than the Investment being replaced or refinanced;

  •
  Investments the sole consideration for which consists of capital stock of Euramax; and

  •
  Investments in an aggregate amount, valued at the time each such Investment is made, not exceeding $20.0 million for all such Investments from and after the Issue Date; provided that the amount available for Investments to be made pursuant to this clause shall be increased from time to time to the extent any return on capital is actually received by Euramax or a Restricted Subsidiary on any Permitted Investment previously made in reliance on this clause.

        "Permitted Liens" means:

          (i)    liens existing on the Issue Date securing indebtedness existing on the Issue Date;

          (ii)   liens securing Senior Debt or Guarantor Senior Debt (including liens securing indebtedness outstanding under the Credit Agreement);

          (iii)  liens securing the Notes and any obligations under the Indenture;

          (iv)  liens in favor of an Issuer or any Guarantor;

          (v)   liens to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property (or any other capital expenditure financing) subject to such liens; provided, however, that:

    •
    the aggregate principal amount of any indebtedness secured by such a lien does not exceed 100% of such purchase price or cost,

    •
    such lien does not extend to or cover any other property other than such item of property and any improvements on such item,

    •
    the indebtedness secured by such lien is incurred by an Issuer or any Restricted Subsidiary within 180 days of the acquisition, construction or improvement of such property, and

    •
    the incurrence of such indebtedness is permitted by the provisions of the Indenture described under "—Limitation on Indebtedness" above;

          (vi)  liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition);

          (vii) liens on property of a Person existing at the time such Person is merged with or into or consolidated with an Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

          (viii)   liens on property of an Issuer or any Restricted Subsidiary in favor of any national, state or local government, or any instrumentality thereof, to secure payments pursuant to any contract or statute;

          (ix)  liens to secure indebtedness incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any indebtedness secured by liens referred to in the foregoing clauses (i)-(viii) so long as such liens do not extend to any other property and the principal amount of indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by Euramax as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such indebtedness reasonably incurred in connection with such renewal, refinancing or refunding;

          (x)   liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee and liens in favor of the trustee under the indenture governing the 1996 Notes as provided for in said indenture on money or property held or collected by such trustee in its capacity as such;

          (xi)  liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by any Issuer or any Restricted Subsidiary in the ordinary course of business which secure its obligations to such Person and liens for taxes, assessments or other governmental charges or obligations, and any other liens imposed by operation of law; provided that:

    •
    such Issuer or any Restricted Subsidiary is not more than 10 days in default with respect to such payment obligation to such Person,

    •
    such Issuer or any Restricted Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof, or

    •
    all such failures by the Issuers and the Restricted Subsidiaries in the aggregate have not had a material adverse effect on Euramax and its Restricted Subsidiaries, take as a whole;

          (xii) liens on assets (other than capital stock) incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits;

          (xiii)   liens on assets (other than capital stock) securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; provided, however, that such liens do not secure directly or indirectly judgments in excess of $5.0 million;

          (xiv) liens in favor of landlords securing operating leases;

          (xv) liens securing assets not having a fair market value in excess of $5.0 million;

          (xvi)   easements, rights of way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuers and any of their Restricted Subsidiaries;

          (xvii)   liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (xviii)   liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Euramax or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xix)   liens securing Hedging Obligations permitted to be incurred pursuant to clause (iv) of the covenant described under "Covenants—Limitation on Indebtedness"; and

          (xx) liens securing indebtedness permitted to be incurred pursuant to clause (xiv) of the covenant described under "Covenants—Limitation on Indebtedness".

        "Permitted Transferee" means, with respect to any Management Investor, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such Management Investor and (ii) any trust, corporation or partnership, the beneficiaries, stockholders or partners of which consist entirely of one or more Management Investors or individuals described in clause (i) of this definition.

        "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the capital stock of any Person, means capital stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

        "Principals" means any of Citigroup Venture Capital Equity Partners, L.P. ("CVCEP"), Court Square Capital Limited, Citigroup Inc. or any fund managed by CVC Management LLC.

        "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

        "Related Person" of any Person means any other Person directly or indirectly owning 5% or more of the outstanding common stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or 5% or more of the combined voting power of the voting stock of such Person.

        "Restricted Subsidiary" means (i) any Subsidiary of Euramax other than an Unrestricted Subsidiary, (ii) any Subsidiary of Euramax on the Issue Date and (iii) any successor to a substantial portion of the assets of any Subsidiary referred to in clause (i) or (ii) of this definition.

        "Senior Debt" means, with respect to any Person at any date:

          (i)    in the case of an Issuer or any Restricted Subsidiary, all indebtedness under the Credit Agreement, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness including all charges, fees and expenses and other obligations thereunder of the Issuers and their Subsidiaries party thereto;

          (ii)   all other indebtedness of such Person for borrowed money, including principal, premium, if any, and interest on such indebtedness, unless the instrument under which such indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancing thereof; and

          (iii)  all interest at the rate therein specified on any indebtedness referred to in clauses (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder.

        Notwithstanding the foregoing, Senior Debt shall not include:

          (a)   indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other indebtedness of such Person; provided, however, that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of a Person solely by reason of such other indebtedness being secured and such indebtedness not being secured;

          (b)   the Notes;

          (c)   any indebtedness of such Person to any of its Subsidiaries;

          (d)   any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to Euramax; and

          (e)   the 1996 Notes.

        "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which for the most recent fiscal year of such Person (on or prior to the fiscal period beginning on the Issue Date and ending on the most recently completed fiscal quarter of such Person) accounted for more than 5% of consolidated revenues or consolidated net income of such Person or as at the end of such fiscal year (on or prior to the fiscal period beginning on the Issue Date and ending on the most recently completed fiscal quarter of such Person) was the owner of more than 5% of the consolidated assets of such Person.

        "Subordinated Indebtedness" means any indebtedness (whether outstanding on the date hereof or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Note Guarantees, as the case may be.

        "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof.

        "Tangible Assets" means the total amount of assets of Euramax and the Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of Euramax and its Subsidiaries and computed in accordance with GAAP (determined on the Issue Date without regard to future changes).

        "Tender Offer" means the tender offer and consent solicitation relating to the 1996 Notes commenced on July 10, 2003.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 15, 2007; provided, however, that if the period from such redemption date to August 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means

  •
  any Subsidiary of Euramax formed or acquired after the Issue Date that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors of Euramax in the manner provided below; and

  •
  any Subsidiary of an Unrestricted Subsidiary.

        Any such designation by the Board of Directors of Euramax will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The

Indenture provides that the Board of Directors of Euramax may not designate any Subsidiary of Euramax to be an Unrestricted Subsidiary if, after such designation:

  •
  Euramax or any other Restricted Subsidiary:

            (i)    provides credit support for, or a guarantee of any indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such indebtedness) or

            (ii)   is directly or indirectly liable for any indebtedness of such Subsidiary;

  •
  a default with respect to any indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other indebtedness of Euramax or any Restricted Subsidiary to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; or

  •
  such Subsidiary owns any capital stock of or owns or holds any lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

Book-Entry; Delivery and Form of Securities

        The Notes will be represented by one or more global notes (the "Global Notes") in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading "Notice to Investors." DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        DTC has advised the Issuers as follows:

        DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the "Participants" or the "Depositary's Participants"), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants) and the records of the Depositary's Participants (with respect to the interests of the Depositary's Indirect Participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of Euramax, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

        Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Euramax and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Euramax or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). Euramax believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

        Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus under the caption "Notice to Investors." In addition, if the Depositary notifies Euramax in writing that DTC is no longer willing or able to act as a depositary and Euramax is unable to locate a qualified successor within 90 days or Euramax, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

        Neither Euramax nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and Euramax and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This section summarizes the material U.S. federal income tax consequences to holders who exchange old notes for new notes and of the ownership and disposition of the new notes. However, the discussion is limited in the following ways:

        —  The discussion only covers you if you bought your old notes in the initial offering.

        —  The discussion only covers you if you hold your old notes (and will hold your new notes) as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a partnership or other pass-through entity, a regulated investment company, a dealer in securities or currencies, a person holding the old notes (and will hold your new notes) as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or a person whose functional currency is not the United States dollar.

        —  The discussion does not cover tax consequences that depend upon your particular tax situation.

        —  The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

        —  The discussion does not cover state, local or foreign law.

        —  We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of the exchange of old notes for new notes or on any other matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

        We suggest you consult your tax advisor about the application of the U.S. federal, state, local and foreign tax laws to your particular situation.

        A "U.S. holder" is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. Income tax treaties contain provisions which occasionally may modify the U.S. Federal income tax principles for determining the tax residency of individuals and entities. You should consult your tax advisors if you believe a relevant income tax treaty modifies the application of the aforementioned rules as applied to your status as a U.S. holder. All references to "holders" (including U.S. holders) are to beneficial owners of the notes. The term "Non-U.S. holder" refers to any beneficial owner of a note who or which is not a U.S. holder or a partnership or other pass-through entity.

Exchange Offer

        The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange because there should not be a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. As a result, (i) you will not recognize a taxable gain or loss as a result of exchanging your old notes for new notes; (ii) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (iii) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the exchange.

U.S. Holders

        Taxation of Interest.    If you are a U.S. holder, as was the case with the old notes, you will be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

        Sale, Exchange or Redemption of New Notes.    On the sale, retirement or redemption of your new notes:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchange by you for the new note.

  •
  Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the new note for more than one year (including your holding period for the old notes). Under recent changes to the Internal Revenue Code, the maximum tax rate on long-term capital gains recognized by individuals after May 5, 2003 and before January 1, 2009 is 15%. Absent further changes in the law, the long-term capital gains recognized by individuals after 2008 will be subject to a maximum tax rate of 20% (or 18% if the new note is held for more than five years). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        Withholding Tax on Payments of Principal and Interest on New Notes.    Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all of our voting stock;

  •
  you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

  •
  you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you are either (A) the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of your trade or business (a "financial institution") and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a new note if such interest is effectively connected with your conduct of a trade or business in the United States. Foreign corporations may wish to consider the possible impact of a branch profits tax.

        Sale, Exchange or Redemption of New Notes.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

  •
  you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S.; or

  •
  you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup Withholding and Information Reporting

        U.S. Holders.    Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding (currently at 28%) may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        Non-U.S. Holders.    Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides a certification described above under "—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on New Notes" or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

MATERIAL NETHERLANDS TAX CONSIDERATIONS

General

        This section summarizes the material tax consequences in the Netherlands of the acquisition, holding and disposal of new notes and of the exchange of the new notes, which have been registered under the Securities Act, for the old notes, which notes both have identical terms and conditions except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. This summary applies to all holders of old notes who exchange their old notes for new notes. This summary does not purport to be a comprehensive description of all Netherlands tax considerations and consequences that may be relevant to a holder or prospective holder of the new notes. Therefore, it should be treated with corresponding caution. Holders should consult with their tax advisers with regard to the tax consequences of investing in the new notes.

        Except as otherwise indicated, this summary only addresses the Netherlands tax legislation, as in effect and in force at the date hereof, as interpreted in published case law, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

        Exchange Offer.    The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. As a result, you will not recognize a taxable gain or loss as a result of exchanging your old notes for new notes.

        Withholding tax.    All payments made by the issuers under the new notes may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, provided that the new notes do not in fact function as equity within the meaning of Article 10(1)(d) of the Dutch Corporate Income Tax Act of 1969.

        Taxes on income and capital gains.    As a holder of new notes you will not be subject to Netherlands taxes on income or capital gains in respect of any payment under the new notes or in respect of any gain realised on the disposal or deemed disposal of the new notes, provided that:

          (i)  you are neither resident nor deemed to be resident of the Netherlands nor have you made an election for the application of the rules of the Dutch income tax act 2001 as they apply to residents of the Netherlands; and

         (ii)  you do not have an interest in an enterprise or deemed enterprise (statutorily defined term) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the notes are attributable; and

        (iii)  in the event you are an individual, you do not carry out any activities in the Netherlands that go beyond ordinary active asset management; and

        (iv)  neither you nor, if you are an individual, any individual related to you (statutorily defined term) and any of your or their relatives by blood or marriage in the direct line (including foster children) have a substantial interest or deemed substantial interest (statutorily defined terms) in us; and

         (v)  in the event you are an individual, we do not make (part of) the proceeds of the new notes, legally or in fact, directly or indirectly, available to an entity or enterprise in which you or any other individual mentioned under condition (iv) have or has an interest.

        Subject to the above-mentioned conditions (iv) and (v) you will not become subject to Netherlands taxation on income or capital gains by reason only of the signing and/or enforcement of this prospectus and the issuance or exchange of the new notes or our performance of our obligations hereunder.

        Turnover tax.    No Netherlands turnover tax will arise in respect of any payment in consideration for the issue of the new notes or with respect to any payment by us of principal, interest or premium (if any) on the new notes.

        Other taxes and duties.    No Netherlands registration tax, stamp duty or other similar documentary tax or duty or capital tax, other than court fees, will be payable in the Netherlands by the holders of new notes in respect of or in connection with the subscription, issue, placement, allotment or delivery of the new notes.

        Proposed EU Directive on the Taxation of Savings income.    During the June 3, 2003 Ecofin meeting, the European Council agreed that the proposed Directive on the Taxation of Savings Income, or, the Directive, should be implemented into member states' national laws from January 1, 2004 and be applied from January 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the Directive, each member state will be required to provide to the tax authorities of another member state details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual resident in that other member state. For instance, if Euramax International Holdings B.V. will pay out interest itself or if there will be a Dutch paying agent that will make interest payments on behalf of (one of) the issuers to individuals who are resident outside the Netherlands, Euramax International Holdings B.V. or such paying agent will have to provide to the competent authority of the Netherlands details of such interest payments and of such individuals. The competent authority of the Netherlands is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest payment is a resident.

        It was further agreed that for a transitional period, Belgium, Luxembourg and Austria will be allowed to apply a withholding tax instead of providing information, at a rate of 15% for the first three years (2005-2007), 20% for the subsequent three years (2008-2010) and 35% from 2011 onwards. These three member states will implement automatic exchange of information if and when the EU enters in an exchange of information agreement with certain non-EU countries.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for the resale of new notes received in exchange for outstanding old notes where those outstanding old notes were acquired as a result of market-making or other trading activities.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker- dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding old notes acquired by broker-dealers for their own accounts as a result of market-making or other trading activities have been exchanged for new notes and such new notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in any letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of outstanding old notes, including any broker-dealers, and specified parties related to such holders, against specified types of liabilities, including liabilities under the Securities Act.

        If you are an affiliate of Euramax's or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction involving the new notes.

LEGAL MATTERS

        The validity of the new notes and the related guarantees will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania; NautaDutilh, Amsterdam, The Netherlands; Baker & Daniels, Indianapolis, Indiana; Fulbright & Jaworski L.L.P., Houston, Texas; and Arnall Golden Gregory LLP, Atlanta, Georgia.

EXPERTS

        The consolidated financial statements of Euramax International, Inc. at December 27, 2002 and December 28, 2001 and for each of the three years in the period ended December 27, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        Euramax International files annual and quarterly reports with the SEC. These documents include specific information regarding Euramax International. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the SEC. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Such information, however, is not incorporated into or otherwise a part of this prospectus.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors,
Euramax International, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Euramax International, Inc., and Subsidiaries as of December 27, 2002 and December 28, 2001, and the related consolidated statements of earnings, changes in equity, and cash flows for the years ended December 27, 2002, December 28, 2001 and December 29, 2000. Our audits also include the related financial statement schedule listed in the index at item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Euramax International, Inc. and Subsidiaries at December 27, 2002 and December 28, 2001, and the consolidated results of their operations and cash flows for the years ended December 27, 2002, December 28, 2001 and December 29, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Notes 2 and 7 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and in 2001 the Company changed its method of accounting for derivative financial instruments.

/s/  ERNST & YOUNG LLP

Atlanta, Georgia

March 3, 2003, except as to Notes 15 and 16,
    for which the date is October 10, 2003

Euramax International, Inc. and Subsidiaries

Consolidated Statements Of Earnings

(Thousands of U.S. Dollars)

	For the year ended December 27, 2002	For the year ended December 28, 2001	For the year ended December 29, 2000
Net sales	$639,149	$593,117	$599,479
Costs and expenses:
Cost of goods sold	508,254	477,870	494,330
Selling and general	63,593	59,230	54,475
Depreciation and amortization	13,968	17,555	16,569

Earnings from operations	53,334	38,462	34,105
Interest expense, net	(22,748)	(25,258)	(25,870)
Other income (expense), net	703	(2,953)	763

Earnings before income taxes	31,289	10,251	8,998
Provision for income taxes	11,432	5,521	5,671

Net earnings	$19,857	$4,730	$3,327

The accompanying notes are an integral part of these consolidated financial statements.

Euramax International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Thousands of U.S. Dollars Except Share Data)

	December 27, 2002	December 28, 2001
Assets
Current assets:
Cash and equivalents	$11,646	$5,897
Accounts receivable, less allowance for doubtful accounts (2002—$3,513; 2001—$3,938)	88,508	77,257
Inventories	78,480	64,114
Deferred income taxes	3,904	3,909
Other current assets	1,177	1,411

Total current assets	183,715	152,588
Property, plant and equipment, net	112,037	110,845
Goodwill, net of accumulated amortization	110,799	107,258
Deferred income taxes	4,975	6,886
Other assets	4,914	6,674

	$416,440	$384,251

Liabilities and Shareholders' Equity
Current liabilities:
Cash overdrafts	$1,880	$1,419
Accounts payable	57,104	53,439
Accrued expenses	28,157	19,700
Accrued interest payable	4,278	4,536
Income taxes payable	811	2,598
Deferred income taxes	1,005	847

Total current liabilities	93,235	82,539
Long-term debt, less current maturities	196,972	207,724
Commitments and contingencies	—	—
Deferred income taxes	19,421	16,563
Other liabilities	20,593	15,931

Total liabilities	330,221	322,757

Shareholders' equity
Class A common stock—$1.00 par value; 600,000 shares authorized, 455,673.11 issued and 444,344.84 outstanding	456	456
Class B convertible common stock—$1.00 par value; 600,000 shares authorized, 44,346.80 issued and outstanding	44	44
Additional paid-in capital	53,220	53,220
Common stock in treasury, at cost—11,328.27 and 9,850.67 shares in 2002 and 2001, respectively	(2,056)	(1,581)
Retained earnings	44,439	24,582
Accumulated other comprehensive loss, net of tax	(9,884)	(15,227)

Total shareholders' equity	86,219	61,494

	$416,440	$384,251

The accompanying notes are an integral part of these consolidated financial statements.

Euramax International, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

(Thousands of U.S. Dollars)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Totals
Balance at December 25, 1999	$500	$53,220	$—	$16,525	$(5,177)	$65,068

Comprehensive income:
Net earnings for 2000	—	—	—	3,327	—	3,327
Foreign currency translation adjustment	—	—	—	—	(1,444)	(1,444)
Minimum pension liability, net of taxes	—	—	—	—	(1,589)	(1,589)

Comprehensive income						294

Repurchase of common stock	—	—	(1,581)	—	—	(1,581)

Balance at December 29, 2000	500	53,220	(1,581)	19,852	(8,210)	63,781

Comprehensive income:
Net earnings for 2001	—	—	—	4,730	—	4,730
Foreign currency translation adjustment	—	—	—	—	(2,151)	(2,151)
Minimum pension liability, net of taxes	—	—	—	—	(4,501)	(4,501)
Loss on derivative instruments, net of taxes					(365)	(365)

Comprehensive loss						(2,287)

Balance at December 28, 2001	500	53,220	(1,581)	24,582	(15,227)	61,494

Comprehensive income:
Net earnings for 2002	—	—	—	19,857	—	19,857
Foreign currency translation adjustment	—	—	—	—	6,678	6,678
Minimum pension liability, net of taxes	—	—	—	—	(1,105)	(1,105)
Loss on derivative instruments, net of taxes	—	—	—	—	(230)	(230)

Comprehensive income						25,200

Repurchase of common stock	—	—	(475)	—	—	(475)

Balance at December 27, 2002	$500	$53,220	$(2,056)	$44,439	$(9,884)	$86,219

The accompanying notes are an integral part of these consolidated financial statements.

Euramax International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Thousands of U.S. Dollars)

	For the year ended December 27, 2002	For the year ended December 28, 2001	For the year ended December 29, 2000
Cash flows from operating activities:
Net earnings	$19,857	$4,730	$3,327
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	13,968	17,555	16,569
Amortization of deferred financing fees	1,319	1,133	1,182
Provision for doubtful accounts	(177)	1,763	542
Foreign exchange (gain) loss	(796)	(204)	—
Loss (gain) on sale of assets	552	124	(1,108)
Deferred income taxes	4,274	29	(305)
Changes in operating assets and liabilities (excluding acquisitions):
Accounts receivable	(5,203)	(7,150)	5,542
Inventories	(11,197)	16,007	1,922
Other current assets	294	716	(426)
Accounts payable and other current liabilities	6,892	2,823	(485)
Income taxes payable	(2,516)	(4,861)	4,174
Other noncurrent assets and liabilities	(1,849)	2,836	(2,847)

Net cash provided by operating activities	25,418	35,501	28,087

Cash flows from investing activities:
Proceeds from sale of assets	492	1,164	409
Purchases of businesses	—	—	(45,777)
Capital expenditures	(8,263)	(8,321)	(9,706)

Net cash used in investing activities	(7,771)	(7,157)	(55,074)

Cash flows from financing activities:
Changes in cash overdrafts	461	(290)	(301)
Net borrowings (repayments) on revolving credit facility	23,808	(2,774)	(18,928)
Repayment of long-term debt	(38,952)	(22,989)	(6,463)
Proceeds from long-term debt	—	—	40,000
Proceeds from settlement of currency agreements	2,790	—	10,020
Payment to terminate interest rate swap	—	(3,160)	—
Deferred financing fees	(1,530)	(405)	(1,000)
Purchases of treasury stock	(475)	—	(1,581)

Net cash (used in) provided by financing activities	(13,898)	(29,618)	21,747

Effect of exchange rate changes on cash	2,000	(963)	(11)

Net increase (decrease) in cash and equivalents	5,749	(2,237)	(5,251)
Cash and equivalents at beginning of period	5,897	8,134	13,385

Cash and equivalents at end of period	$11,646	$5,897	$8,134

Supplemental cash flow information:
Income taxes paid, net	$9,471	$9,512	$3,238
Interest paid, net	$20,958	$22,390	$24,394

The accompanying notes are an integral part of these consolidated financial statements.

Euramax International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of U.S. Dollars Except Share Data)

1.     Basis of Presentation:

        Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities strategically located in the United Kingdom ("U.K."), The Netherlands, France, and all major regions of the continental United States ("U.S."). Euramax's core products include specialty coated coils, aluminum recreational vehicle ("RV") sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, roofing accessories, soffit and fascia systems, and vinyl replacement windows. The Company's customers include original equipment manufacturers ("OEMs") such as RV, commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; manufactured housing producers; distributors; industrial and architectural contractors; and home improvement contractors. The "Company" or "Euramax" refers to Euramax International, Inc. and Subsidiaries, collectively.

        Per share data has not been presented since such data provides no useful information as the shares of the Company are closely held.

2.     Summary of Significant Accounting Policies:

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of the Company and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

        The Company operates on a 52 or 53 week fiscal year ending on the last Friday in December. The Company's fiscal years consisted of 52 weeks for the years ended December 27, 2002, December 28, 2001 and December 29, 2000, respectively.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that may affect the reported amounts of certain assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

Cash and Equivalents

        The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Certain cash overdrafts of the Company have been netted with positive cash balances held with the same financial institutions.

Inventories

        Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out ("FIFO") method.

Property, Plant and Equipment

        Property, plant and equipment is recorded at cost. Repair and maintenance costs are generally expensed unless they extend the useful lives of assets. Depreciation and amortization of property, plant and equipment is computed principally on the straight-line method over the estimated useful lives of the assets ranging from 5 to 10 years for equipment and 25 years for buildings. Gains or losses related to the disposition of property, plant and equipment are charged to other income or expense when incurred. Also, when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management assesses whether there has been a permanent impairment in the value of the asset by comparing the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

Goodwill

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets", effective December 29, 2001. Under SFAS No. 142, goodwill and indefinite lived tangible assets are no longer amortized, but are reviewed at least annually for impairment on the first day of the Company's fiscal fourth quarter. The Company did not identify any impairment in 2002 upon adoption of SFAS No. 142 and completion of its initial impairment test. The Company completed its annual impairment test and did not identify any impairment and is not aware of any subsequent developments that would indicate impairment. Prior to 2002, goodwill was amortized on a straight-line basis over periods ranging from 20 to 30 years. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company's net earnings would have been as follows:

	Years Ended
	December 27, 2002	December 28, 2001	December 29, 2000
Reported net earnings	$19,857	$4,730	$3,327
Goodwill amortization, net of tax	—	3,907	3,696

Adjusted net earnings	$19,857	$8,637	$7,023

Financial Instruments and Risk Management

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138, requires companies to recognize all derivative instruments on the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of net investment in a foreign operation. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change. Should an agreement be terminated while the underlying remains outstanding, the gain or loss would be deferred and amortized over the shorter of the remaining life of the underlying or the agreement.

        The Company uses derivative financial instruments primarily to reduce its exposure to fluctuations in interest rates and foreign exchange rates and, to a lesser extent, to reduce its exposure to fluctuations in commodity prices. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded in the balance sheet at fair value in either other assets or other liabilities. The earnings impact resulting from the derivative instruments is recorded in the same line item within the statement of earnings as the underlying exposure being hedged. The Company also formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. The ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings as other income (expense).

Revenue Recognition

        The Company recognizes revenue when the persuasive evidence of an agreement exists, delivery has occurred, the Company's price to the buyer is fixed and determinable and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is largely dependant on shipping terms. Revenue is recognized at the time of shipment for terms designated f.o.b. shipping point. Revenue is recognized upon delivery to the customer's delivery site for terms designated f.o.b. destination.

        The Company provides warranties on certain products. The warranty periods differ depending on the product, but generally range from one year to limited lifetime warranties. The Company provides accruals for warranties based on historical experience and expectations of future occurrence.

Shipping and Handling Costs

        The Company classifies all shipping and handling charges as cost of goods sold.

Translation of Foreign Currencies

        Assets and liabilities of non-U.S. subsidiaries are translated to U.S. Dollars at the rate of exchange in effect on the balance sheet date; income and expenses are translated to U.S. Dollars at the weighted average rates of exchange prevailing during the year. Foreign currency gains and losses resulting from transactions and for the remeasurement of amounts that are not of a long-term investment nature into local currencies are included in results of operations. The foreign currency transaction gains (losses) recorded in selling and general expenses were not significant for the years ended December 27, 2002, December 28, 2001 and December 29, 2000.

Comprehensive Income

        Total comprehensive income and the components of accumulated other comprehensive income are presented in the Consolidated Statements of Changes in Equity. The related tax effects of the components of comprehensive income are presented in Note 10.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. SFAS No. 143 is effective December 28, 2002 for the Company. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's financial position or results of operation.

        The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), effective December 29, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. In accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. The adoption of SFAS No. 144 had no impact on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed Of".

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS No. 145 updates and clarifies existing accounting pronouncements related to reporting gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 are generally effective for fiscal years beginning after May 15, 2002, with earlier adoption of certain provisions encouraged. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial position or results of operations.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring"). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. Under SFAS No. 146, an entity may not restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that an entity had previously recorded under EITF Issue 94-3. The adoption of SFAS No. 146 is not expected to have a material impact on the Company's financial position or results of operations.

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which addresses consolidation of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a parent company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. For older entities, these requirements will begin to apply in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material impact on our financial position or results of operations.

Reclassifications

        Certain 2001 and 2000 amounts have been reclassified to conform to current year presentation.

3.     Acquisitions:

        On April 10, 2000 (the "Acquisition Date"), the Company's wholly owned subsidiary Amerimax Home Products, Inc. acquired substantially all of the assets and assumed certain liabilities of Gutter World, Inc. and Global Expanded Metals, Inc., companies under common control, ("Gutter World" and "Global", respectively) (the "Gutter World and Global Acquisition"). The purchase price, including approximately $372.2 thousand in acquisition-related fees and expenses, was approximately $45.6 million in cash, plus the assumption of approximately $2.6 million of liabilities. Gutter World manufactures raincarrying accessories, such as gutter guards, water diverters and downspout strainers, as well as door guards sold primarily to home centers. Global manufactures expanded metal products.

        The results of operations of Gutter World and Global are included in the Consolidated Statement of Earnings from the Acquisition Date.

        The Gutter World and Global Acquisition was financed through borrowings of approximately $5.6 million under the revolving credit facility and $40.0 million under the previously outstanding term loans (see Note 6). The Company allocated the purchase price based on the fair value of the assets acquired and liabilities assumed with the remainder allocated to goodwill.

        The pro forma effects of the Gutter World and Global Acquisition were not material to the Company's Consolidated Statement of Earnings.

4.     Inventories:

        Inventories were comprised of:

	December 27, 2002	December 28, 2001
Raw materials	$60,281	$50,206
Work in process	2,587	2,449
Finished products	15,612	11,459

	$78,480	$64,114

        Inventories are net of related reserves totaling $3,827 at December 27, 2002 and $3,284 at December 28, 2001.

5.     Property, Plant and Equipment:

        Components of property, plant and equipment were as follows:

	December 27, 2002	December 28, 2001
Land and improvements	$9,544	$8,857
Buildings	45,774	43,057
Machinery and equipment	118,621	107,262

	173,939	159,176
Less accumulated depreciation	(67,032)	(51,334)

	106,907	107,842
Construction in progress	5,130	3,003

	$112,037	$110,845

        Depreciation expense was $13.8 million, $12.6 million and $12.0 million for the years ended December 27, 2002, December 28, 2001 and December 29, 2000, respectively.

6.     Long-Term Obligations:

        Long-term obligations consisted of the following:

	December 27, 2002	December 28, 2001
Credit Agreement:
Revolving Credit Facility	61,972	33,773
Term Loans	—	38,951
11.25% Senior Subordinated Notes due 2006	135,000	135,000

	$196,972	$207,724

        On March 15, 2002, the Company and its Lenders amended and restated the credit agreement to, among other items, increase the revolving credit facility from $100.0 million to $110.0 million; refinance outstanding term loans through borrowings under the revolving credit facility; and extend the expiration date of the credit agreement from June 30, 2002 to June 30, 2005.

        Loans under the credit agreement are made, at the election of the Company, in U.S. Dollars, Euros and/or Pounds Sterling. Borrowings on the credit agreement are repaid in the currency in which the loan is made. Outstanding loans under the credit agreement are to be repaid by June 30, 2005.

        At the option of the Company, the interest rates applicable to the loans under the credit agreement are based upon a Base Rate or a Eurocurrency Rate (both as defined in the credit agreement), plus their respective margins. The credit agreement provides for variable rate margins, determined quarterly, based upon the Company's ratio of EBITDA (earnings before interest, taxes, depreciation and amortization) to total debt. The maximum and minimum base rate margins are 2.00% and 1.00%, respectively. The maximum and minimum Eurocurrency rate margins are 3.25% and 2.25%, respectively. At December 27, 2002, the interest rate payable under the credit agreement averaged 4.8210%, compared to 5.1966% at December 28, 2001.

        As of December 27, 2002, an undrawn amount of $48.0 million remained under the revolving credit facility of which $37.1 million was available. The Company is subject to a commitment fee on a quarterly basis equal to 0.50% of the unused portion of the revolving credit facility. During 2002, borrowings under the credit agreement increased $4.4 million due to fluctuations in foreign exchange rates, offset by repayments of $15.1 million. In 2001, borrowings under the credit agreement decreased $2.0 million due to fluctuations in foreign exchange rates and $25.8 million due to repayments.

        The credit agreement contains certain covenants and restrictions on actions by the Company and its subsidiaries, including certain restrictions on the payment of cash dividends. As of December 27, 2002, substantially all of the Company's retained earnings are restricted and unavailable for dividend. In addition, the credit agreement requires the Company to meet certain financial tests, including minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures. The Company is in compliance as of December 27, 2002 with these and other covenants and restrictions.

        The Company has outstanding $135.0 million in 11.25% senior subordinated notes (the "Notes") due 2006. Interest on the Notes is payable semiannually in arrears on April 1 and October 1 of each year. The Notes may be redeemed at the option of the Company, in whole or in part, under the conditions as specified in the note indenture plus accrued and unpaid interest to the redemption date, at the following redemption prices if redeemed during the 12-month period beginning October 1 of the years indicated:

Year	Percentage
2002	103.750%
2003	101.875%
2004	100.000%
2005	100.000%
2006	100.000%

        Upon a change of control, each holder of the Notes may require the Company to repurchase such holder's Notes in whole or in part at the purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. However, the credit agreement limits the amount of Notes the Company can purchase prior to repayment of the borrowings under the credit agreement.

        The Notes are unsecured obligations subordinated to all existing and future unsubordinated borrowings of the Company, including all of the obligations under the credit agreement, and will be effectively subordinated to all obligations of any subsidiaries of the Company. Future maturities of long-term obligations as of December 27, 2002 are as follows:

2003	$—
2004	—
2005	61,972
2006	135,000

$196,972

        The Notes are guaranteed on a senior subordinated basis by Euramax International, Inc., Amerimax Fabricated Products, Inc., Euramax International Holdings Limited and Euramax Continental Limited. The borrowings under the credit agreement are guaranteed by the Company and all of its subsidiaries, other than its French subsidiaries. Substantially all assets of the Company are pledged as collateral against the borrowings under the credit agreement.

7.     Financial Instruments

Cash Flow Hedging Strategy

        In January 2002, the Company entered into an interest rate agreement (the "Interest Rate Swap") whereby the Company pays a counterparty a fixed rate of interest of 3.715% on a notional amount of $35.0 million through December 31, 2002, $25.0 million from January 1, 2003 through December 31, 2003, and $15.0 million from January 1, 2004 through December 31, 2004. In exchange, the Company receives a floating rate of interest of 3-month U.S. Dollar LIBOR on an equivalent notional amount. The Interest Rate Swap was designated as a cash flow hedge that effectively converted a portion of the Company's U.S. Dollar floating rate debt into fixed rate debt. The effectiveness of the Interest Rate Swap is being assessed using the change in variable cash flows method and was assessed as 100% effective in 2002. As of December 27, 2002, the Company had recorded a liability for the fair value of the Interest Rate Swap of $955.4 thousand, as estimated by a third party.

        In February 2002, the Company entered into a Pound Sterling cross-currency swap agreement (the "Pound Sterling Swap"). The terms of the Pound Sterling Swap expire on June 30, 2005, and require the Company to pay 19.0 million Pound Sterling with semi-annual interest payments at 12.63% in exchange for $27.2 million with semi-annual interest payments at 11.25%. The Pound Sterling Swap was designated as a cash flow hedge that effectively converted $27.2 million of the Notes recorded on the books of a U.K. subsidiary into a fixed-rate Pound Sterling loan, which reduced the impact of foreign exchange rate changes on the principal and interest payments on the loan. The effectiveness of the Pound Sterling Swap is being assessed using the hypothetical derivative method, which compares the change in the fair value of the Pound Sterling Swap to the change in the value of a hypothetical derivative with terms that exactly match the critical terms of the foreign-currency denominated loan. The Pound Sterling Swap was assessed as 100% effective in 2002. During 2002, the Company reclassified a net loss of $2.1 million from other comprehensive income into earnings in order to offset the gain recognized related to the remeasurement of the foreign-currency denominated loan. As of

December 27, 2002, the Company had recorded a liability for the fair value of the Pound Sterling Swap of $3.7 million, as estimated by a third party. As of December 27, 2002, a net loss on the Pound Sterling Swap of $125.9 thousand remained in other comprehensive income, with the remainder having been charged to earnings.

        In January 2002, the Company terminated a Pound Sterling swap ("Terminated Pound Sterling Swap") for proceeds totaling $2.8 million. The amount of the gain remaining in other comprehensive income at the time the hedge was discontinued will be amortized into earnings over the original term of the agreement as other income. During 2002, prior to terminating the swap, the Company reclassified a net gain of $215.3 thousand from other comprehensive income into earnings in order to offset the loss recognized related to the remeasurement of the foreign-currency denominated loan. Additionally, during 2002, the Company amortized $261.2 thousand of the gain remaining in other comprehensive income into earnings. As of December 27, 2002, $230.3 thousand of the gain remained in other comprehensive income.

        Effective December 30, 2000, the Company adopted SFAS No. 133 which resulted in the Company recording transition adjustments to recognize its derivative instruments at fair value. The cumulative effect of these transition adjustments was an after-tax increase in other comprehensive loss of approximately $2.0 million.

        The following table summarizes activity in other comprehensive income ("OCI") related to derivatives held by the Company for the years ended December 27, 2002 and December 28, 2001 gain (loss):

	Before-Tax Amount	Income Tax	After-Tax Amount
Cumulative effect of adopting SFAS 133	$(3,204)	$1,190	$(2,014)
Net changes in fair value of derivatives	1,798	(541)	1,257
Net losses reclassified from OCI into earnings	745	(353)	392

Accumulated derivative net (losses) at December 28, 2001	(661)	296	(365)
Net changes in fair value of derivatives	(3,582)	1,145	(2,437)
Net losses reclassified from OCI into earnings	3,253	(1,046)	2,207

Accumulated derivative net (losses) at December 27, 2002	$(990)	$395	$(595)

        During 2002, the Company amortized $441.6 thousand of the loss remaining in other comprehensive income relating to the terminated interest rate swap and interest rate cap agreement into earnings. As of December 27, 2002, $221.0 thousand of the loss remained in other comprehensive income.

        At December 27, 2002, the Company expects to reclassify from OCI into earnings net losses of $221.0 thousand over the next twelve months, resulting from the amortization of the cumulative effect translation adjustment relating to the terminated interest rate swap and interest rate cap agreement. Additionally, the Company expects to reclassify from OCI into earnings over the next twelve months net gains of $230.3 thousand on the Terminated Pound Sterling Swap resulting from the amortization of the gain remaining in OCI from the termination of the Terminated Pound Sterling Swap.

        The Company would be exposed to credit-related losses in the event of nonperformance by the counterparties that issued the currency agreements. The Company does not expect that counterparties to the currency agreements will fail to meet their obligations, given their high credit ratings. The Company generally does not receive collateral on derivative instruments due to the credit rating of its counterparties, however, the Company provides collateral when required by its counterparties.

        The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms except for the Notes, which are measured at the quoted market rate. The fair value of the Notes was $137.7 million at December 27, 2002. The fair values of other long-term debt approximates the carrying value at December 27, 2002.

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The fair value of these financial instruments approximates book value at December 27, 2002 and December 28, 2001. The Company places its cash and cash equivalents with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation insurance limit; however, the Company believes that its credit risk exposure is not significant due to the high credit quality of the institutions. The Company routinely assesses the financial strength of its customers, and generally does not require collateral. Also, due to the large number of customers and the widely dispersed geographic areas in which the Company's businesses operate, the Company believes that its trade accounts receivable credit risk exposure is not significant; however, the Company does provide for doubtful accounts based on historical experience and when current market conditions indicate that collection of an amount is doubtful.

8.     Capital Structure:

Common Stock

        The Company has authorized 1,200,000 shares consisting of (i) 600,000 shares of Class A voting common stock, par value of one dollar ($1.00) per share, and (ii) 600,000 shares of Class B convertible restricted voting common stock, par value of one dollar ($1.00) per share. As of December 27, 2002, the Company had 500,019.91 issued and 488,691.64 outstanding shares of common stock with a par value of one dollar ($1.00) per share. Except with respect to voting rights, all shares of Class A and Class B convertible common stock are identical in all respects and entitle the holders thereof to the same rights, preferences and privileges, and are subject to the same qualifications, limitations and restrictions, all as described in the Company's Certificate of Incorporation. The credit agreement contains certain restrictions on the payment of cash dividends.

        The holders of Class A common stock are entitled to one vote per share on all matters voted on by the Company's stockholders, and the holders of Class B convertible common stock are generally entitled to one vote per ten (10) shares held on any matters to be voted on the by the Company's stockholders, with exceptions as noted in the Company's Certificate of Incorporation. In addition, each share of Class B convertible common stock may be converted at any time into one share of Class A common stock at the option of the holder.

        During 2002, the Company repurchased 1,477.60 shares of its Class A common stock. The shares were recorded as treasury stock at cost.

9.     Income Taxes:

        The provisions for income taxes are comprised of the following:

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Current:
U.S. Federal	$2,158	$1,124	$—
Non-U.S.	4,246	4,011	5,699
State	754	357	277

	$7,158	$5,492	$5,976

Deferred:
U.S. Federal	$4,642	$354	$(67)
Non-U.S.	(329)	(75)	(793)
State	(39)	(250)	555

	$4,274	$29	$(305)

	$11,432	$5,521	$5,671

        The U.S. and non-U.S. components of earnings (loss) before income taxes are as follows:

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
U.S.	$19,734	$2,064	$(3,387)
Non-U.S.	11,555	8,187	12,385

	$31,289	$10,251	$8,998

        Reconciliation of the differences between income taxes computed at the U.S. Federal statutory tax rate and the Company's income tax provision follows:

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Tax at U.S. Federal statutory rate	$10,952	$3,588	$3,149
State income taxes, net of U.S. Federal income tax benefit	262	(791)	(121)
Impact of non-U.S. tax rates, net	(65)	150	142
Permanent differences (primarily goodwill amortization prior to 2002)	233	1,113	1,526
Valuation allowances for state taxes	219	893	1,037
Other, net	(169)	568	(62)

	$11,432	$5,521	$5,671

        At December 27, 2002 and December 28, 2001, the combined tax-effected temporary differences are as follows:

	Asset (Liability)
	December 27, 2002	December 28, 2001
Accrued expenses	$2,075	$2,135
Allowance for doubtful accounts	481	651
Book versus tax basis of inventory	343	276

Current, net	2,899	3,062

Book versus tax basis of depreciable assets	(17,120)	(15,881)
Net operating losses	5,047	8,614
Accrued pension liability	3,011	2,963
Valuation allowance	(2,744)	(2,525)
Other	(2,640)	(2,848)

Noncurrent, net	(14,446)	(9,677)

Total, net	$(11,547)	$(6,615)

        Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries, which are considered to be permanently invested. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings. In addition, an acquired subsidiary, Fabral, Inc., has U.S. operating tax loss carryforwards of approximately $5.4 million that are available to offset future taxable income and taxes. The tax carryforward benefits begin to expire in 2010. Internal Revenue Service code section 382 imposes an annual limitation on usage of approximately $4.0 million for the Fabral net operating loss. The Company believes that this limitation will not affect its ability to utilize the net operating losses prior to expiration. In addition, the Company has state NOL carryforwards and capital loss carryforwards, substantially all of which are reserved with a valuation allowance. The Company's valuation allowance was $2.7 million, $2.5 million and $1.6 million as of December 27, 2002, December 28, 2001 and December 29, 2000, respectively.

10.   Comprehensive Income:

        Accumulated other comprehensive income (loss) balances were as follows:

	December 27, 2002	December 28, 2001
Foreign currency translation adjustment	$(1,132)	$(7,810)
Accumulated derivative net losses, net of tax	(595)	(365)
Minimum pension liability, net of tax	(8,157)	(7,052)

	$(9,884)	$(15,227)

        There were no tax effects related to the foreign currency translation adjustment component of other comprehensive loss for any year presented because the earnings of the subsidiaries are considered to be permanently invested (See Note 9). The tax effects related to the minimum pension liability component of other comprehensive income (loss) were $4.0 million for the year ended December 27,

2002, $3.1 million for the year ended December 28, 2001 and $970.3 thousand for the year ended December 29, 2000. The tax effects related to accumulated derivative net losses are disclosed in Note 7.

11.   Employee Retirement Plans:

        The Company maintains a variety of retirement plans as follows:

U.S. Plans:

Defined Benefit:

        The Company maintains a non-contributory defined benefit pension plan covering substantially all U.S. hourly employees.

        The following table sets forth the reconciliations of the projected benefit obligation and plan assets, the funded status of the plan and the amounts recognized in the Company's consolidated balance sheets:

	Year ended December 27, 2002	Year ended December 28, 2001
Change in benefit obligation
Projected benefit obligation at beginning of year	$2,142	$1,704
Service cost	300	267
Interest cost	152	130
Plan amendments	—	19
Actuarial gain (loss)	203	147
Benefits paid	(119)	(125)

Projected benefit obligation at end of year	$2,678	$2,142

Accumulated benefit obligation	$2,678	$2,142

Change in plan assets
Fair value of plan assets at beginning of year	$1,844	$1,548
Actual loss on plan assets	(206)	(70)
Employer contributions	704	491
Benefits paid	(119)	(125)

Fair value of plan assets at end of year	$2,223	$1,844

Funded status	$(455)	$(298)
Unrecognized actuarial loss	1,115	562
Unrecognized prior service cost	214	235

Net amount recognized	$874	$499

Amounts recognized in the consolidated balance sheets
Accrued pension liability	$(455)	$(298)
Intangible asset	214	235
Accumulated other comprehensive loss	1,115	562

Net amount recognized in balance sheet	$874	$499

        Weighted-average assumptions used in the accounting for the plan include:

	December 27, 2002	December 28, 2001	December 29, 2000
Weighted-average assumptions
Discount rate	6.75%	7.25%	7.75%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

        Net periodic pension costs for the plan include the following components:

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Components of net periodic pension cost
Service cost	$300	$267	$308
Interest cost	152	130	107
Expected return on assets	(174)	(138)	(107)
Amortization of prior service cost	21	21	20
Recognized actuarial net loss	29	—	—

Net periodic pension cost	$328	$280	$328

Defined Contribution:

        The Company maintains three defined contribution retirement and savings plans, which also allow the employees to contribute a percentage of their pretax and/or after-tax income in accordance with specified guidelines. The Company matches a certain percentage of employee pre-tax contributions up to certain limits. Further, the plans provide for discretionary contributions by the Company based on years of service and age. The Company's expense for the years ended December 27, 2002, December 28, 2001, and December 29, 2000, was approximately $1.5 million, $1.5 million, and $1.0 million, respectively.

International Plans:

        In addition to the above, the employees of Euramax Coated Products Limited and Ellbee Limited participate in a single employer pension plan (the "U.K. Plan"). The following table sets forth the reconciliations of the projected benefit obligations and plan assets, the funded status of the U.K. Plan and amounts recognized in the Company's consolidated balance sheets:

	Year ended December 27, 2002	Year ended December 28, 2001
Change in benefit obligation
Projected benefit obligation at beginning of year	$22,032	$16,835
Service cost	736	944
Interest cost	1,253	1,006
Employee contributions	318	198
Actuarial gain (loss)	(2,624)	3,989
Benefits paid	(626)	(491)
Currency translation adjustment	2,161	(449)

Projected benefit obligation at end of year	$23,250	$22,032

Accumulated benefit obligation	$23,250	$22,032

Change in plan assets
Fair value of plan assets at beginning of year	$12,104	$12,926
Actual loss on plan assets	(2,881)	(1,297)
Employer contributions	1,453	1,307
Employee contributions	318	198
Benefits paid	(626)	(491)
Administrative expenses	—	(164)
Currency translation adjustment	1,257	(375)

Fair value of plan assets at end of year	$11,625	$12,104

Funded status	$(11,625)	$(9,928)
Unrecognized actuarial net loss	11,383	9,317

Net amount recognized	$(242)	$(611)

Amounts recognized in the consolidated balance sheets
Accrued pension liability	$(11,625)	$(9,928)
Accumulated other comprehensive loss	11,383	9,317

Net amount recognized in balance sheet	$(242)	$(611)

        The U.K. Plan has a significant unrecognized actuarial net loss. This amount is caused by losses on plan assets and other actuarial losses caused by other differences versus expectations. The Company's actuaries revised assumptions and demographic data in 2002 to reflect current expectations.

        Weighted average assumptions used in the accounting for the U.K. plan include:

	December 27, 2002	December 28, 2001	December 29, 2000
Discount rate	6.00%	6.25%	6.25%
Rate of compensation increases	3.75%	4.00%	3.50%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%

        Net periodic pension cost for the U.K. Plan includes the following components:

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Components of net periodic pension cost
Service cost	$736	$944	$935
Interest cost	1,253	1,006	951
Expected return on assets	(989)	(971)	(1,017)
Recognized actuarial net loss	349	201	—

Net periodic pension cost	$1,349	$1,180	$869

Supplemental Executive Retirement Plan:

        The Company has an unfunded supplemental retirement plan for members of management. At December 27, 2002 and December 28, 2001, the accrued liability for future benefits under the plan was $1.1 million and $820.0 thousand, respectively. Benefits expense for the plan totaled $314.5 thousand, $103.6 thousand and $104.5 thousand in 2002, 2001 and 2000, respectively.

12.   Incentive Plans:

Incentive Compensation Plan

        The Company has an incentive compensation plan that covers key employees. The costs of the plan are computed in accordance with a formula that incorporates EBITDA (defined in Note 6) and return on average net assets. Costs of the plan for the years ended December 27, 2002, December 28, 2001, and December 29, 2000, were approximately $3.7 million, $2.8 million, and $0.4 million, respectively.

Long-Term Incentive Plan

        In 1998, the Company established the Euramax International 1999 Phantom Stock Plan (the "Plan") which was effective January 1, 1999. The purpose of the Plan is to link the interests of the participants to those of the Company's shareholders through compensation that is tied to the increase in the equity value of the Company over the long term. Participation in the Plan is limited to key executives and certain other management employees as approved, from time to time, by a Committee selected by the President.

        The Plan provides for one-time awards of phantom shares to selected participants. A phantom share is a unit equal to 4% of the equity value of the Company, as defined by the Plan, divided by

40,000 (the maximum number of phantom shares that may be awarded to participants under the Plan). A phantom share entitles the participant to receive compensation equal to the value of a phantom share when fully vested, minus the value of a phantom share at the date of grant, all as defined by the Plan. On January 1, 1999, 36,000 of the phantom shares were granted, of which 31,385 shares and 31,390 shares remain outstanding as of December 27, 2002 and December 28, 2001, respectively. Compensation expense accrues in the period from the date of grant to the date fully vested, adjusted for changes in the value of the phantom shares. Compensation expense in connection with the Plan of $2.2 million was recorded in 2002. No amounts were recorded during fiscal years 2001 or 2000 because the value of a phantom share as of December 28, 2001 and December 29, 2000 was less than the value on the date of grant. The awards become fully vested on the earlier of a change in control; a listing of the Company's shares; the death, disability or retirement of the participant; or December 31, 2003. Compensation will be paid out in four equal payments during the first quarter of 2004 through 2007, unless there is a change in control; a listing of the Company's shares; or the death, disability or retirement of the participant; in which case the compensation will be paid out sooner.

13.   Commitments and Contingencies:

        Minimum commitments under long-term noncancelable operating leases, principally for operating and office facilities at December 27, 2002 were as follows:

2003	$6,061
2004	4,495
2005	3,008
2006	1,716
2007	962
Thereafter	1,044

$17,286

        Rent expense amounted to $6.8 million, $5.5 million and $5.7 million for the years ended December 27, 2002, December 28, 2001 and December 20, 2000, respectively.

Litigation

        The Company is subject to legal proceedings and claims that have arisen in the ordinary course of business. Although occasional adverse decisions or settlements may occur, it is the opinion of the Company's management, based upon information available at this time, that the expected outcome of these matters is not estimable individually or in the aggregate, but would not reasonably be expected to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company and its subsidiaries taken as a whole.

Environmental Matters

        The Company's operations are subject to federal, state, local and European environmental laws and regulations concerning the management of pollution and hazardous substances.

        The Company has been named as a potentially responsible party in state and Federal administrative and judicial proceedings seeking contribution for costs associated with the investigation, analysis, correction and remediation of environmental conditions at various hazardous waste disposal sites. The Company continues to monitor these actions and proceedings and to vigorously defend both its own interests as well as the interests of its affiliates. The Company's ultimate liability in connection with present and future environmental claims will depend on many factors, including its volumetric share of the waste at a given site, the remedial action required, the total cost of remediation, and the financial viability and participation of the other entities that also sent waste to the site. Once it becomes probable that the Company will incur costs in connection with remediation of a site and such costs can be reasonably estimated, the Company establishes or adjusts its reserve for its projected share of these costs. Based upon current law and information known to the Company concerning the size of the sites known to it, anticipated costs, their years of operations and the number of other potentially responsible parties, management believes that the Company's potential share of the estimated aggregate liability for the costs of remedial actions and related costs and expenses are not material. In addition, the Company establishes reserves for remedial measures required from time to time at its own facilities. Management believes that the reasonably probable outcomes of these matters will not be material. The Company's reserves, expenditures and expenses for all environmental exposures were not significant for any of the dates or periods presented.

        In connection with the acquisition of the Company from Alumax, the Company was indemnified by Alumax for substantially all of its costs, if any, related to specifically identified environmental matters arising prior to the closing date of the acquisition during the period of time it was owned directly or indirectly by Alumax. Such indemnification includes costs that may ultimately be incurred to contribute to the remediation of certain specified existing National Priorities List ("NPL") sites for which the Company had been named a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLA") as of the closing date of the acquisition, as well as certain potential costs for sites listed on state hazardous cleanup lists. The Company does not believe that it has any significant probable liability for environmental claims. Further, the Company believes it to be unlikely that the Company would be required to bear environmental costs in excess of its pro rata share of such costs as a potentially responsible party at any site.

Product Warranties

        The Company provides warranties on certain products. The warranty period differs depending on the product, but generally range from one year to limited lifetime warranties. The Company provides accruals for warranties based on historical experience and expectations of future occurrence. A summary of the changes in the product warranty accrual follows:

	Year ended
	December 27, 2002	December 28, 2001	December 29, 2000
Beginning balance	$2,389	2,300	$2,896
Payments made or service provided	(2,611)	(1,867)	(2,569)
Warranty expense	2,764	2,046	2,081
Change related to changes in foreign currency exchange rates	267	(90)	(108)

Ending balance	$2,809	$2,389	$2,300

14.   Segment Information:

        The Company's reportable segments have been aggregated according to manufacturing process with similar economic characteristics and are as follows:

        European roll coating—The European roll coating facilities primarily apply a variety of liquid (primarily paint) coatings to bare aluminum or steel coil, providing a baked-on finish. The facilities also fabricate panels for the recreational vehicle industry.

        U.S. fabrication—The U.S. fabrication facilities primarily process coated coil through slitting operations which cut the coils into more narrow widths. The cut coils then undergo a variety of downstream production processes which further fabricate the aluminum and steel sheet to form the desired product. The predominant fabricating activity is rollforming, which begins with steel or aluminum and results in the production of gutters, roofing, siding, soffit, fascia, trim, and other products. In addition, the facilities laminate fiberglass and aluminum products by adhering fiberglass sheet to wood or other solid substrates and fabricate windows from vinyl extrusions and glass. Three of the U.S. facilities also have roll coating facilities for internal processing. The facilities utilize distribution facilities located strategically throughout the U.S.

        European fabrication—The predominant fabricating activity begins with aluminum extrusions and glass which are welded and glazed and that result in the production of windows, doors, shower enclosures, sunroofs and other products.

        The accounting policies of the segments are the same as those described in Note 2, "Summary of Significant Accounting Policies." Segment data includes intersegment revenues. The Company evaluates the performance of its segments and allocates resources to them based primarily on EBITDA.

        The Company is organized primarily on the basis of eight operating subsidiaries. Two of the subsidiaries have been aggregated into the "European roll coating" segment, the four U.S. subsidiaries have been aggregated into the "U.S. fabrication" segment, and two of the European subsidiaries have been aggregated into the "European fabrication" segment. The table below presents information about reported segments for the fiscal years ended December 27, 2002, December 28, 2001, and December 29, 2000. Expenses and assets that are not segment specific relate to holding company and business development activities conducted for the overall benefit of the Company and, accordingly, are not attributable to the Company's segments.

	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Sales
European Roll Coating	$131,154	$129,824	$144,266
U.S. Fabrication	440,902	406,834	399,538
European Fabrication	69,705	58,891	58,991

Total segment sales	641,761	595,549	602,795
Eliminations	(2,612)	(2,432)	(3,316)

Consolidated net sales	$639,149	$593,117	$599,479

EBITDA
European Roll Coating	$15,639	$14,649	$19,492
U.S. Fabrication	45,848	34,699	25,698
European Fabrication	7,815	7,195	7,110

Total EBITDA for reportable segments	69,302	56,543	52,300
Expenses that are not segment specific	(1,297)	(3,479)	(863)
Depreciation and amortization	(13,968)	(17,555)	(16,569)
Interest expense, net	(22,748)	(25,258)	(25,870)

Consolidated net earnings before income taxes	$31,289	$10,251	$8,998

	December 27, 2002	December 28, 2001
Assets
European Roll Coating	$111,985	$95,491
U.S. Fabrication	234,968	231,146
European Fabrication	59,458	47,091
Assets that are not segment specific	10,029	10,523

Total assets	$416,440	$384,251

        The following table reflects revenues from external customers by groups of similar products for the years ended December 27, 2002, December 28, 2001, and December 29, 2000:

Customers/Markets	Primary Products	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
Original Equipment Manufacturers ("OEMs")	Painted aluminum sheet and coil; fabricated painted aluminum, laminated and fiberglass panels; RV doors, windows and roofing; and composite building panels	$264,447	$241,314	$265,806
Rural Contractors	Steel and aluminum roofing and siding	130,758	120,082	115,197
Home Centers	Raincarrying systems, roofing accessories, windows, doors and shower enclosures	129,943	130,539	112,205
Manufactured Housing	Steel siding and trim components	19,373	24,359	34,514
Distributors	Metal coils, raincarrying systems and roofing accessories	25,611	14,215	14,935
Industrial and Architectural Contractors	Standing seam panels and siding and roofing accessories	17,063	17,928	19,401
Home Improvement Contractors	Vinyl replacement windows, metal coils, raincarrying systems; metal roofing and insulated roofing panels; shower, patio and entrance doors; and awnings	51,954	44,680	37,421

		$639,149	$593,117	$599,479

        The following table reflects goodwill balances and activity by reportable segment for the years ended December 27, 2002 and December 28, 2001:

	European Roll Coating	U.S. Fabrication	European Fabrication	Total
Balance at December 29, 2000	$18,259	$89,354	$5,711	$113,324
Amortization	(721)	(3,839)	(215)	(4,775)
Foreign exchange translation	(1,126)	—	(165)	(1,291)

Balance at December 28, 2001	16,412	85,515	5,331	107,258

Foreign exchange translation	2,975	—	566	3,541

Balance at December 27, 2002	$19,387	$85,515	$5,897	$110,799

        The following table reflects sales and long-lived asset information by geographic area as of and for the years ended December 27, 2002, December 28, 2001, and December 29, 2000:

	Sales
	Year ended December 27, 2002	Year ended December 28, 2001	Year ended December 29, 2000
United States	$440,901	$406,799	$399,536
The Netherlands	84,388	82,614	86,324
United Kingdom	79,293	74,579	85,392
Other non-U.S.	34,567	29,125	28,227

	$639,149	$593,117	$599,479

	Long-Lived Assets
	December 27, 2002	December 28, 2001
United States	$138,917	$142,486
The Netherlands	41,756	35,878
United Kingdom	37,840	38,244
Other non-U.S.	9,237	8,169

	$227,750	$224,777

        Non-U.S. revenue is based on the country in which the legal subsidiary is domiciled. The Company's largest customer accounted for 11.8% of 2002 net sales and 12.9% of 2001 net sales. This customer is included in the Company's U.S. Fabrication segment. As of December 27, 2002, this customer had an outstanding trade receivable balance of $7.1 million. No other customer represented greater than ten percent of the Company's revenues in any period presented.

15.   Supplemental Consolidating Financial Statements:

        On July 10, 2003, the Company commenced an offer to purchase and a solicitation of consents for any and all of its outstanding 11.25% senior subordinated notes due 2006. On August 6, 2003, Euramax International, Inc. and Euramax International Holdings B.V. (each a "Co-Obligor") issued $200,000,000 of senior subordinated notes due 2011 to repay a portion of its existing debt, including the outstanding 11.25% senior subordinated notes.

        Each of the domestic restricted subsidiaries, as defined in the related bond indenture (the "Guarantor Subsidiaries"), fully and unconditionally guarantee the obligations of the Co-Obligors. The following supplemental condensed consolidating pro forma financial statements as of December 27, 2002 and December 28, 2001, and for the years ended December 27, 2002, December 28, 2001 and December 29, 2000 reflect the financial position, results of operations, and cash flows of Euramax International, Inc. as Co-Obligor, and such combined information of the Guarantor Subsidiaries and the non-guarantor subsidiaries, (the "Non-Guarantor Subsidiaries") as if the guarantee structure of the $200,000,000 senior subordinated notes had been outstanding for each period. Separate condensed financial statements for Euramax International Holdings B.V. are not included in the condensed consolidating pro forma financial statements as it was not acquired until July 17, 2003 and has no assets, liabilities or operations.

	Year ended December 27, 2002
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net Sales	$—	$440,901	$198,712	$(464)	$639,149
Costs and expenses:
Cost of goods sold	—	350,601	158,117	(464)	508,254
Selling and general	2,039	44,045	17,509	—	63,593
Depreciation and amortization	—	7,831	6,137	—	13,968

(Loss) earnings from operations	(2,039)	38,424	16,949	—	53,334
Equity in earnings of subsidiaries	25,793	—	60	(25,853)	—
Interest expense, net	(4,224)	(4,111)	(14,413)	—	(22,748)
Internal interest expense (income), net	(1,909)	(6,256)	8,165	—	—
Other (expense) income, net	—	(134)	837	—	703

Earnings before income taxes	17,621	27,923	11,598	(25,853)	31,289
(Benefit) provision for income taxes	(2,236)	9,787	3,881	—	11,432

Net earnings	$19,857	$18,136	$7,717	$(25,853)	$19,857

	Year ended December 28, 2001
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net Sales	$—	$406,835	$186,776	$(494)	$593,117
Costs and expenses:
Cost of goods sold	—	327,891	150,473	(494)	477,870
Selling and general	1,251	43,186	14,793	—	59,230
Depreciation and amortization	—	11,549	6,006	—	17,555

(Loss) earnings from operations	(1,251)	24,209	15,504	—	38,462
Equity in earnings of subsidiaries	9,122	—	(210)	(8,912)	—
Interest expense, net	(4,187)	(6,348)	(14,723)	—	(25,258)
Internal interest expense (income), net	(1,297)	(6,678)	7,975	—	—
Other expense, net	(19)	(2,366)	(568)	—	(2,953)

Earnings before income taxes	2,368	8,817	7,978	(8,912)	10,251
(Benefit) provision for income taxes.	(2,362)	3,942	3,941	—	5,521

Net earnings	$4,730	$4,875	$4,037	$(8,912)	$4,730

	Year ended December 29, 2000
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net Sales	$—	$399,537	$201,415	$(1,473)	$599,479
Costs and expenses:
Cost of goods sold	—	333,408	162,395	(1,473)	494,330
Selling and general	1,515	40,151	12,809	—	54,475
Depreciation and amortization	—	10,475	6,094	—	16,569

(Loss) earnings from operations	(1,515)	15,503	20,117	—	34,105
Equity in earnings (loss) of subsidiaries	6,102	—	(197)	(5,905)	—
Interest expense, net	(723)	(8,413)	(16,734)	—	(25,870)
Internal interest expense (income), net	(1,383)	(6,833)	8,216	—	—
Other (expense) income, net	—	(21)	784	—	763

Earnings before income taxes	2,481	236	12,186	(5,905)	8,998
(Benefit) provision for income taxes	(846)	1,606	4,911	—	5,671

Net earnings (loss)	$3,327	$(1,370)	$7,275	$(5,905)	$3,327

	As of December 27, 2002
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and equivalents	$—	$560	$11,086	$—	$11,646
Accounts receivable, net	—	39,466	49,042	—	88,508
Inventories	—	53,816	24,664	—	78,480
Deferred income taxes	508	3,396	—	—	3,904
Other current assets	—	697	480	—	1,177

Total current assets	508	97,935	85,272	—	183,715
Property, plant and equipment, net	—	51,138	60,899	—	112,037
Amounts due from affiliates	102,124	151,508	75,701	(329,333)	—
Goodwill, net	—	85,515	25,284	—	110,799
Investment in consolidated subsidiaries	153,844	—	63,308	(217,152)	—
Deferred income taxes	—	435	4,540	—	4,975
Other assets	—	2,264	2,650	—	4,914

	$256,476	$388,795	$317,654	$(546,485)	$416,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Cash overdrafts	$—	$1,880	$—	$—	$1,880
Accounts payable	—	25,856	31,248	—	57,104
Accrued expenses	767	17,689	9,701	—	28,157
Accrued interest payable	1,047	264	2,967	—	4,278
Income taxes payable	(3,036)	648	3,199	—	811
Deferred income taxes	—	184	821	—	1,005

Total current liabilities	(1,222)	46,521	47,936	—	93,235
Long-term debt, less current maturities	37,216	31,700	128,056	—	196,972
Amounts due to affiliates	133,239	173,467	22,627	(329,333)	—
Deferred income taxes	614	7,356	11,451	—	19,421
Other liabilities	—	3,940	16,653	—	20,593

Total liabilities	169,847	262,984	226,723	(329,333)	330,221

Shareholders' equity:
Class A common stock—$.01 par value; 600,000 shares authorized, 455,673.11 issued and 444,344.84 outstanding	456	1	35,000	(35,001)	456
Class B convertible common stock—$.01 par value; 600,000 shares authorized, 44,346.80 issued and outstanding	44	—	—	—	44
Additional paid-in capital	65,218	64,767	61,480	(138,245)	53,220
Treasury stock	(2,056)	—	—	—	(2,056)
Retained earnings (deficit)	27,652	62,672	(1,730)	(44,155)	44,439
Accumulated other comprehensive loss	(4,685)	(1,629)	(3,819)	249	(9,884)

Total shareholders' equity	86,629	125,811	90,931	(217,152)	86,219

	$256,476	$388,795	$317,654	$(546,485)	$416,440

	As of December 28, 2001
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and equivalents	$—	$348	$5,549	$—	$5,897
Accounts receivable, net	1	38,329	38,927	—	77,257
Inventories	—	44,069	20,045	—	64,114
Deferred income taxes	321	3,523	65	—	3,909
Other current assets	—	898	513	—	1,411

Total current assets	322	87,167	65,099	—	152,588
Property, plant and equipment, net	—	54,996	55,849	—	110,845
Amounts due from affiliates	95,392	138,139	74,113	(307,644)	—
Goodwill, net	—	85,515	21,743	—	107,258
Investment in consolidated subsidiaries	123,576	—	63,299	(186,875)	—
Deferred income taxes	—	2,968	3,918	—	6,886
Other assets	—	1,975	4,699	—	6,674

	$219,290	$370,760	$288,720	$(494,519)	$384,251

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Cash overdrafts	$—	$1,419	$—	$—	$1,419
Accounts payable	—	29,828	23,611	—	53,439
Accrued expenses	38	14,267	5,395	—	19,700
Accrued interest payable	1,009	663	2,864	—	4,536
Income taxes payable	(2,395)	1,521	3,472	—	2,598
Deferred income taxes	—	189	658	—	847

Total current liabilities	(1,348)	47,887	36,000	—	82,539
Long-term debt, less current maturities	37,216	38,409	132,099	—	207,724
Amounts due to affiliates	120,186	167,682	19,776	(307,644)	—
Deferred income taxes	464	5,370	10,729	—	16,563
Other liabilities	—	3,298	12,633	—	15,931

Total liabilities	156,518	262,646	211,237	(307,644)	322,757

Shareholders' equity:
Class A common stock—$.01 par value; 600,000 shares authorized, 455,673.11 issued and 445,822.44 outstanding	456	1	35,000	(35,001)	456
Class B convertible common stock—$.01 par value; 600,000 shares authorized, 44,346.80 issued and outstanding	44	—	—	—	44
Additional paid-in capital	65,218	64,767	61,480	(138,245)	53,220
Treasury stock	(1,581)	—	—	—	(1,581)
Retained earnings (deficit)	7,795	44,587	(9,447)	(18,353)	24,582
Accumulated other comprehensive loss	(9,160)	(1,241)	(9,550)	4,724	(15,227)

Total shareholders' equity	62,772	108,114	77,483	(186,875)	61,494

	$219,290	$370,760	$288,720	$(494,519)	$384,251

	Year ended December 27, 2002
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Cash flows from operating activities:
Net earnings	$19,857	$18,136	$7,717	$(25,853)	$19,857
Reconciliation of net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	—	7,831	6,137	—	13,968
Amortization of deferred financing fees	—	612	707	—	1,319
Provision for doubtful accounts	—	(82)	(95)	—	(177)
Foreign exchange gain	—	—	(796)	—	(796)
Loss (gain) on sale of assets	—	585	(33)	—	552
Deferred income taxes	229	4,356	(311)	—	4,274
Dividends received	—	—	50	(50)	—
Equity in earnings of subsidiaries	(25,793)	—	(60)	25,853	—
Changes in operating assets and liabilities	(140)	(11,571)	(1,868)	—	(13,579)

Net cash (used in) provided by operating activities	(5,847)	19,867	11,448	(50)	25,418

Cash flows from investing activities:
Proceeds from sale of assets	—	447	45	—	492
Capital expenditures	—	(4,817)	(3,446)	—	(8,263)

Net cash used in investing activities	—	(4,370)	(3,401)	—	(7,771)

Cash flows from financing activities:
Changes in cash overdrafts	—	461	—	—	461
Net borrowings (repayment) on revolving credit facility	—	27,200	(3,392)	—	23,808
Repayment of long-term debt	—	(33,910)	(5,042)	—	(38,952)
Proceeds from settlement of currency agreements	—	—	2,790	—	2,790
Deferred financing fees	—	(931)	(599)	—	(1,530)
Purchase of treasury stock	(475)	—	—	—	(475)
Dividends paid	—	(50)	—	50	—
Due to/from parent affiliate	6,322	(8,055)	1,733	—	—

Net cash provided by (used in) financing activities	5,847	(15,285)	(4,510)	50	(13,898)

Effect of exchange rate changes on cash	—	—	2,000	—	2,000

Net increase in cash and equivalents	—	212	5,537	—	5,749
Cash and equivalents at beginning of period	—	348	5,549		5,897

Cash and equivalents at end of period	$—	$560	$11,086	$—	$11,646

Supplemental cash flow information:
Income taxes paid, net	$4,354	$348	$4,769	$—	$9,471
Interest paid, net	$4,187	$3,107	$13,664	$—	$20,958

	Year ended December 28, 2001
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Cash flows from operating activities:
Net earnings	$4,730	$4,875	$4,037	$(8,912)	$4,730
Reconciliation of net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	—	11,549	6,006	—	17,555
Amortization of deferred financing fees	—	590	543	—	1,133
Provision for doubtful accounts	—	1,731	32	—	1,763
Foreign exchange loss (gain)	19	127	(350)	—	(204)
Loss (gain) on sale of assets	—	148	(24)	—	124
Deferred income taxes	33	71	(75)	—	29
Dividends received	—	—	50	(50)	—
Equity in earnings of subsidiaries	(9,122)	—	210	8,912	—
Changes in operating assets and liabilities	509	13,839	(3,977)	—	10,371

Net cash (used in) provided by operating activities	(3,831)	32,930	6,452	(50)	35,501

Cash flows from investing activities:
Proceeds from sale of assets	—	1,119	45	—	1,164
Capital expenditures	—	(4,035)	(4,286)	—	(8,321)

Net cash used in investing activities	—	(2,916)	(4,241)	—	(7,157)

Cash flows from financing activities:
Changes in cash overdrafts	—	(290)	—	—	(290)
Net (repayment) borrowings on revolving credit facility	—	(6,300)	3,526	—	(2,774)
Repayment of long-term debt	—	(21,358)	(1,631)	—	(22,989)
Payment to terminate interest rate swap	—	(3,160)	—	—	(3,160)
Deferred financing fees	—	(405)	—	—	(405)
Dividends paid	—	(50)	—	50	—
Due to/from parent affiliate	3,831	1,664	(5,495)	—	—

Net cash provided by (used in) financing activities	3,831	(29,899)	(3,600)	50	(29,618)

Effect of exchange rate changes on cash	—	—	(963)	—	(963)

Net increase (decrease) in cash and equivalents	—	115	(2,352)	—	(2,237)
Cash and equivalents at beginning of period	—	233	7,901	—	8,134

Cash and equivalents at end of period	$—	$348	$5,549	$—	$5,897

Supplemental cash flow information:
Income taxes paid, net	$—	$296	$9,216	$—	$9,512
Interest paid, net	$3,900	$4,062	$14,428	$—	$22,390

	Year ended December 29, 2000
	Euramax International, Inc. (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Cash flows from operating activities:
Net earnings (loss)	$3,327	$(1,370)	$7,275	$(5,905)	$3,327
Reconciliation of net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	—	10,475	6,094	—	16,569
Amortization of deferred financing fees	—	579	603	—	1,182
Provision for doubtful accounts	—	525	17	—	542
Loss (gain) on sale of assets	—	28	(1,136)	—	(1,108)
Deferred income taxes	(846)	1,332	(791)	—	(305)
Equity in earnings of subsidiaries	(6,102)	—	197	5,905	—
Changes in operating assets and liabilities	(2,786)	7,769	2,897	—	7,880

Net cash (used in) provided by operating activities	(6,407)	19,338	15,156	—	28,087

Cash flows from investing activities:
Proceeds from sale of assets	—	31	378	—	409
Purchases of businesses	—	(45,777)	—	—	(45,777)
Capital expenditures	—	(5,546)	(4,160)	—	(9,706)

Net cash used in investing activities	—	(51,292)	(3,782)	—	(55,074)

Cash flows from financing activities:
Changes in cash overdrafts	—	(301)	—	—	(301)
Net (repayment) borrowings on revolving credit facility	—	(19,200)	272	—	(18,928)
Repayment of long-term debt	—	(5,839)	(624)	—	(6,463)
Proceeds from long-term debt	37,216	40,000	(37,216)	—	40,000
Proceeds from settlement of currency agreements	—	—	10,020	—	10,020
Deferred financing fees	—	(1,000)	—	—	(1,000)
Purchases of treasury stock	(1,581)	—	—	—	(1,581)
Due to/from parent affiliate	(29,228)	16,229	12,999	—	—

Net cash provided by (used in) financing activities	6,407	29,889	(14,549)	—	21,747

Effect of exchange rate changes on cash	. —	—	(11)	—	(11)

Net decrease in cash and equivalents	—	(2,065)	(3,186)	—	(5,251)
Cash and equivalents at beginning of period	—	2,298	11,087	—	13,385

Cash and equivalents at end of period	$—	$233	$7,901	$—	$8,134

Supplemental cash flow information:
Income taxes paid, net	$—	$(520)	$3,758	$—	$3,238
Interest paid, net	$—	$15,671	$8,723	$—	$24,394

16.   Subsequent Events:

        On April 15, 2003, Citigroup Venture Capital Equity Partners, L.P. ("CVCEP") and Citigroup Venture Capital Ltd. ("CVC"), entered into a definitive purchase agreement with CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey), L.P. (collectively "CVC Europe"), BNP Paribas, independent directors and certain members of management to purchase, for approximately $106.0 million, all of the shares of the Company held by CVC Europe and BNP Paribas, and a portion of the shares held by independent directors and management. The transaction was completed on June 12, 2003, with CVCEP purchasing 265,762.48 shares of the Company's Class A common stock. After the completion of this transaction CVCEP and CVC collectively owned approximately 88.5% of the issued and outstanding shares of the Company, with management of CVCEP and directors and management of the Company holding the remaining shares. Prior to this transaction, CVC owned approximately 34.5% of the issued and outstanding shares of the Company. This substantial change in ownership arising from CVCEP's acquisition of the Company's stock, together with the Company's subsequent issuance of senior subordinated notes (as described below), required that the purchase price paid in excess of the book value of the Company's equity acquired be allocated under the purchase method of accounting to the assets and liabilities of the Company based upon a percentage of their fair values proportional to the percentage of the ownership change. The purchase agreement required the Company to pay certain of the buyer's and seller's costs associated with the transaction. CVC Management was paid a $1.0 million transaction fee in connection with the 2003 Stock Transaction.

        On July 10, 2003, the Company commenced an offer to purchase and solicitation of consents for the outstanding $135.0 million 11.25% senior subordinated notes due 2006 ("the Notes") subject to the receipt of a consent from the holders of a majority of the principal amount thereof. On August 6, 2003, the Company issued $200.0 million 8.5% senior subordinated notes due 2011 ("the New Notes"). Pursuant to an advisory agreement with CVC Management LLC ("CVC Management"), under which CVC Management provides financial, advisory and consolidating services for the Company, CVC Management was paid a $2.0 million transaction fee in connection with the issuance of the New Notes. The Company's proceeds from the issuance of the New Notes, net of debt issuance costs, were $191.3 million. Euramax International, Inc. and Euramax International Holdings, B.V., a newly formed Netherlands holding company, are each co-obligors on the New Notes. Each of Euramax International, Inc.'s U.S. subsidiaries are guarantors of the New Notes. On August 8, 2003, the Company used the proceeds of the New Notes to purchase approximately $112.9 million of the Notes that had been validly tendered for approximately $120.4 million, including interest. On October 1, 2003, the remaining $22.1 million of the Notes were redeemed for approximately $23.8 million, including premiums and accrued and unpaid interest.

        On October 10, 2003, the Company entered into a definitive agreement with Berger Holdings, Ltd. ("Berger") for the acquisition of all of the outstanding shares of Berger for $3.90 per share or a total purchase price of approximately $36.8 million. Berger manufactures roof drainage products specializing in copper as well as residential and commercial snow guards and will be included in the Company's U.S. Fabrication segment.

        On October 9, 2003, the Company amended and restated its credit agreement. As amended and restated, the credit agreement includes a $110.0 million revolving credit facility and a $35.0 million term loan. The amended and restated credit agreement contains certain covenants and restrictions, including certain restrictions on the payment of cash dividends. In addition, the amended and restated credit agreement requires the Company to meet certain financial tests, including a minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures. The amended and restated credit agreement permits the Berger acquisition, subject to certain limitations. CVC Management was paid a $1.45 million transaction fee in connection with the amendment and restatement of the credit agreement.

QUARTERLY FINANCIAL INFORMATION

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Thousands of U.S. Dollars)
(Unaudited)

	Predecessor	Successor	Predecessor		Successor
	Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Net sales	$175,183	$201,117	$479,811	$260,615	$278,311
Costs and expenses:
Cost of goods sold	138,832	160,160	377,949	208,420	224,064
Selling and general	16,070	18,423	47,019	26,153	26,582
Depreciation and amortization	3,391	4,417	9,840	6,276	5,988

Earnings from operations	16,890	18,117	45,003	19,766	21,677
Interest expense, net	(5,913)	(5,414)	(17,146)	(9,126)	(7,257)
Other income (expense), net	184	(561)	726	506	(587)

Earnings before income taxes	11,161	12,142	28,583	11,146	13,833
Provision for income taxes	4,333	4,512	11,115	4,254	5,074

Net earnings	$6,828	$7,630	$17,468	$6,892	$8,759

The accompanying notes are an integral part of these condensed consolidated financial statements.

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars)
(Unaudited)

	Predecessor December 27, 2002	Successor September 26, 2003
ASSETS
Current assets:
Cash and equivalents	$11,646	$37,019
Accounts receivable, net	88,508	125,067
Inventories	78,480	88,505
Other current assets	5,081	7,913

Total current assets	183,715	258,504
Property, plant and equipment, net	112,037	127,532
Goodwill, net	110,799	158,468
Deferred income taxes	4,975	4,809
Other assets	4,914	13,522

	$416,440	$562,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$1,880	$714
Accounts payable	57,104	85,401
Accrued expenses and other current liabilities	34,251	47,220

Total current liabilities	93,235	133,335
Long-term debt, less current maturities	196,972	222,451
Deferred income taxes	19,421	21,941
Other liabilities	20,593	28,013

Total liabilities	330,221	405,740

Shareholders'equity:
Common stock	500	500
Additional paid-in capital	53,220	155,495
Treasury stock	(2,056)	(1,964)
Restricted stock	—	(3,573)
Retained earnings	44,439	8,759
Accumulated other comprehensive loss	(9,884)	(2,122)

Total shareholders' equity	86,219	157,095

	$416,440	$562,835

The accompanying notes are an integral part of these condensed consolidated financial statements.

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Predecessor		Successor
	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Net cash provided by (used in) operating activities	$10,592	$(12,045)	$35,829

Cash flows from investing activities:
Proceeds from sales of assets	474	35	281
Capital expenditures	(4,583)	(4,944)	(2,919)

Net cash used in investing activities	(4,109)	(4,909)	(2,638)
Cash flows from financing activities:
Net borrowings (repayments) on revolving credit facility	33,655	18,264	(81,679)
Issuance of long term debt	—	—	200,000
Repayment of long-term debt, including premium	(38,951)	—	(115,986)
Changes in cash overdrafts	(430)	2,603	(3,769)
Proceeds from settlement of currency swap	2,790	—	—
Issuance of common stock from shares held in treasury	—	—	353
Purchase of treasury stock	(475)	(2,556)	(80)
Deferred financing fees	(1,520)	(116)	(8,363)

Net cash (used in) provided by financing activities	(4,931)	18,195	(9,524)
Effect of exchange rate changes on cash	1,464	778	(313)

Net increase in cash and equivalents	3,016	2,019	23,354
Cash and equivalents at beginning of period	5,897	11,646	13,665

Cash and equivalents at end of period	$8,913	$13,665	$37,019

The accompanying notes are an integral part of these condensed consolidated financial statements.

Euramax International, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Thousands of U.S. Dollars)
(Unaudited)

1.     Basis of Presentation:

        For purposes of this report the "Company" refers to Euramax International, Inc. ("Euramax") and Subsidiaries, collectively.

        The Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the management of the Company, these statements include all adjustments necessary for a fair presentation of the results of all interim periods reported herein. All adjustments are of a normal recurring nature, except for the 2003 Stock Transaction described in Note 2, unless otherwise disclosed. Management believes that the disclosures made are adequate for a fair presentation of results of operations, financial position and cash flows. These Condensed Consolidated Financial Statements should be read in conjunction with the year-end Consolidated Financial Statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 27, 2002. The Company's sales are somewhat seasonal, with the second and third quarters typically accounting for the highest sales volumes. Operating results for the period ended September 26, 2003, are not necessarily indicative of future results that may be expected for the year ending December 26, 2003.

        Per share data has not been presented since such data provides no useful information, as the shares of the Company are closely held.

        Certain 2002 amounts have been reclassified to conform to current year presentation.

2.     2003 Stock Transaction

        On April 15, 2003, Citigroup Venture Capital Equity Partners, L.P. ("CVCEP") and Citigroup Venture Capital Ltd. ("CVC"), entered into a definitive purchase agreement with CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey), L.P. (collectively "CVC Europe"), BNP Paribas, independent directors and certain members of management to purchase, for approximately $106.0 million, all of the shares of the Company held by CVC Europe and BNP Paribas, and a portion of the shares held by independent directors and management ("2003 Stock Transaction"). The 2003 Stock Transaction was completed on June 12, 2003, with CVCEP purchasing 265,762.48 shares of the Company's Class A common stock. After the completion of this transaction CVCEP and CVC collectively owned approximately 88.5% of the issued and outstanding shares of the Company, with management of CVCEP and directors and management of the Company holding the remaining shares. Prior to the 2003 Stock Transaction, CVC owned approximately 34.5% of the issued and outstanding shares of the Company. CVCEP is ultimately controlled by Citigroup, Inc. through limited and general partnership interests owned by its subsidiaries. CVC Europe is a group of limited partnerships in which Citigroup, Inc. owns a minority interest, but does not have management rights or control rights. This substantial change in ownership arising from CVCEP's acquisition of the Company's stock, together with the Company's subsequent issuance of senior subordinated notes (see Note 5), required that the purchase price paid in excess of the book value of the Company's equity acquired be allocated under the purchase method of accounting to the assets and liabilities of the Company based upon a percentage of their fair values proportional to the percentage of the ownership change. The allocation was based upon preliminary estimates by management of the fair market values of identifiable assets and liabilities, with the remainder allocated to goodwill. The liabilities assumed included approximately $3.4 million of fees related to the transaction, which were paid by the Company on behalf of its shareholders. The Company is currently completing valuations of its assets and pension liabilities. The final allocation of the purchase price, which is subject to revision when valuations are completed, may materially differ from the preliminary estimates. The goodwill generated from this transaction is not deductible for income tax purposes. The purchase price has been allocated as follows:

Purchase price	$105,981
Less: Company equity acquired	53,628

Increase in basis	$52,353

Allocation of increase in basis
Record fair value of inventories	$4,000
Record fair value of property, plant and equipment	16,000
Record fair value of senior subordinated notes	(2,040)
Record fair value of pension liability	(6,987)
Record fair value of deferred financing fees	(1,000)
Record fair value of patent (15 year life)	2,500
Transaction fees	(3,350)
Record income taxes for effect of step-up in basis of assets and transaction fees	(4,082)
Increase to goodwill, net	47,312

$52,353

        The following unaudited pro-forma information presents the results of operations of the Company as if the 2003 Stock Transaction had occurred as of the beginning of the period presented. The pro-forma information is not necessarily indicative of what would have occurred had the 2003 Stock Transaction been completed at that time, nor is it indicative of future results of operations. The pro-forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, liabilities assumed, amortization of property, plant and equipment, intangibles and restricted stock, incurrence of the advisory fees owed to CVC Management and income taxes.

	Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Nine months ended September 26, 2003
Pro-forma net sales	$175,183	$201,117	$479,811	$538,926
Pro-forma net earnings	6,370	7,630	16,155	15,132

3.     Summary of Significant Accounting Policies:

        For information regarding significant accounting policies, see Note 2 to the Consolidated Financial Statements of the Company for the year ended December 27, 2002, set forth in the Company's Annual Report on Form 10-K.

Goodwill

        Goodwill increased $47.3 million from December 27, 2002 to September 26, 2003 as a result of applying the purchase method of accounting to the 2003 Stock Transaction, as described in Note 2, partially offset by the reversal of goodwill related to the resolution of a tax contingency. The remaining change in goodwill is a result of the change in foreign exchange rates used in converting the local currency goodwill balance into U.S. Dollars. The Company reviews the carrying value of its goodwill for impairment annually, on the first day of the Company's fiscal fourth quarter.

Stock Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to apply APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock options issued under its equity compensation plan (see Note 11). Had compensation expense related to these stock options been determined based upon the fair value method under SFAS No. 123, net income would have been impacted as follows:

		Predecessor	Successor	Predecessor		Successor
		Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Net income, as reported		$6,828	$7,630	$17,468	$6,892	$8,759
Add:	Stock-based employee compensation cost included in reported net income, net of related tax effects	—	—	—	—	143
Less:	Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	—	(46)	—	—	(205)

Pro forma net income		$6,828	$7,584	$17,468	$6,892	$8,697

        The fair value of each option is estimated using the Black-Scholes option-pricing model using a risk free interest rate of 3.20%, an expected option life of 5 years, no volatility and no dividends.

Recent Accounting Pronouncements

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS No. 145 updates and clarifies existing accounting pronouncements related to reporting gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. SFAS No. 145 became effective for the Company on the first day of fiscal year 2003. The Company recorded interest expense and other expense, net of tax, of approximately $0.3 million and $0.9 million, respectively, and expects to record an additional $1.0 million of interest expense in the fourth quarter of 2003. These items represent unamortized deferred financing fees and the amount paid in excess of the carrying value of the retired debt related to the senior subordinated notes purchased or redeemed as described in Note 13. Prior to the adoption of SFAS No. 145 the Company would have recognized this amount as an extraordinary loss, net of tax.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the pro forma effect on net income had the fair value of the options been expensed. The disclosure requirements of SFAS No. 148 became effective at its issuance. The adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations in fiscal year 2003.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a parent company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. For older entities, these requirements will begin to apply in the first fiscal year or interim period beginning after December 15, 2003. The Company is currently evaluating FIN 46, but the adoption of FIN 46 is not expected to have a material impact on the Company's financial position or results of operations in fiscal year 2003.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, amends the definition of an underlying contract and clarifies when a derivative contains a financing component in order to increase the comparability of accounting practices under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the Company's financial position or results of operations in fiscal year 2003.

4.     Inventories:

        Inventories were comprised of:

	Predecessor December 27, 2002	Successor September 26, 2003
Raw materials	$60,281	$61,778
Work in process	2,587	7,092
Finished products	15,612	19,635

	$78,480	$88,505

        Inventories are net of related reserves totaling $3.8 million at December 27, 2002 and $4.0 million at September 26, 2003.

5.     Long-Term Obligations:

        Long-term obligations consisted of the following:

	Predecessor December 27, 2002	Successor September 26, 2003
Credit agreement:
Revolving credit facility	$61,972	$—
8.50% senior subordinated notes due 2011	—	200,000
11.25% senior subordinated notes due 2006	135,000	22,451

	$196,972	$222,451

        As of September 26, 2003, $110.0 million was available under the revolving credit facility.

        On July 10, 2003, the Company commenced an offer to purchase and solicitation of consents for the outstanding $135.0 million 11.25% senior subordinated notes due 2006 (the "11.25% Notes"),

subject to the receipt of a consent from the holders of a majority of the principal amount thereof. On August 6, 2003, the Company issued $200.0 million 8.5% senior subordinated notes due 2011 (the "Old Notes"). The Company's proceeds from the issuance of the Old Notes, net of debt issuance costs, were approximately $191.3 million. On August 8, 2003, the Company used the proceeds of the Old Notes to purchase approximately $112.9 million of the 11.25% Notes that had been validly tendered, for approximately $120.4 million, including premium and accrued and unpaid interest. Following the purchase of the 11.25% Notes accepted in the tender offer, approximately $22.1 million in aggregate principal amount of the 11.25% Notes remained outstanding.

        Euramax International, Inc. and Euramax International Holdings, B.V., a newly acquired Netherlands holding company, are each co-obligors on the Old Notes. Each of Euramax International, Inc.'s U.S. subsidiaries are guarantors of the Old Notes. Interest on the Old Notes is payable semi-annually in arrears on February 15 and August 15 of each year. The Old Notes may be redeemed at the option of the Company, in whole or in part, under the conditions as specified in the indenture plus accrued and unpaid interest to the redemption date, at the following redemption prices if redeemed during the 12-month period beginning August 15 of the years indicated:

Year	Percentage
2007	104.250%
2008	102.125%
2009 and thereafter	100.000%

        Additionally, at any time on or before August 15, 2006, the issuers may redeem up to 35% of the aggregate principal amount of the Old Notes with the proceeds of qualified equity offerings at a redemption price equal to 108.5% of the principal amount plus accrued and unpaid interest. Upon a change of control, the Company may be required to offer to purchase the Old Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

        Under a registration rights agreement executed as part of the offering of the Old Notes, the Company is required to exchange the Old Notes for new notes ("New Notes"), with terms substantially identical to the Old Notes, except the New Notes will be registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the Old Notes will not apply to the New Notes.

6.     Financial Instruments:

        On August 8, 2003, the Company used the proceeds from the issuance of the Old Notes to repay a portion of the outstanding 11.25% Notes and a portion of the revolving credit facility. As a result of this repayment the Company's Pound Sterling Swap and Interest Rate Swap (both as described in the Company's Annual Report on Form 10-K for the year ended December 27, 2002) became ineffective hedges and no longer qualified for hedge accounting. The balance on the Interest Rate Swap of $0.1 million remaining in other comprehensive income on the date it became ineffective will be amortized into earnings over the original term of the agreement as other income. There was no balance on the Pound Sterling Swap remaining in other comprehensive income at the time it became an ineffective hedge. Changes in fair market value on the Interest Rate Swap and Pound Sterling Swap subsequent to the hedges becoming ineffective are recognized in current earnings during the period of change. During the three months ended September 26, 2003, the Company recognized other expense, net of taxes, of $0.5 million as a result of the ineffectiveness of the Interest Rate Swap and Pound Sterling Swap. As of September 26, 2003, the Company had recorded a liability for the fair value of the Interest Rate Swap and Pound Sterling Swap of $0.5 million and $4.4 million, respectively.

7.     Commitments and Contingencies:

Litigation

        The Company is subject to legal proceedings and claims that have arisen in the ordinary course of business. Although occasional adverse decisions or settlements may occur, it is the opinion of the Company's management, based upon information available at this time, that the expected outcome of these matters, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company and its subsidiaries taken as a whole.

Environmental Matters

        The Company's operations are subject to federal, state, local and European environmental laws and regulations concerning the management of pollution and hazardous substances. The Company has been named as a potentially responsible party in state and Federal administrative and judicial proceedings seeking contribution for costs associated with the investigation, analysis, correction and remediation of environmental conditions at various hazardous waste disposal sites. The Company continues to monitor these actions and proceedings and to vigorously defend both its own interests as well as the interests of its affiliates. The Company's ultimate liability in connection with present and future environmental claims will depend on many factors, including its volumetric share of the waste at a given site, the remedial action required, the total cost of remediation, and the financial viability and participation of the other entities that also sent waste to the site. Once it becomes probable that the Company will incur costs in connection with remediation of a site and such costs can be reasonably estimated, the Company establishes or adjusts its reserve for its projected share of these costs. Based upon current law and information known to the Company concerning the size of the sites known to it, anticipated costs, their years of operations and the number of other potentially responsible parties, management believes that the Company's potential share of the estimated aggregate liability for the costs of remedial actions and related costs and expenses are not material. In addition, the Company establishes reserves for remedial measures required from time to time at its own facilities. Management believes that the reasonably probable outcomes of these matters will not materially exceed established reserves and will not have a material impact on the future financial position, net earnings or cash flows of the Company. The Company's reserves, expenditures and expenses for all environmental exposures were not significant for any of the dates or periods presented.

        In connection with the acquisition of the Company from Alumax Inc. (which has since been acquired by Aluminum Company of America in May 1998, and hereafter referred to as "Alumax") on September 25, 1996, the Company was indemnified by Alumax for substantially all of its costs, if any, related to specifically identified environmental matters arising prior to the closing date of the acquisition during the period of time it was owned directly or indirectly by Alumax. Such indemnification includes costs that may ultimately be incurred to contribute to the remediation of certain specified existing National Priorities List ("NPL") sites for which the Company had been named a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLA") as of the closing date of the acquisition, as well as certain potential costs for sites listed on state hazardous cleanup lists. The Company does not believe that it has any significant probable liability for environmental claims. Further, the Company believes it to be unlikely that the Company would be required to bear environmental costs in excess of its pro rata share of such costs as a potentially responsible party at any site.

Product Warranties

        The Company provides warranties on certain products. The warranty periods differ depending on the product, but generally range from one year to limited lifetime warranties. The Company provides accruals for warranties based on historical experience and expectations of future occurrence. A summary of the changes in the product warranty accrual follows:

	Successor	Predecessor	Successor
	Three months ended September 26, 2003	Five months ended May 23, 2003	Four months ended September 26, 2003
Beginning balance	$3,536	$2,809	$3,394
Payments made or service provided	(1,421)	(720)	(1,661)
Warranty expense	703	1,119	1,132
Change related to changes in foreign currency exchange rates	9	186	(38)

Ending balance	$2,827	$3,394	$2,827

8.     Comprehensive Income:

	Predecessor	Successor	Predecessor		Successor
	Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Net earnings	$6,828	$7,630	$17,468	$6,892	$8,759
Other comprehensive earnings (loss):
Foreign currency translation adjustment	(750)	423	3,754	6,922	(2,215)
Gain (loss) on derivative instruments, net:
Net changes in fair value of derivatives	(503)	737	(1,856)	(324)	509
Net gains (losses) reclassified from OCI into earnings	399	(552)	1,653	423	(416)

Comprehensive income	$5,974	$8,238	$21,019	$13,913	$6,637

9.     Income Taxes:

        The income tax provision for the four months ended September 26, 2003, five months ended May 23, 2003 and the nine months ended September 27, 2002 is computed at the effective rate expected to be applicable in each respective full year using the statutory rates on a country by country basis.

10.   Segment Information:

        For detailed information regarding the Company's reportable segments, see Note 14 to the Consolidated Financial Statements of the Company for the year ended December 27, 2002, set forth in the Company's Annual Report on Form 10-K.

        The table below presents information about reported segments and a reconciliation of total segment sales to total consolidated sales, total segment EBITDA to total consolidated earnings before income taxes and total segment assets to total assets for the periods indicated. Expenses and assets that are not segment specific relate to holding company and business development activities conducted for the overall benefit of the Company and, accordingly, are not attributable to the Company's segments.

	Predecessor	Successor	Predecessor		Successor
	Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Sales
European Roll Coating	$29,746	$36,948	$95,309	$60,719	$52,608
U.S. Fabrication	129,373	141,179	336,266	161,065	193,417
European Fabrication	16,748	23,509	50,251	39,913	33,232

Total segment sales	175,867	201,636	481,826	261,697	279,257
Eliminations	(684)	(519)	(2,015)	(1,082)	(946)

Consolidated net sales	$175,183	$201,117	$479,811	$260,615	$278,311

EBITDA
European Roll Coating	$3,257	$4,382	$12,256	$9,508	$5,869
U.S. Fabrication	16,012	16,439	39,149	11,761	20,837
European Fabrication	1,818	2,116	5,863	4,489	3,256

Total EBITDA for reportable segments	21,087	22,937	57,268	25,758	29,962
Expenses that are not segment specific	(622)	(964)	(1,699)	790	(2,884)
Depreciation and amortization	(3,391)	(4,417)	(9,840)	(6,276)	(5,988)
Interest expense, net	(5,913)	(5,414)	(17,146)	(9,126)	(7,257)

Consolidated net earnings before income taxes	$11,161	$12,142	$28,583	$11,146	$13,833

	Predecessor	Successor
	December 27, 2002	September 26, 2003
Assets
European Roll Coating	$111,985	$151,020
U.S. Fabrication	234,968	298,692
European Fabrication	59,458	81,621
Assets that are not segment specific	10,029	31,502

Total assets	$416,440	$562,835

        The following table reflects revenues from external customers by groups of similar products for the periods indicated:

		Predecessor	Successor	Predecessor		Successor
Customers/Markets	Primary Products	Three months ended September 27, 2002	Three months ended September 26, 2003	Nine months ended September 27, 2002	Five months ended May 23, 2003	Four months ended September 26, 2003
Original Equipment Manufacturers ("OEMs")	Painted aluminum sheet and coil; fabricated painted aluminum, laminated and fiberglass panels; RV doors, windows and roofing; and composite building panels	$66,785	$71,665	$201,893	$120,289	$101,314
Rural Contractors	Steel and aluminum roofing and siding	34,551	37,133	88,071	38,980	49,929
Home Centers	Raincarrying systems, roofing accessories, windows, doors and shower enclosures	45,205	51,011	106,479	51,129	69,952
Manufactured Housing	Steel siding and trim components	5,612	4,893	16,956	8,031	7,969
Distributors	Metal coils, raincarrying systems and roofing accessories	6,498	11,618	16,750	12,084	15,365
Industrial and Architectural Contractors	Standing seam panels and siding and roofing accessories	4,105	7,102	12,593	9,183	9,924
Home Improvement Contractors	Vinyl replacement windows; metal coils, raincarrying systems; metal roofing and insulated roofing panels; shower, patio and entrance doors; and awnings	12,427	17,695	37,069	20,919	23,858

		$175,183	$201,117	$479,811	$260,615	$278,311

11.   Shareholders' Equity

Common Stock

        In connection with the 2003 Stock Transaction, the Company converted 44,346.8 shares of Class B common stock into Class A common stock. Additionally, the Company issued 883.75 shares of Class A common stock to CVCEP from shares held in treasury as described in Note 12 and issued 9,569.6 shares of restricted Class A common stock.

Stock Plans

        On June 12, 2003, the Company established an equity compensation program, the Euramax International, Inc. 2003 Equity Compensation Plan ("2003 Equity Plan"), for the purpose of attracting and retaining valued employees. Under the 2003 Equity Plan, the Company has granted restricted shares of Class A common stock and granted options to purchase shares of Euramax International

Class A common stock to selected officers and other key employees. The Company has reserved 35,719.6 shares of Class A common stock for issuance under the 2003 Equity Plan.

        The 2003 Equity Plan is to be administered by a committee designated by the board of directors. The committee will have full authority to act in selecting the eligible employees to whom awards of options or restricted stock may be granted. The committee will determine the times at which such awards of restricted stock or options may be granted, the terms and conditions of awards that may be granted under the 2003 Equity Plan and the terms of agreements which will be entered into with employees designated to participate in the 2003 Equity Plan. However, in no event may the exercise price of any non-qualified options granted under the 2003 Equity Plan be less than the fair market value of the underlying shares on the date of grant.

        The 2003 Equity Plan permits the committee to grant both incentive stock options and non-qualified stock options, with all 25,750 options granted in connection with the 2003 Stock Transaction being non-qualified stock options. The committee may determine the number of options granted to each participant, the exercise price of each option, the duration of options (not to exceed 10 years), vesting provisions and all other terms and conditions of such options in individual option agreements. The non-qualified stock option grant agreements in effect on the date hereof provide that each participant will vest in 20% of the shares subject to the option grant on each anniversary of the date of grant, until becoming 100% vested after 5 years. Non-qualified stock option grant agreements under the 2003 Equity Plan provide that upon termination of employment with the Company, the exercise period for vested options will generally be limited, except that vested options will be canceled immediately upon a termination for cause. The non-qualified stock option grant agreements provide for the cancellation of all unvested options upon termination of employment with the Company. Under the 2003 Equity Plan, if any option shares subject to an outstanding option grant are forfeited or if the option grant otherwise terminates without exercise, any of these forfeited or terminated option grant shares may be reissued at the discretion of the committee. In connection with the 2003 Stock Transaction the Company issued 25,750 options to purchase shares of Class A common stock with an exercise price of $400.00 per share.

        Information with respect to option activity under the 2003 Equity Plan is set forth below:

	Options Outstanding	Weighted Average Exercise Price
Balance, December 27, 2002	—	$—
Options granted	25,750	400.00
Options exercised	—	—
Options forfeited	—	—
Options expired	—	—

Balance, September 26, 2003	25,750	$400.00

        The 2003 Equity Plan also permits the Company to grant participants restricted shares of Class A common stock. The committee will determine the number of shares of restricted stock granted to each participant, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock agreements. The restricted stock agreements in effect on the date hereof provide that the participant will vest in 100% of the restricted shares five years from the date of grant. If an employee voluntarily terminates his or her employment, the employee will forfeit any unvested shares of restricted stock. If employment is terminated for any reason other than voluntary termination, all unvested shares of the restricted stock shall be accelerated as of the date of non-voluntary termination. All shares of restricted stock granted, and all shares acquired upon exercise of options granted, under the 2003 Equity Plan will be subject to the stockholders agreement described in Note 12. In connection with the 2003 Stock Transaction, the Company granted 9,569.6 shares of restricted Class A common stock with a fair value of $400.00 per share.

        The 2003 Equity Plan provides that upon a change in control of the Company, all restricted stock awards shall become fully vested, and each unexercised and outstanding option shall become immediately and fully vested and exercisable. All restricted stock awards shall also become fully vested in the event of an initial public offering of the Company's common stock. Each option that is exercisable immediately prior to the change in control may be canceled in exchange for a payment in cash of an amount equal to the excess of the fair market value of the common stock underlying the option as of the date of the change in control over the exercise price. The committee may also decide that such options be terminated immediately prior to the change in control, provided that the participant fails to exercise the option within a specified period (of at least seven days) following receipt of written notice of the change in control and of the Company's intention to terminate the option prior to such change in control. Alternatively, the committee may determine that in the event of a change in control, such options shall be assumed by the successor corporation, and shall be substituted with options involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted options being no less favorable that the options granted by the Company.

12.   Related Party Transactions:

2003 Stock Transaction

        The Company entered into a stock purchase agreement on April 15, 2003, with CVCEP, certain affiliates of CVCEP, CVC Europe, BNP Paribas and certain other stockholders. Pursuant to the stock purchase agreement, on June 12, 2003, CVCEP and its affiliates acquired from the Company's former stockholders CVC Europe and BNP Paribas and certain members of management, 265,762.48 shares of common stock, or 54% of the Company's common stock ("2003 Stock Transaction"). In connection with the 2003 Stock Transaction, we sold 883.75 shares of common stock directly to CVCEP for $353,500.00. The Company also agreed to pay the out of pocket fees and expenses of CVCEP and CVC Europe, which in aggregate were approximately $3.4 million, and gave certain customary indemnities in favor of CVCEP under the stock purchase agreement. CVCEP is an affiliate of Citigroup Venture Capital, Ltd., which owned about 34.5% of the Company's common stock at the time of the 2003 Stock Transaction. Citigroup Venture Capital, Ltd. has subsequently transferred these shares to Court Square Capital, Ltd., or Court Square, which, like Citigroup Venture Capital, Ltd., is an indirect wholly-owned subsidiary of Citigroup, Inc.

Stockholders Agreement

        In connection with the 2003 Stock Transaction, the Company entered into a stockholders agreement with CVCEP and certain of its affiliates, Court Square, and certain other stockholders consisting of members of the Company's management and members of CVCEP's management ("Minority Stockholders"). The stockholders agreement provides that the Company's Chief Executive Officer will be a member of the Company's board of directors. CVCEP will initially be entitled to designate three additional members of the Company's board of directors and Court Square will initially be entitled to designate two additional members of the Company's board of directors (these designation rights to be adjusted from time to time to reflect certain changes in the common stock ownership of CVCEP and Court Square).

        Under the stockholders agreement, certain corporate actions require the written consent of stockholders holding at least 70% of the Company's outstanding stock held by all stockholders party to the stockholders agreement. Initially, this will require the written consent of both CVCEP and Court

Square. These corporate actions include changes to or issuances of the Company's equity securities, amendments of organizational documents, payment of dividends, or certain merger or recapitalization transactions. In addition, each action of the board of directors will require the approval of at least one director designated by each of CVCEP and Court Square.

        The stockholders agreement generally restricts the transfer of shares of the Company's common stock. Exceptions to this restriction include transfers to affiliates, transfers to the Company, transfers for estate planning purposes and transfers to family members. In each case, so long as any transferee agrees to be bound by the terms of the stockholders agreement. After an initial public offering, additional exceptions to the transfer restrictions will include sales pursuant to certain registration rights of the stockholders.

Registration Rights Agreement

        In connection with their entry into the stockholders agreement, CVCEP, Court Square and the Minority Stockholders have entered into an amended and restated registration rights agreement with the Company. Pursuant to this registration rights agreement, upon the written request of CVCEP or Court Square, the Company has agreed (subject to customary exceptions), on up to three occasions for CVCEP and up to two occasions for Court Square, to prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares held by CVCEP or Court Square, as the case may be, and use its best efforts to cause the registration statement to become effective. If the Company is eligible to use a "short form" registration statement on Form S-2, Form S-3 or any similar form, CVCEP and Court Square may each make unlimited requests for registration for their shares of the Company's common stock. If at any time the Company files a registration statement for its common stock (other than pursuant to a demand registration by CVCEP or Court Square, a registration statement on Form S-8, Form S-4 or any similar form, or in connection with certain other registrations), it will use its best efforts to allow other parties to the registration rights agreement to have their shares of the Company's common stock (or a portion of their shares under specified circumstances) included in the offering if the registration form proposed to be used may be used to register the shares. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by the Company. The Company has agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

Advisory Agreement

        In connection with the 2003 Stock Transaction, the Company entered into an advisory agreement with CVC Management LLC ("CVC Management"), pursuant to which CVC Management may provide financial, advisory and consulting services to the Company. In exchange for these services, CVC Management will be entitled to an annual advisory fee. CVC Management's annual advisory fee will be the greater of $0.6 million per year or 1% of the Company's consolidated EBITDA (as defined in the advisory agreement), plus out-of-pocket expenses. Annual advisory fees in excess of $1.0 million are subject to the consent of the Company's lenders under the credit facility. As of September 26, 2003, the Company has accrued $0.6 million related to the annual advisory fee. The Company has also agreed to pay CVC Management a transaction fee in connection with the consummation of each acquisition, divestiture or financing, including any refinancing, by the Company or any of its subsidiaries, in an amount equal to 1% of the value of the transaction, plus reasonable out-of-pocket expenses. Pursuant to the advisory agreement, the Company paid CVC Management a $1.0 million transaction fee in July 2003 in connection with services provided in connection with the 2003 Stock Transaction, and a $2.0 million transaction fee in August 2003 in connection with the issuance and sale of the 8.5% senior subordinated notes due 2011. This advisory agreement has an initial term of ten years following the close of the 2003 Stock Transaction, subject to automatic one year extensions thereafter unless terminated by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The advisory agreement automatically terminates on a change of control or an initial public offering of the Company's common stock. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of CVC Management.

13.   Subsequent Events:

        On October 1, 2003, the remaining $22.1 million in aggregate principal amount of the 11.25% notes was redeemed for approximately $23.8 million, including premium and accrued and unpaid interest.

        On October 10, 2003, the Company entered into a definitive agreement with Berger Holdings, Ltd. for the acquisition of all of the outstanding shares of Berger for $3.90 per share, or a total purchase price of approximately $36.8 million. Berger manufactures metal roof drainage products and roofing accessories as well as residential and commercial snow guards and will be included in the U.S. Fabrication segment.

        On October 9, 2003, the Company amended and restated its senior secured credit agreement. As amended and restated, the credit agreement includes a $110.0 million revolving credit facility and a $35.0 million term loan. The Company borrowed $35.0 million under the term loan on October 31, 2003. The interest rates applicable to the loans under the amended and restated credit agreement are based upon a Base Rate or Eurocurrency Rate (both as defined in the amended and restated credit agreement), plus their respective margins. The amended and restated credit agreement provides for variable rate margins, determined quarterly, based upon the Company's ratio of EBITDA (as defined in the amended and restated credit agreement) to total debt. The maximum and minimum Base Rate margins are 2.00% and 1.00%, respectively, on the revolving credit facility, and 2.25% and 1.25%, respectively, on the term loan. The maximum and minimum Eurocurrency Rate margins are 3.00% and 2.25%, respectively, on the revolving credit facility, and 3.25% and 2.50%, respectively, on the term loan. The Company is subject to a commitment fee of 0.375% of the unused portion of the revolving credit facility. The amended and restated credit agreement contains certain covenants and restrictions, including certain restrictions on the payment of cash dividends. In addition, the amended and restated credit agreement requires the Company to meet certain financial tests, including a minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures. The amended and restated credit agreement permits the Berger acquisition, subject to certain limitations and also permits the Company to pay a dividend to its stockholders or to repurchase some of the outstanding stock, in either case in an amount of up to $70.0 million, subject to compliance with certain covenants. CVC Management was paid a $1.45 million transaction fee in connection with the amendment and restatement of the credit agreement.

14.   Supplemental Condensed Consolidating Financial Statements:

        On July 10, 2003, the Company commenced an offer to purchase and a solicitation of consents for any and all of its outstanding 11.25% senior subordinated notes due 2006. On August 6, 2003, Euramax International, Inc. and Euramax International Holdings, B.V. (each a "Co-Obligor") issued $200.0 million of senior subordinated notes due 2011 to repay a portion of its existing debt, including the outstanding 11.25% senior subordinated notes due 2006.

        Each of the domestic restricted subsidiaries, as defined in the related bond indenture (the "Guarantor Subsidiaries"), fully and unconditionally guarantee the obligations of the Co-Obligors. The following supplemental condensed consolidating financial statements as of December 27, 2002 and September 26, 2003, and for the three months and nine months ended September 27, 2002, five months ended May 23, 2003 and three months and four months ended September 26, 2003, reflect the financial position, results of operations, and cash flows of each of the Co-Obligors, and such combined information of the Guarantor Subsidiaries and the non-guarantor subsidiaries (the "Non-Guarantor Subsidiaries"), as if the guarantor structure of the $200.0 million of senior subordinated notes due 2011 had been outstanding for each period. Euramax International Holdings B.V. had no account balances as of December 27, 2002, and for the three and nine months ended September 27, 2002 and five months ended May 23, 2003, as it was not acquired until July 17, 2003 and had no operations and had no assets or liabilities until August 6, 2003.

	Predecessor three months ended September 27, 2002
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net sales	$—	$—	$129,373	$45,871	$(61)	$175,183
Costs and expenses:
Cost of goods sold	—	—	101,733	37,160	(61)	138,832
Selling and general	238	—	11,803	4,029	—	16,070
Depreciation and amortization	—	—	2,011	1,380	—	3,391

(Loss) earnings from operations	(238)	—	13,826	3,302	—	16,890
Equity in earnings of subsidiaries	7,903	—	—	15	(7,918)	—
Interest expense, net	(1,047)	—	(1,049)	(3,817)	—	(5,913)
Internal interest expense (income), net	(477)	—	(1,564)	2,041	—	—
Other income (expense), net	—	—	(328)	512	—	184

Earnings before income taxes	6,141	—	10,885	2,053	(7,918)	11,161
(Benefit) provision for income taxes	(687)	—	4,244	776	—	4,333

Net earnings	$6,828	$—	$6,641	$1,277	$(7,918)	$6,828

	Successor three months ended September 26, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net sales	$—	$—	$141,179	$59,989	$(51)	$201,117
Costs and expenses:
Cost of goods sold	—	—	111,493	48,718	(51)	160,160
Selling and general	668	—	12,857	4,898	—	18,423
Depreciation and amortization	—	—	2,359	2,058	—	4,417

(Loss) earnings from operations	(668)	—	14,470	4,315	—	18,117
Equity in earnings of subsidiaries	10,468	—	—	—	(10,468)	—
Interest expense, net	(2,371)	(721)	(390)	(1,932)	—	(5,414)
Internal interest expense (income), net	(341)	719	(1,760)	1,382	—	—
Other income (expense), net	(1,061)	109	110	281	—	(561)

Earnings before income taxes	6,027	107	12,430	4,046	(10,468)	12,142
(Benefit) provision for income taxes	(1,603)	37	4,586	1,492	—	4,512

Net earnings	$7,630	$70	$7,844	$2,554	$(10,468)	$7,630

	Predecessor nine months ended September 27, 2002
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net sales	$—	$—	$336,266	$143,850	$(305)	$479,811
Costs and expenses:
Cost of goods sold	—	—	263,733	114,521	(305)	377,949
Selling and general	916	—	34,251	11,852	—	47,019
Depreciation and amortization	—	—	5,921	3,919	—	9,840

(Loss) earnings from operations	(916)	—	32,361	13,558	—	45,003
Equity in earnings
of subsidiaries	20,938	—	—	45	(20,983)	—
Interest expense, net	(3,177)	—	(3,165)	(10,804)	—	(17,146)
Internal interest expense (income), net	(1,432)	—	(4,692)	6,124	—	—
Other income (expense), net	—	—	(194)	920	—	726

Earnings before income taxes	15,413	—	24,310	9,843	(20,983)	28,583
(Benefit) provision for income taxes	(2,055)	—	9,635	3,535	—	11,115

Net earnings	$17,468	$—	$14,675	$6,308	$(20,983)	$17,468

	Predecessor five months ended May 23, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net sales	$—	$—	$161,065	$99,851	$(301)	$260,615
Costs and expenses:
Cost of goods sold	—	—	130,949	77,772	(301)	208,420
Selling and general	393	—	17,473	8,287	—	26,153
Depreciation and amortization	—	—	3,307	2,969	—	6,276

(Loss) earnings from operations	(393)	—	9,336	10,823	—	19,766
Equity in earnings of subsidiaries	8,980	—	—	(53)	(8,927)	—
Interest expense, net	(1,745)	—	(1,466)	(5,915)	—	(9,126)
Internal interest expense (income), net	(1,120)	—	(2,931)	4,051	—	—
Other income (expense), net	—	—	103	403	—	506

Earnings before income taxes	5,722	—	5,042	9,309	(8,927)	11,146
(Benefit) provision for income taxes	(1,170)	—	2,253	3,171	—	4,254

Net earnings	$6,892	$—	$2,789	$6,138	$(8,927)	$6,892

	Successor four months ended September 26, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net sales	$—	$—	$193,416	$85,128	$(233)	$278,311
Costs and expenses:
Cost of goods sold	—	—	154,670	69,627	(233)	224,064
Selling and general	1,131	—	18,820	6,631	—	26,582
Depreciation and amortization	—	—	3,085	2,903	—	5,988

(Loss) earnings from operations	(1,131)	—	16,841	5,967	—	21,677
Equity in earnings of subsidiaries	12,657	—	—	108	(12,765)	—
Interest expense, net	(2,719)	(721)	(666)	(3,151)	—	(7,257)
Internal interest expense (income), net	(804)	719	(2,368)	2,453	—	—
Other income (expense), net	(1,061)	109	132	233	—	(587)

Earnings before income taxes	6,942	107	13,939	5,610	(12,765)	13,833
(Benefit) provision for income taxes	(1,817)	37	4,772	2,082	—	5,074

Net earnings	$8,759	$70	$9,167	$3,528	$(12,765)	$8,759

	Predecessor as of December 27, 2002
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$560	$11,086	$—	$11,646
Accounts receivable, net	—	—	39,466	49,042	—	88,508
Inventories	—	—	53,816	24,664	—	78,480
Other current assets	508	—	4,093	480	—	5,081

Total current assets	508	—	97,935	85,272	—	183,715
Property, plant and equipment, net	—	—	51,138	60,899	—	112,037
Amounts due from affiliates	102,124	—	151,508	75,701	(329,333)	—
Goodwill, net	—	—	85,515	25,284	—	110,799
Investment in consolidated subsidiaries	153,844	—	—	63,308	(217,152)	—
Deferred income taxes	—	—	435	4,540	—	4,975
Other assets	—	—	2,264	2,650	—	4,914

	$256,476	$—	$388,795	$317,654	$(546,485)	$416,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$—	$—	$1,880	$—	$—	$1,880
Accounts payable	—	—	25,856	31,248	—	57,104
Accrued expenses and other current liabilities	(1,222)	—	18,785	16,688	—	34,251

Total current liabilities	(1,222)	—	46,521	47,936	—	93,235
Long-term debt, less current maturities	37,216	—	31,700	128,056	—	196,972
Amounts due to affiliates	133,239	—	173,467	22,627	(329,333)	—
Deferred income taxes	614	—	7,356	11,451	—	19,421
Other liabilities	—	—	3,940	16,653	—	20,593

Total liabilities	169,847	—	262,984	226,723	(329,333)	330,221

Shareholders'equity:
Common stock	500	—	1	35,000	(35,001)	500
Additional paid-in capital	65,218	—	64,767	61,480	(138,245)	53,220
Treasury stock	(2,056)	—	—	—	—	(2,056)
Retained earnings (deficit)	27,652	—	62,672	(1,730)	(44,155)	44,439
Accumulated other comprehensive loss	(4,685)	—	(1,629)	(3,819)	249	(9,884)

Total shareholders' equity	86,629	—	125,811	90,931	(217,152)	86,219

	$256,476	$—	$388,795	$317,654	$(546,485)	$416,440

	Successor as of September 26, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and cash equivalents	$—	$19	$13,067	$23,933	$—	$37,019
Accounts receivable, net	—	—	68,927	56,140	—	125,067
Inventories	—	—	59,620	28,885	—	88,505
Other current assets	1,191	—	5,312	1,410	—	7,913

Total current assets	1,191	19	146,926	110,368	—	258,504
Property, plant and equipment, net	—	—	55,074	72,458	—	127,532
Amounts due from affiliates	158,806	60,805	21,850	67,606	(309,067)	—
Goodwill, net	—	—	108,756	49,712	—	158,468
Investment in consolidated subsidiaries	268,120	—	—	1,110	(269,230)	—
Deferred income taxes	—	—	61	4,748	—	4,809
Other assets	5,911	2,734	4,141	736	—	13,522

	$434,028	$63,558	$336,808	$306,738	$(578,297)	$562,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$—	$—	$714	$—	$—	$714
Accounts payable	—	—	47,218	38,183	—	85,401
Accrued expenses and other current liabilities	(1,860)	717	27,674	20,689	—	47,220

Total current liabilities	(1,860)	717	75,606	58,872	—	133,335
Long-term debt, less current maturities	159,706	62,745	—	—	—	222,451
Amounts due to affiliates	119,740	—	108,285	81,042	(309,067)	—
Deferred income taxes	(674)	—	10,559	12,056	—	21,941
Other liabilities	—	—	4,207	23,806	—	28,013

Total liabilities	276,912	63,462	198,657	175,776	(309,067)	405,740

Shareholders'equity:
Common stock	500	21	1	35,000	(35,022)	500
Additional paid-in capital	155,866	—	125,681	80,641	(206,693)	155,495
Treasury stock	(1,964)	—	—	—	—	(1,964)
Restricted stock	(3,573)	—	—	—	—	(3,573)
Retained earnings	8,759	70	12,374	7,936	(20,380)	8,759
Accumulated other comprehensive (loss) income	(2,472)	5	95	7,385	(7,135)	(2,122)

Total shareholders' equity	157,116	96	138,151	130,962	(269,230)	157,095

	$434,028	$63,558	$336,808	$306,738	$(578,297)	$562,835

	Predecessor nine months ended September 27, 2002
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net cash (used in)/provided by operating activities	$(4,315)	$—	$4,312	$10,595	$—	$10,592

Cash flows from investing activities:
Proceeds from sales of assets	—	—	446	28	—	474
Capital expenditures	—	—	(2,565)	(2,018)	—	(4,583)

Net cash used in investing activities	—	—	(2,119)	(1,990)	—	(4,109)
Cash flows from financing activities:
Net borrowings (repayments) on revolving credit facility	—	—	36,500	(2,845)	—	33,655
Repayment of long-term debt	—	—	(33,910)	(5,041)	—	(38,951)
Dividends paid	—	—	—	—	—	—
Change in cash overdrafts	—	—	(430)	—	—	(430)
Proceeds from settlement of currency swap	—	—	—	2,790	—	2,790
Purchase of treasury stock	(475)	—	—	—	—	(475)
Deferred financing fees	—	—	(924)	(596)	—	(1,520)
Due to/from affiliates	4,790	—	(2,730)	(2,060)	—	—

Net cash provided by/(used in) financing activities	4,315	—	(1,494)	(7,752)	—	(4,931)
Effect of exchange rate changes on cash	—	—	—	1,464	—	1,464

Net increase in cash and cash equivalents	—	—	699	2,317	—	3,016
Cash and cash equivalents at beginning of period	—	—	348	5,549	—	5,897

Cash and cash equivalents at end of period	$—	$—	$1,047	$7,866	$—	$8,913

	Predecessor five months ended May 23, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net cash (used in)/provided by operating activities	$(3,596)	$—	$(9,557)	$63,361	$(62,253)	$(12,045)

Cash flows from investing activities:
Proceeds from sales of assets	—	—	7	28	—	35
Capital expenditures	—	—	(2,283)	(2,661)	—	(4,944)

Net cash used in investing activities	—	—	(2,276)	(2,633)	—	(4,909)
Cash flows from financing activities:
Net borrowings on revolving credit facility	—	—	16,800	1,464	—	18,264
Change in cash overdrafts	—	—	2,603	—	—	2,603
Purchase of treasury stock	(2,556)	—	—	—	—	(2,556)
Deferred financing fees	—	—	(71)	(45)	—	(116)
Dividend paid	—	—	(62,253)	—	62,253	—
Due to/from affiliates	6,152	—	54,864	(61,016)	—	—

Net cash provided by/(used in) financing activities	3,596	—	11,943	(59,597)	62,253	18,195
Effect of exchange rate changes on cash	—	—	—	778	—	778

Net increase in cash and cash equivalents	—	—	110	1,909	—	2,019
Cash and cash equivalents at beginning of period	—	—	560	11,086	—	11,646

Cash and cash equivalents at end of period	$—	$—	$670	$12,995	$—	$13,665

	Successor four months ended September 26, 2003
	Euramax International Inc. (Co-Obligor)	Euramax International Holdings BV (Co-Obligor)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
Net cash (used in)/provided by operating activities	$(6,550)	$484	$26,286	$15,609	$—	$35,829

Cash flows from investing activities:
Proceeds from sales of assets	—	—	28	253	—	281
Contributed capital to subsidiaries	(35,776)	—	—	—	35,776	—
Capital expenditures	—	—	(955)	(1,964)	—	(2,919)

Net cash used in investing activities	(35,776)	—	(927)	(1,711)	35,776	(2,638)
Cash flows from financing activities:
Net borrowings on revolving credit facility	—	—	(48,500)	(33,179)	—	(81,679)
Issuance of long-term debt	137,255	62,745	—	—	—	200,000
Repayment of long-term debt, including premium	(16,388)		—	(99,598)		(115,986)
Change in cash overdrafts	—	—	(3,769)	—	—	(3,769)
Issuance of common stock from shares held in treasury	353	—	—	—	—	353
Purchase of treasury stock	(80)	—	—	—	—	(80)
Deferred financing fees	(5,612)	(2,521)	(140)	(90)	—	(8,363)
Contributed capital from parent	—	21	33,180	2,575	(35,776)	—
Due to/from affiliates	(73,202)	(60,265)	6,267	127,200	—	—

Net cash provided by/(used in) financing activities	42,326	(20)	(12,962)	(3,092)	(35,776)	(9,524)
Effect of exchange rate changes on cash	—	(445)	—	132	—	(313)

Net increase in cash and cash equivalents	—	19	12,397	10,938	—	23,354
Cash and cash equivalents at beginning of period	—	—	670	12,995	—	13,665

Cash and cash equivalents at end of period	$—	$19	$13,067	$23,933	$—	$37,019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Euramax International, Inc.

        Indemnification:    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate of Incorporation of Euramax International, Inc. provides for the indemnification of directors and officers of Euramax International, Inc. to the fullest extent permitted by the Delaware General Corporation Law, as it currently exists or may hereafter be amended. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Euramax International, Inc. maintains and has in effect insurance policies covering all of its directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933. Euramax International, Inc.'s by-laws provide for indemnification against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) by Euramax International, Inc. of any director or officer, or is or was serving at the request of Euramax International, Inc. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent, to the fullest extent which it is empowered to do so by the Delaware General Corporation Law, as it currently exists or may hereafter be amended. The by-laws also provide that Euramax International, Inc. shall advance expenses incurred by a director, officer or other entitled to indemnification under the by-laws in defending a proceeding prior to the final disposition of such proceeding. The bylaws do not limit Euramax International, Inc.'s ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

        Limitation of Liability:    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Euramax International, Inc.'s certificate of incorporation provides for such limitation of liability.

Euramax International Holdings B.V.

        The Articles of Association of Euramax International Holdings B.V. contain no provisions under which any member of its board of management or its officers is indemnified in any manner against any liability which he may incur in his capacity as such. Under the laws of the Netherlands, members of the board may be liable to the company for improper or negligent acts. For example, Article 2:248 of The Netherlands Civil Code provides that members of the board are jointly and severally liable to the estate of a company limited by shares, such as Euramax International Holdings B.V., which suffers an involuntary liquidation when management has manifestly performed its duties improperly and such is an important cause of the involuntary liquidation. Members of the management board may be held personally liable for improper or negligent managerial acts which affect third parties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

        The following exhibits are filed herewith unless otherwise indicated:

2.1
Purchase Agreement dated as of April 28, 1997, among the Company and Genstar Capital Corporation ("GCC"), Ontario Teachers' Pension Plan Board and the Management Stockholders of Gentek Holdings, Inc. ("Holdings") as sellers GCC as sellers' representative; Holdings and Gentek Building Products, Inc. ("GBPI"). (Incorporated by reference to Exhibit 2.1 of Euramax International, Inca's Form 8-K filed August 1, 1997).
2.2
Proposals for the acquisition of the entire issued share capital of Euramax International Limited by Euramax International, Inc. to be effected by means of a Scheme Arrangement under Section 425 of the Companies Act 1985. (Incorporated by reference to the Exhibit with the same number in the Quarterly Report on Form 10-Q which was filed on November 3, 1999).
2.3
Purchase Agreement dated as of March 10, 2000, by and between Amerimax Home Products, Inc., Gutter World, Inc. and Global Expanded Metals, Inc., and all of the stockholders of Gutter World, Inc. and Global Expanded Metals, Inc. (Incorporated by reference to Exhibit 2.2 in Euramax International, Inc.'s Current Report on Form 8-K which was filed on April 24, 2000).
2.4
Purchase Agreement, dated as of June 24, 1996, by and between Euramax International Ltd. and Alumax Inc. (Incorporated by reference to the Exhibit with the same number in Euramax International, Inc.'s Registration Statement on Form S-4 (Reg. No. 333-05978) which became effective on February 7, 1997).
2.5
Purchase Agreement dated July 30, 2003 by and among Euramax International, Inc., Euramax International Holdings B.V., each of the Guarantors (as defined therein), UBS Securities LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC, ABN AMRO Incorporated, and Fleet Securities, Inc. (Incorporated by reference to Exhibit 10.1 in Euramax International, Inc.'s Current Report on Form 8-K which was filed on August 8, 2003).
2.6
Agreement and Plan of Merger, dated as of October 10, 2003, by and among Amerimax Pennsylvania Inc., Euramax International, Inc. and Berger Holdings, Ltd. (Incorporated by reference to Exhibit (d)(1) to Schedule TO of Amerimax Pennsylvania Inc. which was filed on October 20, 2003).

3.1
Certificate of Incorporation of Euramax International, Inc. (f/k/a Amerimax Holdings, Inc.). (Incorporated by reference to the Exhibit with the same number in Euramax International, Inc.'s Registration Statement on Form S-4 (Reg. No. 333-05978) which became effective on February 7, 1997).
3.2
Bylaws of Euramax International, Inc. (f/k/a Amerimax Holdings, Inc.). (Incorporated by reference to the Exhibit with the same number in Euramax International, Inc.'s Registration Statement on Form S-4 (Reg. No. 333-05978) which became effective on February 7, 1997).
3.3	Articles of Association of Euramax International Holdings B.V. dated as of August 6, 2003.*
4.1
Indenture dated August 6, 2003 by and among Euramax International, Inc. ("Euramax U.S."), Euramax International Holdings B.V., a Dutch registered company ("Euramax B.V."), the guarantors party thereto from time to time, and JPMorgan Chase Bank, as trustee. (Incorporated by reference to Exhibit 4.2 in Euramax International, Inc's Current Report on Form 8-K which was filed on August 8, 2003).
4.2
Registration Rights Agreement dated August 6, 2003 by and among Euramax U.S., Euramax B.V., and each of the Guarantors (as defined therein), UBS Securities LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC, ABN AMRO Incorporated, and Fleet Securities, Inc. (Incorporated by reference to Exhibit 4.3 in Euramax International, Inc's Current Report on Form 8-K which was filed on August 8, 2003).
4.3	Form of 8 1/2% Senior Subordinated Note Due 2011. (Incorporated by reference to Exhibit A of Exhibit 4.2 in Euramax International, Inc's Current Report on Form 8-K which was filed on August 8, 2003).
5.1	Opinion of Dechert LLP.*
5.2	Opinion of NautaDutilh.*
5.3	Opinion of Baker & Daniels (re: Amerimax Laminated Products, Inc.).*
5.4	Opinion of Fulbright & Jaworski L.L.P.*
5.5	Opinion of Arnall Golden Gregory LLP.*
5.6	Opinion of Baker & Daniels (re: Amerimax Richmond Company).
10.1
Executive Employment Agreement, dated as of September 25, 1996, by and between J. David Smith and Euramax International plc. (Incorporated by reference to the Exhibit with the same number in Euramax International, Inc.'s Registration Statement on Form S-4 (Reg. No. 333-05978) which became effective on February 7, 1997).
10.2
Incentive Compensation Plan effective January 1, 1997, by Euramax International Limited. (Incorporated by reference to the Exhibit with the same number in the Quarterly Report on Form 10-Q (Reg. No. 333-05978) which was filed on April 26, 1999).
10.3
Phantom Stock Plan effective January 1, 1999, by Euramax International Limited. (Incorporated by reference to the Exhibit with the same number in the Quarterly Report on Form 10-Q (Reg. No. 333-05978) which was filed on April 26, 1999).
10.4
Third Amended and Restated Credit Agreement, dated October 9, 2003, among Euramax International, Inc. and its subsidiaries, Wachovia Bank, N.A. (as Agent and Lender) and the Lenders. (Incorporated by reference to Exhibit (b)(1) to the Schedule TO-T which was filed by Euramax International, Inc. on October 20, 2003).

10.5	Letter Agreement, dated December 1, 1999, by and between Euramax International, Inc. and Mitchell B. Lewis.*
10.6	Letter Agreement, dated December 1, 1999, by and between Euramax International, Inc. and R. Scott Vansant.*
10.7	Separation Agreement and Release, dated November 15, 2002, by and between Euramax International, Inc. and Neil Bashore.*
10.8
Stock Purchase Agreement by and among Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Euramax International, Inc. and the Stockholders of Euramax International, Inc. noted therein, dated as of April 15, 2003. (Incorporated by reference to Exhibit 10.1 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.9
Securities Holders Agreement by and among Euramax International, Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Citicorp Venture Capital Ltd., The Continuing Investors identified therein and The Management Investors identified therein dated as of April 15, 2003. (Incorporated by reference to Exhibit 10.2 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.10
Advisory Agreement dated as of April 15, 2003 by and among Euramax International, Inc. and CVC Management LLC. (Incorporated by reference to Exhibit 10.3 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.11
Amendment No. 1, dated as of April 15, 2003, to the Executive Employment Agreement, dated as of October 1, 1999, by and between Euramax International, Inc. and J. David Smith. (Incorporated by reference to Exhibit 10.4 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.12
Euramax International, Inc. 2003 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.5 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.13
Restricted Stock Agreement dated April 15, 2003 between Euramax International, Inc. and J. David Smith. (Incorporated by reference to Exhibit 10.6 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.14
Restricted Stock Agreement dated April 15, 2003 between Euramax International, Inc. and Mitchell B. Lewis. (Incorporated by reference to Exhibit 10.7 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.15
Restricted Stock Agreement dated April 15, 2003 between Euramax International, Inc. and R. Scott Vansant. (Incorporated by reference to Exhibit 10.8 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.16
Form Restricted Stock Agreement for the Euramax International, Inc. 2003 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.9 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).

10.17
Form Non-Qualified Stock Option Agreement for the for the Euramax International, Inc. 2003 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.10 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.18
Amended and Restated Registration Rights Agreement dated as of June 12, 2003 by and among Euramax International, Inc., Citicorp Venture Capital Ltd., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC and CVC/SSB Employee Fund, L.P., and other stockholders of Euramax International, Inc. named therein. (Incorporated by reference to Exhibit 10.11 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.19
Letter Agreement dated April 15, 2003 between R. Scott Vansant and Euramax International, Inc. (Incorporated by reference to Exhibit 10.12 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.20
Letter Agreement dated April 15, 2003 between Mitchell B. Lewis and Euramax International, Inc. (Incorporated by reference to Exhibit 10.13 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.21
Euramax International, Inc. Supplemental Executive Retirement Plan dated April 15, 2003 for J. David Smith. (Incorporated by reference to Exhibit 10.14 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.22
Euramax International, Inc. Supplemental Executive Retirement Plan dated April 15, 2003 for Mitchell B. Lewis and R. Scott Vansant. (Incorporated by reference to Exhibit 10.15 in Euramax International, Inc.'s Quarterly Report on Form 10-Q which was filed on August 11, 2003).
10.23	Stock Purchase Agreement by and among Court Square Capital Limited and Euramax International, Inc., dated as of February 12, 2004.
12.1	Computation of Ratio of Earnings to Fixed Charges.*
21.1	Subsidiaries of Euramax International, Inc.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*
23.3	Consent of NautaDutilh (included in Exhibit 5.2).*
23.4	Consent of Baker & Daniels (included in Exhibit 5.3).*
23.5	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.4).*
23.6	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.5).*
23.7	Consent of Baker & Daniels (included in Exhibit 5.6).
24.1	Powers of Attorney (included on signature pages).*
25.1	Statement of Eligibility of JPMorgan Chase Bank on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*

99.3
Form of Letter to Holders of 8 1/2% Senior Subordinated Notes Due 2011 Concerning Offer For All Outstanding 8 1/2% Senior Subordinated Notes Due 2011 in Exchange for 8 1/2% Senior Subordinated Notes due 2011 of Euramax International, Inc. and Euramax International Holdings B.V. Which Have Been Registered Under the Securities Act of 1933, as amended.*
99.4
Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer For All Outstanding 8 1/2% Senior Subordinated Notes Due 2011 in Exchange for 8 1/2% Senior Subordinated Notes Due 2011 of Euramax International, Inc. and Euramax International Holdings B.V. Which Have Been Registered Under the Securities Act of 1933, as amended.*
99.5
Form of Letter to Clients Concerning Offer For All Outstanding 8 1/2% Senior Subordinated Notes Due 2011 in Exchange for 8 1/2% Senior Subordinated Notes Due 2011 of Euramax International, Inc. and Euramax International Holdings B.V. Which Have Been Registered Under the Securities Act of 1933, as amended.*
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*
Previously filed.

  (b)
  Financial Statement Schedules:

Euramax International, Inc.
Schedule II: Valuation and Qualifying Accounts
(In Thousands)

Description	Classification	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts (1)	Deductions (2)	Balance at end of period
For the year ended December 27, 2002
Allowance for doubtful accounts	A/R, net	$(3,938)	$177	$(179)	$427	$(3,513)
For the year ended December 28, 2001
Allowance for doubtful accounts	A/R, net	$(2,973)	$(1,764)	$61	$738	$(3,938)
For the year ended December 29, 2000
Allowance for doubtful accounts	A/R, net	$(2,934)	$(542)	$109	$394	$(2,973)
For the year ended December 27, 2002
Allowance for obsolete inventory	Inventories	$(3,284)	$(2,234)	$(286)	$1,977	$(3,827)
For the year ended December 28, 2001
Allowance for obsolete inventory	Inventories	$(3,276)	$(1,352)	$85	$1,259	$(3,284)
For the year ended December 29, 2000
Allowance for obsolete inventory	Inventories	$(4,126)	$(177)	$182	$845	$(3,276)
For the year ended December 27, 2002
Income tax valuation allowance	Deferred income taxes, long-term liability	$(2,525)	$(219)	—	—	$(2,744)
For the year ended December 28, 2001
Income tax valuation allowance	Deferred income taxes, long-term liability	$(1,632)	$(893)	—	—	$(2,525)
For the year ended December 29, 2000
Income tax valuation allowance	Deferred income taxes, long-term liability	$(595)	$(1,037)	—	—	$(1,632)

Note:

(1)
Changes due to foreign currency translation adjustment.

(2)
Write-off of bad debts, net of recoveries or write off of obsolete inventory.

        Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a)
  The undersigned registrants hereby undertake:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrants hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of the Euramax International, Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d)
  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this

    Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004.

EURAMAX INTERNATIONAL, INC.
By:	/s/ J. DAVID SMITH Name: J. David Smith Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. DAVID SMITH J. David Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2004
* R. Scott Vansant	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 23, 2004
* Stuart M. Wallis	Director	February 23, 2004
* Joseph M. Silvestri	Director	February 23, 2004
* Paul Drack	Director	February 23, 2004
* Richard Mayberry	Director	February 23, 2004
* Thomas F. McWilliams	Director	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004.

EURAMAX INTERNATIONAL HOLDINGS B.V.
By:	* Name: Robert Arthur Gérard Dresen Title: Managing Director of Euramax European Holdings B.V. which company is Managing Director of Euramax International Holdings B.V.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert Arthur Gérard Dresen	Managing Director of Euramax European Holdings B.V. which company is Managing Director of Euramax International Holdings B.V. (Principal Executive Officer) (Principal Financial and Accounting Officer)	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004.

AMERIMAX FABRICATED PRODUCTS, INC.
AMERIMAX BUILDING PRODUCTS, INC.
AMERIMAX COATED PRODUCTS, INC.
AMERIMAX RICHMOND COMPANY
AMERIMAX HOME PRODUCTS, INC.
AMERIMAX LAMINATED PRODUCTS, INC.
AMERIMAX DIVERSIFIED PRODUCTS, INC.
FABRAL HOLDINGS, INC.
FABRAL, INC.

By:	/s/ J. DAVID SMITH Name: J. David Smith Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. DAVID SMITH J. David Smith	President Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2004
* R. Scott Vansant	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 23, 2004
* Joseph M. Silvestri	Director	February 23, 2004
* Richard Mayberry	Director	February 23, 2004
* Thomas F. McWilliams	Director	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004

AMERIMAX FINANCE COMPANY, INC.
By:	/s/ J. DAVID SMITH Name: J. David Smith Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. DAVID SMITH J. David Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2004
* R. Scott Vansant	Chief Financial Officer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	February 23, 2004
* Mary Barnhill	Controller and Director	February 23, 2004
* Joan L. Dobrzynski	Treasurer, Secretary and Director	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004.

AMERIMAX UK, INC.
By:	* Name: David Pugh Title: Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David Pugh	Director (Principal Executive Officer)	February 23, 2004
* Ian Pittendreigh	Director and Company Secretary (Principal Financial and Accounting Officer)	February 23, 2004
* Paul Williams	Director	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 23, 2004.

BERGER HOLDINGS, LTD. BERGER FINANCIAL CORP. COPPER CRAFT, INC. WALKER METAL PRODUCTS, INC. BERGER BROS COMPANY
By:	/s/ J. DAVID SMITH Name: J. David Smith Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. DAVID SMITH J. David Smith	Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2004
* Mitchell B. Lewis	Executive Vice President	February 23, 2004
* R. Scott Vansant	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 23, 2004
*By:	/s/ J. DAVID SMITH J. David Smith Attorney-in-fact

QuickLinks

Table of Additional Registrants
SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2004
TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
THE EXCHANGE OFFER
EURAMAX
The Exchange Offer
Consequences of Exchanging Old Notes Pursuant to the Exchange Offer
The New Notes
Summary Historical and Pro Forma Consolidated Financial Data
RISK FACTORS
Risks Relating to the New Notes
Risks Relating to Our Business
USE OF PROCEEDS
CAPITALIZATION
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (UNAUDITED)
Pro Forma Condensed Consolidated Statement Of Earnings (Unaudited) (Thousands of U.S. Dollars)
Pro Forma Condensed Consolidated Statement of Earnings (Unaudited) (Thousands of U.S. Dollars)
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings (Thousands Of U.S. Dollars)
Pro Forma Condensed Consolidated Balance Sheets (Unaudited) (Thousands of U.S. Dollars)
Notes to Pro Forma Condensed Consolidated Balance Sheets (Thousands of U.S. Dollars)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
RELATED PARTY TRANSACTIONS
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL NETHERLANDS TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
Euramax International, Inc. and Subsidiaries Consolidated Statements Of Earnings (Thousands of U.S. Dollars)
Euramax International, Inc. and Subsidiaries Consolidated Balance Sheets (Thousands of U.S. Dollars Except Share Data)
Euramax International, Inc. and Subsidiaries Consolidated Statements of Changes in Equity (Thousands of U.S. Dollars)
Euramax International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Thousands of U.S. Dollars)
Euramax International, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Thousands of U.S. Dollars Except Share Data)
QUARTERLY FINANCIAL INFORMATION
Euramax International, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Thousands of U.S. Dollars) (Unaudited)
Euramax International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Thousands of U.S. Dollars) (Unaudited)
Euramax International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Thousands of U.S. Dollars) (Unaudited)
Euramax International, Inc. and Subsidiaries Notes to Condensed Consolidated Financial Statements (Thousands of U.S. Dollars) (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Euramax International, Inc. Schedule II: Valuation and Qualifying Accounts (In Thousands)
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES